Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
By and Among
CYBERARK SOFTWARE LTD.,
TRITON MERGER SUB, INC.,
VENAFI HOLDINGS, INC.
and
VENAFI PARENT, LP

Dated as of May 19, 2024

TABLE OF CONTENTS

ARTICLE I.

DEFINITIONS

Section 1.1	Definitions	2

ARTICLE II.

THE MERGER

ARTICLE III.

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

 ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

ARTICLE VII.

COVENANTS AND AGREEMENTS

ARTICLE VIII.

CONDITIONS TO THE MERGER

ARTICLE IX.

TERMINATION

Section 9.1	Termination	89
Section 9.2	Effect of Termination	90

ARTICLE X.

SURVIVAL AND REMEDIES

Section 10.1	No Survival of Representations, Warranties and Covenants	90
Section 10.2	Exclusive Remedy	90

ARTICLE XI.

GENERAL PROVISIONS

EXHIBITS

SCHEDULES

Company Disclosure Letter
Parent Disclosure Letter
Schedule I	Persons to Execute Restrictive Covenant Agreements
Schedule II	Persons to Execute Employment Agreements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 19, 2024 (this “Agreement”), is made by and among CyberArk Software Ltd., a company incorporated under the Laws of the State of Israel (“Parent”), Triton Merger Sub, Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“Merger Sub”),  Venafi Holdings, Inc., a Delaware corporation (the “Company”) and Venafi Parent, LP, a Delaware limited partnership (“Seller”, and collectively with Parent and Merger Sub, the “Parties”). Certain defined terms used herein have the meanings set forth in Article I.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company, comprised of shares of Company Class A Common Stock and Company Class B Common Stock (collectively, the “Company Shares”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company (the “Merger”), upon which Merger Sub will cease to exist, and the Company shall continue as the Surviving Corporation and a wholly owned subsidiary of CyberArk Software, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Direct Parent”), under the Laws of the State of Delaware;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its equityholders, (ii) authorized and approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and (iii) directed that this Agreement be submitted to the Seller as sole stockholder of the Company for its adoption and approval;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Share Issuance, are advisable and in the best interests of Parent and (ii) authorized and approved this Agreement and the transactions contemplated hereby, including the Merger and Share Issuance, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the board of directors of Direct Parent, in its capacity as the sole stockholder of Merger Sub, and the board of directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Merger Sub and Direct Parent, as applicable, and (ii) authorized and approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Seller is delivering to Parent a copy of a Restrictive Covenant Agreement with Parent in the form attached hereto as Exhibit A (the “Restrictive Covenant Agreement”) duly executed by each of the entities set forth on Schedule I;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each employee of the Company or its Subsidiaries set forth on Schedule II is entering into employment agreements with Parent or a Subsidiary of Parent (each, an “Employment Agreement”); provided, for the avoidance of doubt, the execution or effectiveness of the Employment Agreements shall not limit, or be a condition to the performance of, Parent’s obligations under this agreement; and

WHEREAS, immediately following the execution and delivery of this Agreement, the Seller shall execute and deliver to Parent a written consent adopting and approving this Agreement (the “Seller Stockholder Consent”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1      Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement and as follows:

“Action” means any action, suit, demand, arbitration, legal proceeding, enforcement proceeding, arbitration proceeding, claim, complaint, charge, examination, hearing, litigation, investigation, injunction, audit, petition or similar proceeding or formal investigation, whether civil, criminal or administrative, at law or in equity, by, before or involving any Governmental Authority.

 “Adjustment Amount” means the sum (which may be positive or negative) of (a) Estimated Closing Date Leakage Amount minus Closing Date Leakage Amount (as finally determined in accordance with Section 3.3(c)); plus (b) Estimated Closing Date Company Expenses minus Closing Date Company Expenses (as finally determined in accordance with Section 3.3(c)).

“Adjustment Escrow Account” shall have the meaning set forth in Section 3.2(c).

“Adjustment Time” means immediately prior to the Effective Time.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the Preamble.

“AI Technologies” means any of the Company’s or its Subsidiaries’ Technology in the deep learning, machine learning, natural language processing (or large language models) or other artificial intelligence fields, including any and all software or systems that make use of or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning.

“Anti-Corruption Laws” means any applicable domestic or international anti-bribery or anti‑corruption Laws, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act  2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any other law that prohibits bribery, kickbacks, or other corrupt conduct.

“Anti-Money Laundering Laws” means all Laws, regulations, rules or guidelines relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements; such as, without limitation, the Patriot Act, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related Laws of other jurisdictions any such Person and its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

“Antitrust Approvals” shall have the meaning set forth in Section 8.1(a).

“Antitrust Laws” means the Sherman Act of 1980, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ARR” means the Company’s 12-month value (or actual value for the purchase of a new product or expansion with a term of less than 12 months) of all recurring annual elements for product offerings considered generally available for sale, including active contracts for license subscriptions, annual maintenance, primary support engineers, machine identity management accelerator, technical account manager, training academy and all other recurring annual subscription-based offerings that the Company designates as eligible for annual recuring revenue treatment and excluding perpetual license fees, professional services, and trainings, in each case, calculated in accordance with the Company’s typical methodology for calculating such figures for internal purposes.

“Auditor” shall have the meaning set forth in Section 3.3(c).

“Benefits Continuation Period” shall have the meaning set forth in Section 7.10(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in New York or Israel are authorized or obligated by Law or executive order to close.

“Bylaws” shall have the meaning set forth in Section 2.5.

“Cash Purchase Price” means an amount equal to $856,000,000.

“Cash Consideration” shall have the meaning set forth in Section 3.1(b)(ii).

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“CFIUS” shall have the meaning set forth in Section 7.4(c).

“CFIUS Approval” means written notice from CFIUS indicating that (a) CFIUS has concluded that the transactions contemplated by this Agreement are not “covered transactions” subject to review under the DPA; (b) the review or investigation of the transactions contemplated by this Agreement by CFIUS has been concluded, and there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision on the transactions contemplated by this Agreement and either (i) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being announced or taken, or (ii) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“CFIUS Filings” shall have the meaning set forth in Section 7.4(c).

“Charter” shall have the meaning set forth in Section 2.5.

“Class B Units” means the Class B Units of the Seller outstanding as of the date hereof.

“Class B Units Loan” shall have the meaning set forth in Section 7.10(d).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Date Company Expenses” shall have the meaning set forth in Section 3.3(b).

“Closing Date Leakage Amount” shall have the meaning set forth in Section 3.3(b).

“Closing Date Statement” shall have the meaning set forth in Section 3.3(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Proposal” shall have the meaning set forth in Section 7.3.

“Company Benefit Plan” means any compensation or employee benefit plan program, policy, contract, agreement or other arrangement (whether or not such plan is subject to ERISA), including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and each other plan, program policy, practice, Contract, agreement or other arrangement providing for stock options, restricted shares, stock appreciation rights or other equity or equity-based compensation, deferred compensation, managers’ insurance, pension fund, medical benefit, employment, individual consulting, bonus, severance, retention, retirement, supplemental retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, termination, vacation pay, tuition reimbursement, gratuity, leave encashment, retrenchment, superannuation, provident fund, change-of-control, fringe, welfare or other employee benefit, in each case, whether or not funded, insured or self-funded, that is currently sponsored, maintained or contributed to, or currently required to be sponsored, maintained or contributed to, by the Company or its Subsidiaries, or under which the Company or any of its Subsidiaries has any Liability, but excluding any plan, program, fund or arrangement sponsored or maintained by any Governmental Authority.

“Company Board” shall have the meaning set forth in the Preamble.

“Company Class A Common Stock” means the Class A Common Stock of the Company, par value $0.001 per share.

“Company Class B Common Stock” means the Class B Common Stock of the Company, par value $0.001 per share.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party by which its assets are bound.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Expenses” shall have the meaning set forth in Section 3.4.

“Company Financial Statements” means (a) the audited consolidated balance sheet of Seller and its Subsidiaries as of December 31, 2023 and December 31, 2022, and the related audited consolidated statements of operations and comprehensive loss, member’s equity, and cash flows of Seller and its Subsidiaries for the fiscal years ended December 31, 2023 and December 31, 2022 and (b) the unaudited consolidated interim balance sheet of Seller and its Subsidiaries as of March 31, 2024, and the related unaudited consolidated interim statements of operations, member’s equity, and cash flows of Seller and its Subsidiaries for the three (3) months ended March 31, 2024.

“Company Intellectual Property” means any and all (i) Intellectual Property Rights that is owned, purported to be owned, used, held for use or practiced by the Company or any of its Subsidiaries (solely or jointly) and (ii) Intellectual Property Rights licensed to the Company by any Third Party.

“Company Lease” means any lease, sublease, sub-sublease, license, occupancy agreement, and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” means any fact, change, occurrence, event, effect, condition, development or circumstance (each, an “Effect”) which, individually or in the aggregate (i) does or would reasonably be expected to prevent, the Company and its Subsidiaries from consummating the Merger before the Termination Date or (ii) has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that solely in the case of clause (ii), in no event will any Effect relating to or resulting from, directly or indirectly, the following, alone or in combination, be deemed to constitute, or be taken into account in determining, whether there has been or will be, a Company Material Adverse Effect: (a) any change, effect or circumstance generally affecting the industries or markets in which the Company or any of its Subsidiaries operates; (b) any change or proposed change in any Law or GAAP or other accounting standards (or changes in interpretations or enforcement of any Law or GAAP or other accounting standards); (c) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general in the geographic areas in which the Company and its Subsidiaries operate (including changes in interest or exchange rates, stock, bond and/or debt prices); (d) any acts of God, natural disasters, earthquakes, hurricanes, terrorism, cyber terrorism (including a cyber-attack against or by a Governmental Authority), armed hostilities, war, epidemic, pandemic or disease outbreak (including COVID-19) or, in each case, any escalation or worsening thereof; (e) any failure by the Company or its Subsidiaries to meet estimates, budgets, plans, forecasts or projections of its revenues, earnings or other financial performance or results of operations (but not excluding any change, effect or circumstance giving rise to any such change or failure to the extent not otherwise excluded under this definition); (f) the performance, announcement or consummation of the transactions contemplated by this Agreement or any other Transaction Agreement, including the impact thereof on the relationships of the Company and its Subsidiaries with employees, suppliers, vendors, customers, partners, regulators, Governmental Authorities or other third Persons, provided that any effect of consummation of the transactions contemplated by this Agreement shall not affect the representations and warranties set forth in Section 4.5; (g) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (h) the identity of, or any facts or circumstances relating to, Parent or its Affiliates, their respective financing sources or investors; (i) the compliance by the Seller and the Company with the terms of this Agreement, including the taking of any action required by this Agreement or refraining from taking any action prohibited by this Agreement; (j) any action taken or refrained from being taken, in each case, to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement; (k) the availability or cost of equity, debt or other financing to Parent or its Affiliates; or (l) any breach of this Agreement (or any consequence thereof) by Parent, Merger Sub or any of their respective Affiliates, except, in the case of clauses (a), (b), (c), (d) or (g) to the extent such Effect impacts the Company and its Subsidiaries, taken as whole, in a disproportionate manner relative to other companies in the industries in which the Company and its Subsidiaries operate.

“Company Patent” shall have the meaning set forth in Section 4.16(c).

“Company Permits” shall have the meaning set forth in Section 4.6.

“Company Prepared Pre-Closing Income Tax Return” shall have the meaning set forth in Section 7.12(b).

“Company Products” means each and all products (including any and all applications (or “apps”), algorithms and other software, including cloud-based service offered via the Internet) and services, manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries has a written obligation to manufacture, make commercially available, market, distribute, support, sell, lease, import for resale, or license to any other person, in each case, (i) currently being distributed or (ii) that is in substantially final form and will be distributed within thirty (30) days following the date hereof (this clause (ii), a “Substantially Final Company Product”).

“Company Shares” shall have the meaning set forth in the Recitals.

“Company Trade Secrets” shall have the meaning set forth in Section 4.16(i).

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of December 6, 2023, by and between Venafi, Inc., a Delaware corporation, and Parent.

“Continuing Employees” shall have the meaning set forth in Section 7.10(a).

“Contract” means any binding contract, agreement, commitment, franchise, indenture, lease, purchase order or license, whether or not in writing.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Covered Person” means any holder of Company Shares or any Related Party (other than a Subsidiary of the Company) of such holder or any immediate family member of such holder or Related Party; provided that a transaction with any Person (other than the Seller or any of its Affiliates) at which an immediate family member of such holder or Related Party is an employee of such Person shall not be considered to be a transaction with such Covered Person unless (i) such immediate family member is a director, officer or greater than 1% equityholder of such Person, and (ii) such Person was actually known by the Company to be a Covered Person.

“Covered Taxes” means, with respect to the Company and its Subsidiaries, an amount (which shall not be less than zero in any jurisdiction or for any standalone taxpaying entity) equal to the unpaid Taxes of the Company and its Subsidiaries for any taxable period (or portion thereof) ending on or before the Lockbox Date (whether or not yet due and payable), determined (i) based on the historical practices and procedures (including any elections, methods of accounting, and other filing positions) of the Company and its Subsidiaries and only in jurisdictions where the Company and its Subsidiaries have historically filed Tax Returns for the type of Tax at issue or in which the Company or the relevant Subsidiary recently acquired nexus for the applicable Tax; (ii) excluding any reserves for contingent Tax or uncertain Tax positions that would otherwise be required to be established by GAAP; (iii) excluding any deferred Tax items, (iv) taking into account all payments made by (or credits received in lieu thereof) the Company or any its Subsidiaries on or prior to the Lockbox Date and (v) taking into account for the applicable income Tax purposes any income Tax deductions of the Company or its Subsidiaries resulting from the Company Expenses to the extent they are deductible at a “more likely than not” (or higher) level of comfort on or before the Closing Date and can be applied under applicable income Tax Law to offset or reduce (but not below zero) an income Tax liability of the Company or its Subsidiaries that would otherwise be a Covered Tax.

“Credit Agreement” means that certain Credit Agreement, dated as of December 31, 2020, by and among Venafi Buyer, LLC, Venafi, Inc., the lenders party thereto and Truist Bank, as administrative and collateral agent, as amended by Amendment No.1 to Credit Agreement, dated as of January 31, 2023 and as amended by Amendment No. 2 to Credit Agreement, dated as of March 28, 2023.

“Data” means any data, including data that is:  information, inputs, figures, facts, numbers, statistics, geographic and location information, Training Data, validation data, test data, or databases, in any form whether structured or unstructured.

“Data Partners” shall have the meaning set forth in Section 4.17(a).

“D&O Insurance” shall have the meaning set forth in Section 7.6(a).

“Determination Date” shall have the meaning set forth in Section 3.3(c).

“DGCL” means the General Corporation Law of the State of Delaware.

“Direct Parent” shall have the meaning set forth in the Recitals.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“DPA Act” shall have the meaning set forth in Section 1.1.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Electronic Data Room” means that certain electronic data room for Project Triton hosted by Box.

“Employment Agreement” shall have the meaning set forth in the Recitals.

“Employment Laws” shall have the meaning set forth in Section 4.22(a).

“Environmental, Health, and Safety Requirements” means all applicable and binding Laws concerning worker health and safety (solely as it relates to exposure to Hazardous Substances), pollution, or the preservation or protection of the environment, including all applicable Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, discharge, Release, threatened Release, or cleanup of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that currently is, or was at the relevant time in the last six (6) years, (a) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which the first Person is also a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the first Person or (c) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the first Person is also a member.

“Escrow Agent” shall have the meaning set forth in Section 3.2(c).

“Escrow Agreement” shall have the meaning set forth in Section 3.2(c).

“Estimated Cash Consideration” means the sum of (a) the Cash Purchase Price, minus (b) the Estimated Closing Date Leakage Amount, minus (d) the Estimated Closing Date Company Expenses.

“Estimated Closing Date Company Expenses” shall have the meaning set forth in Section 3.3(a).

“Estimated Closing Date Leakage Amount” shall have the meaning set forth in Section 3.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” shall have the meaning set forth in Section 3.1(a).

“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the Export Control Reform Act of 2018 (50 U.S.C § 4801), the International Emergency Economic Powers Act (50 U.S.C. § 1701), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), and (b) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with the Laws of the United States.

“Financing” shall have the meaning set forth in Section 7.20(a).

“FIRPTA Certificate” shall have the meaning set forth in Section 2.2(b)(v).

“Fraud” means an intentional and knowing misrepresentation by a party hereto in the making of a representation or warranty contained in Article IV, Article V or Article VI of this Agreement or in any certificate executed and delivered by such party pursuant to the terms of this Agreement, that constitutes actual (and not constructive or equitable) common law fraud under the laws of the State of Delaware. A party hereto will be liable for or as a result of Fraud only if such party had actual (and not constructive) knowledge of such Fraud.

“Fundamental Company Representations” shall have the meaning set forth in Section 8.2(a).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means, as applicable, (a) the articles of association, certificate of formation or incorporation and the bylaws of a corporation, company or other corporate entity, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership, (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person, and (f) any amendment to (including any amendment and restatement of) any of the foregoing.

“Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, teaming agreement, joint venture, grant, cooperative agreement, other transactional authority agreement, or change order) between the Company or any of its Subsidiaries, on one hand, and (a) any Governmental Authority or (b) any contractor of a Governmental Authority (at any tier) in its capacity as a contractor, on the other hand. A purchase, task, or delivery order issued under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Official” means (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Authority, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Authority, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Authority (including any independent regulator), (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (f) any candidate for public office.

“Governmental Authority” means any federal, state or local, municipal, foreign or other government, or any political subdivision thereof, or any governmental, regulatory, judicial or administrative authority, agency, board, bureau, branch, department, division, official, commission, court or tribunal, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Substance” means substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, “radioactive materials”, “petroleum”, “petroleum by-product”, or words of similar import and regulatory effect under any applicable Environmental, Health, and Safety Requirement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money (including accrued breakage fees, accrued and unpaid “payable in kind (PIK)” interest and accrued and unpaid cash interest) (ii) all obligations of such Person evidenced by bonds, debentures or notes (other than any surety bonds, performance bonds, or similar instruments); (iii) all obligations of such Person in respect of letters of credit, surety bonds, performance bonds, or similar instruments, in each case solely to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) all obligations of such Person for the deferred purchase price of property or services (other than trade debt, trade payables and short-term accruals incurred in the Ordinary Course of Business), including any so-called “earn-out” or similar payments (contingent or otherwise) in respect thereof; (v) net obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments that will be payable upon termination thereof (assuming they were terminated on the date of determination); (vi) any accrued or earned bonuses, vacation and paid time off, together with the employer portion of any applicable payroll and similar Taxes imposed in connection therewith; (vii) any outstanding severance and restructuring obligations with respect to terminations that occurred prior to the Lockbox Date, together with the employer portion of any applicable payroll and similar Taxes imposed in connection therewith; (viii) all obligations of such Person in respect of guaranties, in any manner, or similar arrangements of all or any part of any Indebtedness of any other Person; (ix) any Indebtedness of others secured by a Lien on property or assets of such Person, whether or not the Indebtedness secured thereby has been assumed; (x) any Covered Taxes; and (xi) any breakage, prepayment and redemption premiums or penalties, unpaid fees or expenses related to any of the foregoing and breakage costs and other costs and expenses incurred as a result of the payment or prepayment of any of the foregoing as of the date of determination.

“Insurance Policies” shall have the meaning set forth in Section 4.23.

“Intellectual Property Rights” means any and all intellectual property, intellectual property rights and related proprietary rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, both statutory and common law rights, whether held for use under license, whether registered or unregistered, including without limitation, the following: (i) patents and patent applications, including any and all divisionals, continuations, continuations-in-part, provisionals or reissues of patent applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions thereof, any counterparts claiming priority therefrom, of any of the foregoing, (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, such rights in logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof (“Marks”), (iii) Internet domain names, uniform resource locators and social media handles and accounts, (iv) copyrights, such rights in works of authorship, mask works and moral rights and any registrations, applications, renewals, extensions and reversions of any of the foregoing, (v) trade secrets and rights in confidential and proprietary information, know-how, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, research and development, Data, specifications, processes, inventions and invention disclosures (whether patentable or not and whether reduced to practice or not) and improvements, in each case, excluding any of the foregoing that comprise or are protected by issued patents or published patent applications (“Trade Secrets”), (vi) rights in Software and Technology, and (vii) rights in and to AI Technologies and (viii) rights in all tangible embodiments of the foregoing.

“International Employee Plan” shall have the meaning set forth in Section 4.15(j).

“IP Assignment Agreement” shall have the meaning set forth in Section 4.16(h).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” shall have the meaning set forth in Section 4.16(r).

“Key Employee” means any employee of the Company or any of its Subsidiaries whose annual base salary is $250,000 or more.

“Knowledge” means (i) with respect to the Company, the actual knowledge after due inquiry of the individuals set forth in Section 1.1(i) of the Company Disclosure Letter, and (ii) with respect to Parent or Merger Sub, the actual knowledge after due inquiry of the individuals set forth in Section 1.1(i) of the Parent Disclosure Letter.

“Labor Contract” shall have the meaning set forth in Section 4.20(a)(xi).

“Law” means any and all domestic (federal, state or local) or foreign laws, including statutes, codes, ordinances, rules, regulations, or common law of any Governmental Authority and Orders.

“Leakage Amount” means without duplication, in each case, to the extent paid or incurred by or on behalf of the Company or its Subsidiaries after the Lockbox Date and prior to the Closing, the sum of any amounts in respect of (i) any dividend or distribution declared, paid or made, any return of capital or other distribution of profits or assets, in each case by or on behalf of the Company to or for the benefit of a Covered Person, (ii) any gifts or similar unearned payments made to or for the benefit of a Covered Person, (iii) the transfer of any assets to, or liabilities assumed or incurred for the benefit of, or otherwise paid or satisfied on behalf of, a Covered Person, in each case in excess of the consideration therefor, (iv) any payment of any nature (including any management, monitoring, service or directors’ fees, bonus or other compensation) made or agreed to be made by or on behalf of the Company or any of its Subsidiaries to or for the benefit of a Covered Person, (v) the waiver, release, discount or cancellation by the Company or any of its Subsidiaries of, or agreement to waive, release, discount or cancel any amount owed to the Company or any of its Subsidiaries by any Covered Person or by any employee of the Company or any of its Subsidiaries, (vi) the creation of any Lien over the assets or equity interests of the Company or any of its Subsidiaries in favor of, or for the benefit of, any Covered Person, (vii) the redemption, repurchase or other acquisition of Company Shares or equity interests issued by any Subsidiary of the Company, (viii) any payment of Company Expenses (excluding any Company Expenses that are paid at the Closing in accordance with Section 3.4), (ix) any agreement or arrangement giving effect to the foregoing clauses (i) to (viii), and (x) the out-of-pocket costs and expenses (including Taxes, which, for the avoidance of doubt, shall include any Taxes payable by the Company or its Subsidiaries that arise in connection with the forgiveness of any Class B Units Loan, and any withholding obligations of the Company or its Subsidiaries, on a grossed up basis to the extent such withholding obligations are not satisfied by the applicable employee party to a Class B Units Loan, that arise in connection with the forgiveness of any Class B Units Loan) incurred by the Company or any of its Subsidiaries in connection with any of the matters referred to in the foregoing clauses (i) to (ix). Notwithstanding the foregoing or anything contained herein to the contrary, the Leakage Amount shall not include (a) Permitted Leakage, (b) any action or matter taken by or on behalf of the Company or any of its Subsidiaries at the written direction of Parent and (c) any payments (regardless of form) made to any Covered Persons that are employees and agents in their capacities as such (x) in the Ordinary Course of Business as consideration for services rendered or expense reimbursement or (y) otherwise pursuant to agreements set forth on Section 1.1(ii) of the Company Disclosure Letter and made available to Parent.

“Leased Real Property” shall have the meaning set forth in Section 4.21(b).

“Liability” means any liability, obligation, commitment, expense, deficiency, guaranty or endorsement of or by any Person, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.

“Lien” means any mortgage, license, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Lockbox Date” means March 31, 2024.

“Malicious Code” means any “virus”, “worm”, “time bomb”, “key-lock”, “back door”, “trap door”, “drop dead device”, “Trojan horse”, “spyware”, “malware”, “ransomware”, or “adware” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding or impairing in any manner the operation of, or providing unauthorized access to, any computer system, software, firmware, programs, hardware or other equipment, communication, network or other device, or (ii) damaging, altering, destroying or otherwise compromising the security, integrity or accessibility of any Data or file thereon.

“Material Company Contract” shall have the meaning set forth in Section 4.20.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Nasdaq” means The Nasdaq Global Select Market.

“Nonrecourse Party” means each past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing.

“Notice” shall have the meaning set forth in Section 7.4(c).

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Open Source Software” means any Software or its derivatives in any manner (in whole or in part) of which the source code is provided or made available to the public for at least the access and use by others under any licensing terms and conditions that permit recipients of the Software to copy, modify and distribute the Software’s source code, including but not limited to any Software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license requires source code to be distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property Rights, including, without limitation, any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative, and any similar license or distribution model.

“Order” means any writ, decree, decision, consent, stipulation, award, order, judgment, injunction, temporary restraining order or other order of, by or with any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its Subsidiaries, consistent with past practice.

“Owned Intellectual Property” means Company Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Arrangements” shall have the meaning set forth in Section 7.11.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Equity Plans” means Parent’s 2014 Share Incentive Plan and 2020 Employee Share Purchase Plan, as amended.

“Parent Ordinary Shares” means the ordinary shares of Parent, par value NIS$0.01 per share.

“Parent Disclosure Letter” shall have the meaning set forth in Article VI.

“Parent R&W Insurance Policy” means an insurance policy issued in favor of Parent with respect to the representations and warranties of the Company set forth in this Agreement.

“Parent Released Person” shall have the meaning set forth in Section 11.16.

“Parent Releasing Person” shall have the meaning set forth in Section 11.16.

“Parent Released Claims” shall have the meaning set forth in Section 11.16.

“Parent SEC Documents” shall have the meaning set forth in Section 6.8.

“Patent Applications” shall have the meaning set forth in Section 4.16(a).

“Patriot Act” means the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Paying Agent” means Acquiom Clearinghouse LLC.

“Payoff Amount” shall have the meaning set forth in Section 7.15.

“Payoff Letter” shall have the meaning set forth in Section 7.15.

“Payor” shall have the meaning set forth in Section 3.5.

“Permitted Leakage” means, with respect to the Company or any of its Subsidiaries, (i) any payment or action which Parent agrees in writing constitutes Permitted Leakage, (ii) any payments or provision of compensation or benefits (including bonuses, commissions, incentive payments, severance, termination pay, retention bonuses or similar amounts) to any directors, managers, officers, employees, consultants or other service providers of such Person in the Ordinary Course of Business of such Person, including the employer portion of all Taxes due thereon, in each case, (x) in compliance with the terms of this Agreement and (y) other than to the extent such payment would constitute a Company Expense, (iii) (x) reimbursement of expenses of an employee, director, manager, officer, consultant or other service provider of such Person in the Ordinary Course of Business of such Person and in accordance with any applicable policies of the Company and its Subsidiaries or (y) advances of expenses of an employee, director, or officer to the extent required by any Contract with such employee, director or officer, (iv) any payment by the Company or any of its Subsidiaries to the Company or any of its other Subsidiaries, (v) any indemnification of, and related advances for expenses to, such Person’s directors, managers and officers pursuant to the Company’s and its Subsidiaries’ Governing Documents (or any written indemnification agreement set forth on Section 1.1(iii) of the Company Disclosure Letter and made available to Parent) as in effect as of the date hereof, including any premiums payable in relation to the insurance coverage related thereto, (vi) any arms’ length payments to or transactions with any portfolio company of a Covered Person pursuant to commercial agreements (x) set forth on Section 1.1(iv) of the Company Disclosure Letter, or (y) in the Ordinary Course of Business for bona fide products or services in an annual aggregate amount not to exceed $812,000, provided in each of (x) and (y) that such agreement was entered into prior to the date hereof, (vii) all payments to be made pursuant to Article III (including any Company Expenses), (viii) payment or accrual of any liability specifically accounted for in the Company Financial Statements as of the Lockbox Date and (ix) any Taxes payable by the Company or any of its Subsidiaries in connection with any of the matters described in any of clauses (i) through (viii) of this definition.

“Permitted Liens” means (a) any Lien for Taxes or utilities not yet due or delinquent, or, in the case of Taxes, Liens for Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established on the Company Financial Statements in accordance with GAAP, (b) Liens on or relating to real property (including easements, covenants, rights of way, zoning and other land use restrictions and similar restrictions) that (i) are matters of record, (ii) are imposed by any Governmental Authority having jurisdiction thereon or by Law or otherwise or typical for the applicable property type and locality, (iii) would be disclosed by a current, accurate survey or physical inspection of such real property, or (iv) do not materially interfere with the present uses of such real property, (c) construction, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business, (d) Liens constituting a lease, sublease or occupancy agreement that gives any Person any right to occupy any real property, (e) purchase money Liens or Liens securing rental payments under capital lease arrangements, (f) Liens which are set forth in any permits, licenses, governmental authorizations, registrations or approvals that have been disclosed to Parent prior to the date hereof, (g) non-exclusive licenses to Intellectual Property Rights granted in the Ordinary Course of Business and (h) Liens identified in Section 1.1(v) of the Company Disclosure Letter.

“Person” means an individual, a corporation (including non-for-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, association, Governmental Authority, unincorporated organization, trust or any other entity of any kind or nature.

“Personal Information” means any information or Data, in any form, that (a) is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household, including name, identification number, location Data, online identifier, address, telephone number, Internet protocol address, customer or account number, browsing history, search history or other website, application or online activity or usage Data, biometric Data, personal information reflected in photographs or video,  or any other piece of information that alone or in combination with other information allows the identification of a natural Person and/or (b) is otherwise considered “personally identifiable information”, “personal data”, “personal information”, “protected health information”, “nonpublic personal information” and/or any similar term under applicable Laws and/or Privacy Requirements.

“Price Adjustment Escrow Cash Amount” shall have the meaning set forth in Section 3.2(c).

“Privacy Laws” means all Laws, and legally binding guidance, guidelines or standards, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to cybersecurity, privacy, Processing of Personal Information, data breach notification, Social Security number protection, website and mobile application Privacy Policies and practices, the Processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, consumer protection, advertising or marketing, or email, text message, or telephone communications, including the General Data Protection Regulation (EU 2016/679) (“GDPR”), the e-Privacy Directive (Directive 2002/58/EC), any national laws which implements the GDPR and the e-Privacy Directive, the UK Data Protection Act 2018 (“DPA Act”), the UK General Data Protection Regulation as defined by the DPA Act as amended by the Data Protection, Privacy and Electronic Communications (etc.) (EU Exit) Regulations 2019 (together with the DPA Act, the “UK GDPR”), and the Privacy and Electronic Communications Regulations 2003, and together with any subordinate or related legislation made under any of the foregoing and all legally binding guidance issued by the any supervisory authority or similar body including, the European Data Protection Board (as applicable), the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Illinois Biometric Information Act, the California Consumer Privacy Act (“CCPA”) and any Laws enacted and in effect in other U.S. states including the Colorado Privacy Act, the Connecticut Data Privacy Act and the Virginia Consumer Data Protection Act (such laws, with the CCPA, collectively the “U.S. Privacy Laws”), and the Payment Card Industry Data Security Standard.

“Privacy Policy” means all published policies, notices, statements, and procedures relating to Personal Information and/or the privacy, security or operation of any IT Assets (and all Data stored, transmitted, or processed thereby).

“Privacy Requirements” shall have the meaning set forth in Section 4.17(a).

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Protected Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Protected Information, and/or is considered “processing” by any applicable Laws and/or Privacy Requirements.

“Protected Information” means (a) Personal Information, (b) any trade secrets owned by the Company, a Subsidiary of the Company or a customer that is Processed by or on behalf of the Company in electronic form through IT Assets and (c) any sensitive or confidential third party information which the Company is contractually bound to keep confidential.

“PTO” shall have the meaning set forth in Section 4.16(a).

“Registered Company Intellectual Property” means all Owned Intellectual Property that has been issued by, registered with, or the subject of an application filed with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office, private domain name registrar, or any similar office or agency anywhere in the world.

“Registration Rights Agreement” means the Registration Rights Agreement by and between Parent and the Seller, in the form attached hereto as Exhibit B.

“Regulatory Filing” means any filing or submission made to the requesting Governmental Authority in connection with the Antitrust Approvals or CFIUS Approval.

“Related Party” of a Person means such Person and its shareholders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents.

“Related Party Agreements” shall have the meaning set forth in Section 4.24.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Remedies Exception” shall have the meaning set forth in Section 4.20(b).

“Representatives” means, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors (in their capacity as such), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Requisite Company Stockholder Approval” means the affirmative votes of the holders of a majority of the Company Shares voting to approve this Agreement and the transactions contemplated hereby, including the Merger.

“Sanctioned Country” means a country or territory that is the target of comprehensive Sanctions (at the time of this Agreement being Iran, Cuba, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person, at any time, that is the target of Sanctions, including (a) a Person listed in any Sanctions-related list of designated or sanctioned Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person, directly or indirectly, 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Governmental Authorities, including those administered by the U.S. Government through OFAC or the U.S. Department of State, the European Union or its Member States, Her Majesty’s Treasury of the United Kingdom, or the United Nations Security Council.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 83(b) Election” shall have the meaning set forth in Section 4.15(n).

“Section 280G” shall have the meaning set forth in Section 7.11.

“Section 280G Vote” shall have the meaning set forth in Section 7.11.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Releasing Person” shall have the meaning set forth in Section 11.16.

“Seller Released Person” shall have the meaning set forth in Section 11.16.

“Seller Released Claims” shall have the meaning set forth in Section 11.16.

“Seller Stockholder Consent” shall have the meaning set forth in the Recitals.

“Share Amount” means an amount equal to 2,285,076 Parent Ordinary Shares.

“Share Consideration” shall have the meaning set forth in Section 3.1(b)(i).

“Shared Filing Fees” shall have the meaning set forth in Section 7.4(f).

“Share Issuance” means the issuance by Parent of the Share Consideration.

“Software” means all (a) computer programs and other software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or other form, (b) databases and other computerized compilations, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” of any Person, means any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” means any and all direct and indirect taxes and other charges in the nature of a tax (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority including taxes on or with respect to income, branch profits, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, Medicare, social security, National Insurance Contribution or other social insurance contribution; taxes in the nature of excise, severance, occupation, premium, withholding, ad valorem, stamp, transfer, license, environmental, unemployment, disability, registration, value added, or gains taxes and customs duties, tariffs, alternative or add-on minimum or estimated tax and similar charges or other tax of any kind whatsoever. The term “Tax” shall include in each case with respect to the foregoing, any interest, penalty or other addition to such amounts.

“Tax Authority” means any Governmental Authority responsible for the imposition, collection or, administration of matters pertaining to Taxes.

“Tax Returns” means returns, reports, filings, elections, declarations or other information or information statements, including any amendments, schedule or attachment thereto, with respect to Taxes filed or required to be filed with any Tax Authority.

“Technology” means (a) all (i) works of authorship (including software, firmware, and middleware in source code and executable code form, architecture, databases, plugins, libraries, application programming interfaces, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical Data and information, Trade Secrets and know-how; (iv) databases, Data compilations and collections, and customer and technical Data, (v) methods and processes, and (vi) devices, prototypes, designs, specifications and schematics and (b) tangible items constituting, disclosing, embodying or from which any Company Intellectual Property was derived, including all versions thereof.

“Termination Date” shall have the meaning set forth in Section 9.1(b)(i).

“Third Party” means any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Top Customers” shall have the meaning set forth in Section 4.19.

“Top Suppliers” shall have the meaning set forth in Section 4.19.

“Training Data” means any Data the Company has used to train or improve the Company’s or any of its Subsidiaries’ AI Technologies.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Employment Agreements, the Restrictive Covenant Agreements, and the Confidentiality Agreement.

“Transfer Tax” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax (and any interest, penalty, or addition with respect thereto). For the avoidance of doubt, “Transfer Taxes” shall not include Taxes measured by gross or net income or capital gains.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time.

“Union” means any labor union, works council, labor organization, or similar labor organization or employee representative body.

“WARN Act” shall have the meaning set forth in Section 4.22(e).

“Willful Breach” shall have the meaning set forth in Section 9.2.

ARTICLE II.

THE MERGER

Section 2.1      The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”) as a wholly-owned direct subsidiary of Direct Parent.

Section 2.2      Closing.

(a)          The closing of the transactions contemplated hereby, including the Merger (the “Closing”), will take place at the offices of Latham & Watkins LLP in New York, New York or remotely by exchange of electronic documents and signatures at 8:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or (to the extent permitted by Law) waiver of each of the conditions set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions); provided, that the Closing shall not occur prior to August 22, 2024 without Parent’s and the Seller’s prior written consent. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)          At or prior to the Closing, the Company shall deliver to Parent:

(i)          the Escrow Agreement duly executed by the Seller;

(ii)          the Registration Rights Agreement duly executed by the Seller;

(iii)          the Payoff Letter as contemplated by Section 7.15;

(iv)          written resignations of the directors and officers, as applicable, of the Company and each of its Subsidiaries as requested by Parent no later than five (5) days prior to the Closing Date;

(v)          (A) an IRS Form W-9 duly executed by Seller, and (B) a certificate and an IRS notice, conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and certifying that interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Code, in each case, in form and substance set forth on Exhibit C (collectively, the “FIRPTA Certificate”);

(vi)          evidence of termination of the Related Party Agreements as contemplated by Section 7.14; and

(vii)          the Leakage Certificate, in the form of Exhibit D duly executed by an authorized officer of the Company.

(c)          At the Closing, Parent shall deliver to the Company:

(i)          the Escrow Agreement duly executed by the Escrow Agent and Parent; and

(ii)          the Registration Rights Agreement duly executed by Parent.

Section 2.3      Effective Time. Concurrently with the Closing, the Company and Merger Sub shall cause a certificate of merger in the form attached hereto as Exhibit E and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. The date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as agreed by Parent and the Company and specified in the Certificate of Merger is referred to in this Agreement as the “Effective Time.”

Section 2.4      Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, Liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, Liabilities, debts and duties of the Surviving Corporation.

Section 2.5      Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 7.6, at the Effective Time, the Parties shall cause (a) the certificate of incorporation of the Surviving Corporation to be amended and restated in its entirety to read the same as the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be the name of the Company immediately prior to the Effective Time (the “Charter”), until thereafter amended as provided therein or in accordance with applicable Law and (b) the bylaws of the Surviving Corporation to be amended and restated in their entirety to read the same as the bylaws of Merger Sub immediately prior to the Effective Time, except that the bylaws shall reflect the name of the Surviving Corporation in accordance with clause (a) (the “Bylaws”).

Section 2.6      Board of Directors. The Parties shall take all actions necessary to cause at the Effective Time, the members of the board of directors of Merger Sub immediately prior to the Effective Time shall become the members of the board of directors of the Surviving Corporation, each to hold office in accordance with the Charter until his or her respective successor shall have been duly elected, designated or qualified, or until his or her earlier death, incapacitation, retirement, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.7      Officers. The Parties shall take all actions necessary to cause immediately following the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, incapacitation, retirement, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE III.

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1      Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)          Cancellation of Excluded Shares. Each Company Share held by the Company or any Subsidiary of the Company (each of such Company Shares, an “Excluded Share” and collectively, the “Excluded Shares”), in each case, immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)          Conversion of Company Shares. All Company Shares issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares canceled pursuant to Section 3.1(a)) shall be automatically converted into the right to receive:

(i)          an aggregate number of duly authorized, validly issued, fully paid and non-assessable Parent Ordinary Shares equal to the Share Amount (the “Share Consideration”); and

(ii)          an aggregate amount in cash, equal to the Estimated Cash Consideration (as adjusted by Section 3.3(d), the “Cash Consideration” and together with the Share Consideration, the “Merger Consideration”).

The Company Shares to be converted as provided in this Section 3.1 shall, by virtue of the Merger and without any action on the part of Seller, as the sole holder of all of the Company Shares issued and outstanding immediately prior to the Effective Time, be automatically canceled and shall cease to exist, and Seller shall cease to have any rights with respect to such Company Shares other than the right to receive for such Company Shares the Merger Consideration.

(c)          Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and constitute the only issued and outstanding shares of the Surviving Corporation.

(d)          Adjustments. Notwithstanding anything in this Agreement to the contrary, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number or character of outstanding Parent Ordinary Shares shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Share Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.1(d) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement (including, for the avoidance of doubt, Section 7.1).

Section 3.2      Closing Payments. At the Closing, on the terms and subject to the conditions set forth in this Agreement:

(a)          Payment of Estimated Cash Consideration. Parent shall deliver, or cause to be delivered to the Seller (or to the Paying Agent at the Seller’s direction), as the sole holder of all of the Company Shares issued and outstanding immediately prior to the Effective Time, an amount in cash equal to the Estimated Cash Consideration less the Price Adjustment Escrow Cash Amount, by wire transfer of immediately available funds to the account(s) designated by Seller (which account(s) shall be designated by Seller to Parent in writing at least five (5) Business Days prior to the Closing Date).

(b)          Issuance of Share Consideration. Parent shall issue and deliver to the Seller, as the sole holder of all of the Company Shares issued and outstanding immediately prior to the Effective Time, the Share Consideration, duly authorized, validly issued, fully paid and non-assessable and not subject to any option, call, preemptive, subscription or other similar rights and free and clear of all Liens, other than restrictions on transfer imposed by applicable federal and state securities Laws and under the Governing Documents of Parent, and the Registration Rights Agreement. Parent shall deliver to the Seller evidence of the issuance of the Share Consideration in book-entry form. Parent shall cause its transfer agent to take such actions as are necessary to give effect to the issuance of the Share Consideration at the Closing.

(c)          Deposit of the Price Adjustment Escrow Cash Amount. Parent shall deposit, or cause to be deposited, with Acquiom Clearinghouse LLC (the “Escrow Agent”) an amount in cash equal to $10,000,000 (the “Price Adjustment Escrow Cash Amount”), by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent at least three (3) Business Days prior to the Closing Date, which amount shall be held in trust in a separate account (the “Adjustment Escrow Account”), pursuant to the terms an escrow agreement, to be entered into at Closing among the Seller, Parent and the Escrow Agent, substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”) .

Section 3.3      Adjustment.

(a)          Estimated Cash Consideration. Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a written statement setting forth its good faith estimate of (1) the Estimated Cash Consideration, (2) the Closing Date Leakage Amount (“Estimated Closing Date Leakage Amount”), and (3) the Closing Date Company Expenses (“Estimated Closing Date Company Expenses”). The Company shall prepare the foregoing estimates in good faith with reasonable detail and, following the delivery of such estimates and prior to the Closing, upon Parent’s written request, shall provide Parent with reasonable access during normal business hours (and in a manner that does not unduly interfere with the normal business operations of the Company or its Subsidiaries) to the relevant books and records pertaining to or used in connection with the preparation of such estimates. The Company will consider in good faith any reasonable comments by Parent to the estimates provided in accordance with this Section 3.3(a); provided, that in the event of a disagreement with respect to such estimates, the Company’s estimates shall be final for purposes of the Closing.

(b)          As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereof, Parent shall prepare and deliver to the Seller a written statement setting forth its good faith estimate of (i) a calculation of the Leakage Amount as of the Adjustment Time (“Closing Date Leakage Amount”), (ii) a calculation of the aggregate amount of all Company Expenses as of the Adjustment Time (“Closing Date Company Expenses”) and (iii) the resulting Adjustment Amount (the foregoing clauses (i)-(iii), collectively, the “Closing Date Statement”). Parent shall prepare the Closing Date Statement in good faith with reasonable detail and, following Parent’s delivery of the Closing Date Statement, Parent shall provide Seller and its Representatives reasonable access during normal business hours (and in a manner that does not unduly interfere with the normal business operations of Parent or its Subsidiaries) to the relevant books and records pertaining to or used in connection with the preparing of the Closing Date Statement and Parent’s calculations reflected therein (subject to the execution of customary work paper access letters, if requested) as may be reasonably requested by Seller in connection with its review of the Closing Date Statement.

(c)          If Seller disagrees with the calculation of any items set forth in the Closing Date Statement, it shall notify Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement and its calculation of the Closing Date Leakage Amount and/or the Closing Date Company Expenses, as applicable, within thirty (30) days after its receipt of the Closing Date Statement. In the event that the Seller does not provide such a notice of disagreement within such thirty (30)-day period, the Seller shall be deemed to have accepted the calculation of the Closing Date Leakage Amount and the Closing Date Company Expenses delivered by Parent which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Parent and Seller shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Leakage Amount and/or the Closing Date Company Expenses. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing (which firm does not have any material conflicts with respect to Parent, Seller or their respective Affiliates) as may be mutually selected and agreed upon by Parent and Seller (the “Auditor”) shall resolve any disagreements that were presented in Seller’s notice of disagreement and remain unresolved. Each of Parent and Seller shall promptly after engagement of the Auditor provide their assertions regarding the Closing Date Leakage Amount and/or the Closing Date Company Expenses, as applicable, in writing to the Auditor and to each other and each of Parent and Seller shall reasonably cooperate with the Auditor. The Auditor shall be instructed to render its determination with respect to only such disagreements as soon as reasonably practicable (which Parent and Seller agree shall not be later than the later of the date that is forty-five (45) days following the date on which the Auditor is retained or the date provided in the Auditor’s engagement letter). The Auditor shall act only as an expert and not as an arbitrator, and shall base its determination solely on (i) the written submissions of Parent and Seller and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Leakage Amount and/or the Closing Date Company Expenses require adjustment (only with respect to the remaining disagreements that were included in Seller’s notice of disagreement and submitted to the Auditor) in order to be determined in accordance with Section 3.3(b) (including the definitions of the defined terms used in Section 3.3(b)). Neither Parent, the Seller nor any of their respective Affiliates or Representatives shall have any ex parte conversations or meetings with the Auditor in connection with any dispute submitted pursuant to this Section 3.3(c) without the prior consent of the other Party. The determination of the Auditor for each item of disagreement submitted to it shall (x) be within the range of values assigned to such item by Parent and Seller in their respective written assertions to the Auditor and (y) be final, conclusive and binding on the parties (absent Fraud or manifest error). The date on which the Closing Date Leakage Amount and the Closing Date Company Expenses are finally determined in accordance with this Section 3.3(c) is hereinafter referred to as the “Determination Date”. All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne between Parent, on the one hand, and Seller on the other, based on the percentage which the portion of the total contested amounts submitted to the Auditor and not awarded to such party as determined by the Auditor bears to the total amounts contested by the parties and submitted to the Auditor.

(d)          If the Adjustment Amount is a positive number, then the Cash Consideration shall be increased by the Adjustment Amount up to a maximum of the Price Adjustment Escrow Cash Amount and the Adjustment Amount shall be paid in accordance with Section 3.3(e), up to a maximum of the Price Adjustment Escrow Cash Amount. If the Adjustment Amount is a negative number, then the Cash Consideration shall be decreased by the absolute value of the Adjustment Amount up to a maximum of an amount equal to the amount of the Price Adjustment Escrow Cash Amount and the Adjustment Amount shall be paid in accordance with Section 3.3(f), up to a maximum of an amount equal to the amount of the Price Adjustment Escrow Cash Amount.

(e)          If the Adjustment Amount is a positive number, then:

(i)          Parent shall deliver (or cause to be delivered) within three (3) Business Days following the Determination Date to (or as directed by) Seller a cash payment in an amount equal to the Adjustment Amount, up to a maximum amount equal to the amount of the Price Adjustment Escrow Cash Amount; and

(ii)          Seller and Parent shall each, within three (3) Business Days following the Determination Date, deliver a joint written instruction directing the Escrow Agent to release from the Adjustment Escrow Account to (or as directed by) Seller a cash payment in an amount equal to the Price Adjustment Escrow Cash Amount.

Neither Parent nor Merger Sub shall be liable, and the Seller and its equityholders will not look to Parent or Merger Sub, to the extent the Adjustment Amount exceeds an amount equal to the amount of the Price Adjustment Escrow Cash Amount.

(f)          If the Adjustment Amount is a negative number, then Seller and Parent shall each, within three (3) Business Days after the Determination Date, direct the Escrow Agent to:

(i)          pay to Parent from the Adjustment Escrow Account an aggregate amount equal to the absolute value of the Adjustment Amount, up to a maximum of the Price Adjustment Escrow Cash Amount; and

(ii)          release to Seller from the Adjustment Escrow Account a cash payment in an amount equal to the excess (if any) of the Price Adjustment Escrow Cash Amount over the absolute value of the Adjustment Amount.

Neither Seller nor any of its equityholders shall be liable, and Parent and Merger Sub will not look to Seller or its equityholders, to the extent the absolute value of the Adjustment Amount exceeds the Price Adjustment Escrow Cash Amount.

(g)          Any amount that is paid pursuant to this Section 3.3 shall be treated by the parties for Tax purposes as an adjustment of the Cash Consideration to the fullest extent permitted by Law.

(h)          Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 3.3 shall be the exclusive mechanism for resolving disputes regarding the adjustment, if any, to the Cash Consideration. Judgment may be entered upon the determination of the Auditor in any court having jurisdiction over Parent or Seller, as applicable, against which such determination is to be enforced.

Section 3.4      Company Expenses. No later than three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of the following fees, expenses and payments incurred or payable by the Company or any of its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, to the extent such fees, expenses and payments are unpaid as of the Adjustment Time: (a) the fees and disbursements of outside counsel to the Company or any of its Subsidiaries, (b) the fees and expenses of any other agents, advisors (including financial and accounting advisors), consultants and experts employed by the Company or any of its Subsidiaries, (c) all obligations and liabilities, whether payable immediately or in the future, that are payable to current or former directors, officers, employees or individual independent contractors of the Company or any of its Subsidiaries solely as a result of the consummation of the transactions contemplated by this Agreement, including all  “single trigger” change of control, transaction, unit appreciation, phantom unit, retention or stay bonus, severance and similar obligations, but excluding any such payments that become due as a result of any termination of employment by Parent or any of its Subsidiaries following the Closing or otherwise specifically requested in writing by Parent, (d) any outstanding severance and restructuring obligations with respect to terminations that occurred or occur after the Lockbox Date but prior to the Closing Date, other than in connection with terminations of employment or service specifically requested by Parent or its Affiliates, (e) the employer portion of any payroll or similar Taxes payable in connection with the obligations and liabilities included in clauses (c) and (d), (f) Transfer Taxes and associated costs includible as Company Expenses pursuant to Section 11.5, (g) one half of all filing fees payable by the parties and their respective Affiliates in connection with obtaining the Antitrust Approvals and CFIUS Approval, and (h) all costs payable in connection with obtaining the D&O Insurance (the items set forth in clauses (a)-(h) collectively, the “Company Expenses”). At the Closing, Parent shall pay (or cause one of its Subsidiaries to pay) to each Third Party designated by the Company, by wire transfer of immediately available funds, the Company Expenses attributable to such Third Party.

Section 3.5      Withholdings. Each of Parent (and any of its Affiliates and Representatives), the Company and its Subsidiaries, and Seller  (each, a “Payor”) shall be entitled to deduct or withhold from any amounts payable in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, any amounts deliverable in respect of the Share Consideration) such amounts as Parent or any other Payor shall reasonably determine are required to be deducted and withheld with respect to the making of such payment under the any provision of applicable Tax Law; provided that except (a) with respect to payments in the nature of compensation for services (provided that no withholding shall be permitted with respect to payments in respect of Class B Units unless mutually agreed by Parent and Seller), or (b) if the Company fails to deliver the IRS Form W-9 and the FIRPTA Certificate as described in Section 2.2(b)(v), if any Payor determines that an amount is required to be deducted and withheld, such Payor shall use commercially reasonable efforts to give the Person in respect of which such deduction and withholding is proposed to be made prior written notification of its intention to make any such deduction or withholding and shall reasonably cooperate with such Person, at such Person’s expense for any non-de minimis out-of-pocket costs, to mitigate, reduce or eliminate any such deduction or withholding. To the extent that amounts are required by law to be withheld or deducted and, to the extent required, are paid over to the appropriate Tax Authority by Payor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Payor.

Section 3.6      Transfers; No Further Ownership Rights. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1      Organization.

(a)          Each of the Company and its Subsidiaries is (i) a corporation or other legal entity duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted and to own and use the properties owned and used by it and (ii) duly qualified or licensed as a foreign entity to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary; except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)          The Company has made available to Parent true, complete and correct copies of the Governing Documents of the Company and its Subsidiaries, in each case, as in effect as of the date of this Agreement.

Section 4.2      Capitalization.

(a)          The authorized capital stock of the Company is 11,100,000 shares of common stock, of which 100,000 shares are designated as Class A Common Stock and 11,000,000 shares are designed as Class B Common Stock. There are (i) 6,840.81 shares of Company Class A Common Stock issued and outstanding, (ii) 9,296,477.69 shares of Company Class B Common Stock issued and outstanding and (iii) no Company Shares are held by the Company as treasury shares.

(b)          No capital stock of, or other equity interests in, the Company, or options, warrants or other rights to acquire any such capital stock or other equity interests are outstanding or reserved for issuance. All outstanding capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, are free and clear of all Liens other than restrictions on transfer imposed by applicable federal and state securities Laws and under the Governing Documents of the Company and have not been issued in violation of any preemptive rights. Seller is the sole holder of Company Shares.

(c)          Except (i) as contemplated in the Governing Documents of the Company, and (ii) as permitted under Section 7.1, there are no outstanding subscriptions, options, warrants, call rights, preemptive rights, phantom equity, other Contracts convertible securities or other similar rights, agreements or commitments to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell additional capital stock of, or other equity interests in, or securities convertible into, or exchangeable or exercisable for, capital stock of, or other equity interests in, the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call rights, preemptive rights or other Contracts.

(d)          Except as set forth on Section 4.2(d) of the Company Disclosure Letter, the Company is not, and has not been, a party to any voting trust or other Contract with respect to the voting, redemption, sale, issuance, transfer or other disposition of the Company Shares or any security of the Company or its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity securities of any Subsidiary of the Company.

Section 4.3      Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the name and jurisdiction of organization or formation, as applicable, of each Subsidiary of the Company, (ii) the jurisdiction, if any, where each Subsidiary of the Company is registered to do business, (iii) the authorized capital stock or other equity interests of each such Subsidiary of the Company and (iv) the Company’s equity ownership thereof. Other than equity interests in the Subsidiaries of the Company set forth in Section 4.3 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any shares of capital stock of, or other equity interests in, any Person, or options, warrants, call rights, preemptive rights, other Contracts or other rights to acquire any such capital stock or other equity interests. Except as contemplated in the Governing Documents of the Subsidiaries of the Company, there are no outstanding subscriptions, options, warrants, call rights, preemptive rights or other Contracts, convertible securities or other similar rights, agreements or commitments to which a Subsidiary of the Company is a party or by which such Subsidiary is bound obligating such Subsidiary to issue, deliver or sell additional shares of capital stock of, or other equity interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity interests in, such Subsidiary or obligating such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call rights, preemptive rights or other Contracts. All outstanding shares of capital stock or other equity interests (as applicable) of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, are free and clear of all Liens (other than restrictions on transfer imposed by applicable Laws and under the Governing Documents of such Subsidiaries) and have not been issued in violation of any preemptive rights. Except as set forth in Section 4.3 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than the Subsidiaries of the Company and has not agreed and is not obligated to make any future investment in or capital contribution or advance to any Person.

Section 4.4      Authorization.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and, subject to obtaining the Requisite Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than with respect to the consummation of the Merger, the receipt of the Requisite Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)          Prior to the execution of this Agreement in compliance with the requirements of the DGCL and the Company’s Governing Documents, the Company Board has unanimously, subject to the terms and conditions of this Agreement, (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the holders of Company Shares, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) resolved to recommend to the holders of Company Shares the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way.

(c)          The Requisite Company Stockholder Approval is the only vote of the holders of any Company Shares necessary (under applicable Law or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement and the Seller Stockholder Consent will, upon delivery pursuant to Section 7.17, constitute the Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval, once obtained, has not been rescinded, modified or withdrawn in any way.

Section 4.5      No Conflict; Required Consents.

(a)          Except as set forth on Section 4.5(a) of the Company Disclosure Letter, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the performance by the Company of its obligations hereunder will (i) conflict with or violate the Governing Documents of the Company, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 4.5(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, upon any of the properties or assets of the Company pursuant to, any Material Company Contract to which the Company is a party or by which any property or asset of the Company is bound (excluding any Company Benefit Plan), except, in each case, to the extent that the occurrence of any of the events described in the foregoing clauses (ii) or (iii) would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)          Other than as set forth in Section 4.5(b) of the Company Disclosure Letter, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) approvals pursuant to the requirements of the HSR Act and any other Antitrust Approvals, (ii) the CFIUS Approval, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware with respect to the consummation of the Merger, and (iv) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.6      Permits and Licenses. The Company and its Subsidiaries are in possession of all franchises, authorizations, licenses, permits, variances certificates of authorization, approvals and orders from a Governmental Authority necessary for the Company and its Subsidiaries to carry on their respective businesses as they are now being conducted (the “Company Permits”) in all material respects. None of the Company or its Subsidiaries is, and since January 1, 2021 has not been, in default or violation of any Company Permit in any material respect. Since January 1, 2021, none of the Company or its Subsidiaries have received any written notification or communication from any Governmental Authority asserting that the Company or any of its subsidiaries is in default or violation of any Company Permit in any material respect.

Section 4.7      Compliance with Laws. Except as set forth in Section 4.7 of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance in all material respects with all, and have not received written notice, or to the Knowledge of the Company, oral notice, of any material default or violation of any, Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound. None of the Company or any of its Subsidiaries is in violation in any material respect of any Order. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no employee, officer or director of the Company or any of its Subsidiaries is subject to any Order that prohibits such employee, officer or director from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

Section 4.8      Compliance with Anti-Corruption Laws.

(a)          Since January 1, 2019, the Company, its Subsidiaries, and their respective directors, officers, employees and, to the Knowledge of the Company, third parties acting on behalf of the Company or any of its Subsidiaries, have been, in compliance with all applicable Anti-Corruption Laws. Since January 1, 2019, neither the Company, nor its Subsidiaries, nor any respective directors or officers, or, to the Knowledge of the Company, their employees or any third parties acting on behalf of the Company or any of its Subsidiaries, has corruptly offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official: (a) to influence any official act or decision of any Government Official; (b) to induce the Government Official to do or omit to do any act in violation of a lawful duty; (c) to secure any improper business advantage; or (d) to obtain or retain business for, or otherwise direct business to, the Company or any of its Subsidiaries.

(b)          Since January 1, 2019, neither the Company, nor any Subsidiary of the Company, nor to the Knowledge of the Company any third party acting on behalf of the Company or any of its Subsidiaries, has made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any non-compliance with any applicable Anti-Corruption Law. Since January 1, 2019, none of the Company, any Subsidiary of the Company, nor any director or officer or employee nor, to the Knowledge of the Company, any third party acting on behalf of the Company or any of its Subsidiaries, has received any written notice from any Governmental Authority for any actual or potential non-compliance with applicable Anti-Corruption Laws.

(c)          The Company has in place policies and procedures designed to promote compliance with Anti-Corruption Laws and for reporting, investigating, and remediating suspected or known violations of applicable Anti-Corruption Laws.

Section 4.9      U.S. Export Controls Laws; Sanctions; Anti-Money Laundering Laws

(a)          The Company, its Subsidiaries, and their respective directors, officers, and to the Knowledge of the Company, their employees, and third parties acting on their behalf (including agents, subcontractors, or other third-party intermediaries) are, and within the past five years have been, in compliance with all applicable Anti‑Money Laundering Laws, Export Controls Laws, and Sanctions.

(b)          Within the past five years, the Company has not been the subject of or otherwise involved in any investigation, inquiry, or enforcement proceeding by, or received any written communication from, a Governmental Authority, in each case regarding non-compliance with Anti-Money Laundering Laws, Export Controls Laws, or Sanctions, and the Company has not conducted any internal investigations or filed any voluntary disclosures with a Governmental Authority regarding possible violations of Anti-Money Laundering Laws, Export Controls Laws, or Sanctions.

(c)          Within the past five years, neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, and to the Knowledge of the Company, their employees or third parties acting on their behalf, has engaged in direct or indirect dealings or transactions with Sanctioned Persons or in a Sanctioned Country, Lebanon, Sudan, Iraq, Libya or the Palestinian Territory and neither the Company nor its Subsidiaries, nor any of their respective officers, directors, and to the Knowledge of the Company, their employees or third parties acting on their behalf is currently engaged in any such activities.

(d)          Within the past five years, neither the Company, nor its Subsidiaries, nor any of their respective officers, directors, employees, or to the Knowledge of the Company, third parties acting on their behalf, has been a Sanctioned Person or has been subject to debarment or any list-based designations under the Export Controls Laws.

(e)          Within the past five years, the Company and each of its Subsidiaries has conducted its import and export transactions in accordance with applicable provisions of trade Laws of the countries where it conducts business. (i) The Company and each of its Subsidiaries (to the extent applicable) have obtained all export licenses and other approvals required for their exports of products, software and Technologies from any other country from which the Company or any of its Subsidiaries exports products, software or Technologies, and (ii) the Company and each of its Subsidiaries are in compliance with the terms of such applicable export licenses or other approvals, and there are no facts or circumstances that would reasonably be expected to result in any liability to the Company or its Subsidiaries for violation of any Export Controls Laws or import restrictions.

Section 4.10      Financial Statements.

(a)          The Company Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended in conformity with GAAP, applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of their respective dates and the consolidated results of operations and member’s equity, or cash flows, as the case may be of the Company and its Subsidiaries for the periods covered thereby, subject, in the case of Company Financial Statements that are unaudited, to the absence of footnote disclosure and changes resulting from normal end-of-period adjustments.

(b)          The Company and its Subsidiaries have established and maintain policies and procedures regarding financial reporting that are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company Board, as applicable, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, (iv)  regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (v) that accounts, notes and other receivables and inventory are recorded accurately.

(c)          Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)          The Company’s ARR for the year ended December 31, 2023, was equal to, or higher than, the amount listed in Section 4.10(d) of the Company Disclosure Letter.

(e)          Section 4.10(e) of the Company Disclosure Letter sets forth the Company’s good faith estimate of all outstanding Indebtedness of the Company and its Subsidiaries as of the Lockbox Date.

Section 4.11      Absence of Certain Changes. Except as contemplated or permitted under this Agreement or the other Transaction Agreements, from the Lockbox Date to the date hereof:

(a)           there has not been any Company Material Adverse Effect;

(b)          the Company and its Subsidiaries have conducted their businesses in the Ordinary Course of Business; and

(c)          none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a violation of Section 7.1.

Section 4.12      Undisclosed Liabilities(a). Except (a) as reflected or reserved against in the Company Financial Statements, (b) for Liabilities or obligations incurred in the Ordinary Course of Business since the Lockbox Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of Contract, breach of warranty, tort, infringement or violation of Law), (c) for Liabilities or obligations incurred in connection with the transactions contemplated by this Agreement or the other Transaction Agreements and (d) for Liabilities to be included in the calculation of Company Expenses and Leakage Amount, neither the Company nor any of its Subsidiaries has any Liabilities, whether or not accrued, contingent or otherwise, liquidated or unliquidated, and whether due or to become due.

Section 4.13      Litigation.

(a)          Except as set forth on Section 4.13(a) of the Company Disclosure Letter, there is no material Action pending or threatened in writing, or to the Knowledge of the Company, threatened orally, against the Company, any of its Subsidiaries or their respective assets, or, to the Knowledge of the Company, against any present or former officer, director, manager, employee, stockholder or member of the Company or any of its Subsidiaries in his, her or its capacity as such. To the Knowledge of the Company, except as set forth on Section 4.13(a) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any property or asset of the Company or any such Subsidiary is subject to any investigation or examination by any Governmental Authority.

(b)          Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) since January 1, 2021, there have been no Actions that have resulted in monetary liability of or payments by any of the Company or its Subsidiaries in excess of $250,000 individually or resulted in admission of guilt or wrongdoing by the Company or any of its Subsidiaries and (ii) there is no Action which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement. None of the Company or its Subsidiaries has current plans to initiate any material Actions against another Person.

(c)          To the Knowledge of the Company, no officer or director of any of the Company or its Subsidiaries is, or since January 1, 2021 has been, convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

Section 4.14      Environmental Matters. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries (a) has received any written notice or communication alleging that the Company or such Subsidiary has violated, or has any liability under, any applicable Environmental, Health, and Safety Requirements; (b) has transported, produced, manufactured, processed, used, generated, treated, handled, stored, released, emitted, or disposed or arranged for the disposal of, any Hazardous Substances in violation of, or in any manner giving rise to liability or obligation under, any applicable Environmental, Health, and Safety Requirement; (c) has exposed any employee or other Person to Hazardous Substances in violation of, or in any manner giving rise to liability or obligation under, any applicable Environmental, Health, and Safety Requirement; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Action (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental, Health, and Safety Requirement; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation of any Hazardous Substance in the environment pursuant to any Environmental, Health, and Safety Requirement; or (e) since January 1, 2021, has failed or is failing to comply with any Environmental, Health, and Safety Requirement. The Company has made available to Parent true, correct and complete copies of all material environmental reports, audits, and assessments relating to the Company’s current operations and properties that are in the possession of the Company or any of its Subsidiaries dated after January 1, 2021.

Section 4.15      Employee Benefit Plans.

(a)          Section 4.15(a) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan, separated by the country in which such Company Benefit Plan applies. The Company has made available to Parent, with respect to each such Company Benefit Plan in the United States, correct and complete copies of the following documents (if applicable): (i) the current plan document (and all amendments thereto); (ii) the related insurance contracts and funding arrangements currently in effect; (iii) the most recent IRS opinion, advisory or determination letter relating to any Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code; (iv) the most recent annual report filed on Form 5500 (v) the results of non-discrimination testing and evidence of any corrections for the most recently completed year; (vi) all non-routine correspondence with any Governmental Authority in the past three (3) years; and (vii) the current summary plan description (and all summaries of material modification thereto). The Company has made available to Parent, with respect to each such International Employee Plan, a summary of material terms thereof.

(b)          Each Company Benefit Plan has been in all material respects operated, funded and administered in accordance with its terms and applicable Law (including, to the extent applicable, ERISA and the Code), including, where applicable, being timely modified or amended to reflect any requirements of applicable Law. The Company and its Subsidiaries are, and have been at all times, in compliance in all material respects with the applicable requirements of the Consolidated Omnibus Budget Reconciliation Act or any other similar applicable Law (“COBRA”), Section 5000 of the Code, and the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (“PPACA”). No material excise Tax or penalty under PPACA, including Sections 4980D and 4980H of the Code, or any similar material Taxes under any similar Laws, is outstanding, or to the Knowledge of the Company, has accrued, or has arisen with respect to any Company Benefit Plan.

(c)          None of the Company or its Subsidiaries sponsors, maintains, contributes to (or is required to contribute to), or otherwise would reasonably be expected to have any Liability (including on account of an ERISA Affiliate or with respect to the six (6)-year period prior to the date hereof) with respect to (i) any plan subject to Title IV of ERISA or Section 412 of the Code (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA), (ii) any “multiple employer plan” (within the meaning of Section 413 of the Code), (iii) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) any “voluntary employee benefit association” (within the meaning of Section 501(a)(9) of the Code). Neither the Company nor any Subsidiary is or has since January 1, 2021 been the employer, or “connected with” or an “associate of” (as those terms in quotation marks are used in the Pensions Act 2004 of the United Kingdom) the employer of a United Kingdom defined benefit pension plan.

(d)          None of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, any other party-in-interest or fiduciary with respect to any Company Benefit Plan, has engaged in or been party to any breach of fiduciary duty or nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in the imposition of a material penalty assessed against the Company or any of its Subsidiaries pursuant to Section 502(i) of ERISA or a material Tax imposed on the Company or any of its Subsidiaries under Section 4975 of the Code. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received written notice that a Company Benefit Plan, or any trust which serves as a funding medium for any such Company Benefit Plan, is currently under examination by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(e)          Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination or opinion letter from the IRS as to its qualification under the Code and, to the Knowledge of the Company, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan or any related trust, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(f)          Each of the Company and its Subsidiaries has made or properly accrued all material payments and contributions to all Company Benefit Plans on a timely basis as required by the terms of each such Company Benefit Plan (and any insurance Contract funding such plan) and any applicable Law.

(g)          None of the Company and its Subsidiaries provides or has any outstanding obligation to provide or any Liability with respect to any post-retirement medical benefits, post-retirement death benefits or other post-retirement health or welfare benefits or similar plan, program, policy or arrangement, except to the extent of the continuation coverage rules as provided under COBRA or as otherwise may be required by applicable Law.

(h)          With respect to the Company Benefit Plans, no material Actions (other than routine claims for benefits in the Ordinary Course of Business), are pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.

(i)          Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event(s) or circumstance(s), including a termination of employment), is reasonably expected to, directly or indirectly, (i) entitle any current or former director, officer, employee or individual independent contractor of the Company and its Subsidiaries to severance pay, a change of control payment or any other payment or material benefit under any Company Benefit Plan, (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation or benefit (including funding of compensation or benefits through a grantor trust or otherwise) due to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, in each case, under any Company Benefit Plan, (iii) result in any breach under, or limit the rights of the Company or its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any Company Benefit Plan.

(j)          Except as set forth on Section 4.15(j) of the Company Disclosure Letter, no individual who qualifies as a “disqualified individual” (as defined under Section 280G) with respect to the Company or any of its Subsidiaries is reasonably expected to receive or has received any payment or benefit that, individually or in the aggregate, could be characterized as an “excess parachute payment” within the meaning of Section 280G as a result of the consummation of the Merger (excluding, for this purpose, any Parent Arrangements).

(k)          No payments or benefits that were made or provided in connection with the consummation of that certain transaction on December 31, 2020 in which Seller acquired a majority interest in the Company resulted in the disallowance of a deduction to the Company or any of its Subsidiaries under Section 280G or any excise tax under Section 4999 of the Code.

(l)          Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in material compliance with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service. No amount under any Company Benefit Plan is reasonably expected to be subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(m)          None of the Company or its Subsidiaries has any material obligation to gross up or indemnify any current or former director, officer, employee or individual independent contractor of the Company and its Subsidiaries with respect to any Tax, interest or penalty incurred by such Person under Section 409A or Section 4999 of the Code.

(n)          (i) Each Class B Unit granted under the Seller incentive equity plan to a United States tax resident is intended to be treated as a profits interest for United States federal income tax purposes and (ii) each holder of such Class B Units that was subject to a “substantial risk of forfeiture” on the date of grant has made a timely and valid election under Section 83(b) of the Code with respect thereto (“Section 83(b) Elections”). The Seller has made available to Parent copies of all such Section 83(b) Elections filed with respect to all Class B Units granted within the two-year period ending on the date hereof.

(o)          Each current or former employee of the Company or its Subsidiaries who is a resident of the United Kingdom and acquired Class B Units under the Seller incentive equity plan (i) acquired such shares or securities for their “IUMV” as defined in section 428(3) of Income Tax (Earnings and Pensions) Act 2003 (ITEPA); and (ii) has, together with their employer, made a valid election under section 431(1) of ITEPA in respect of those shares and securities.

(p)          Each Company Benefit Plan that is subject to the applicable Law of a jurisdiction other than the United States and that is maintained primarily for the benefit of any current or former director, officer, employee or individual independent contractor whose primary work location or residence is outside of the United States (an “International Employee Plan”) has been since January 1, 2021 established, maintained, funded, operated, and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any applicable Laws. No International Employee Plan has material unfunded or underfunded liabilities that as of the Effective Time will not be properly accrued for in the financial statements of the Company and its Subsidiaries or fully offset by insurance in accordance with the terms thereof with respect to any “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement.

(q)          None of the Company or its Subsidiaries has unfunded or underfunded liabilities or obligations in respect of nonqualified deferred compensation, or other similar obligations.

Section 4.16      Intellectual Property.

(a)          Section 4.16(a) of the Company Disclosure Letter sets forth a list and description of all (i) Registered Company Intellectual Property and all material unregistered Marks included in the Company Intellectual Property, in each case, that is owned or purported to be owned by the Company and its Subsidiaries, and (ii) specifies, where applicable, the jurisdictions in which any Registered Company Intellectual Property has been registered or in which an application for such registration has been filed, including the respective registration or application numbers and the names of all owners of record title. All Registered Company Intellectual Property is currently in compliance with all formal legal requirements, and the Company and its Subsidiaries have taken all actions necessary, to obtain, perfect and maintain such Registered Company Intellectual Property in full force and effect. All Owned Intellectual Property, including all Registered Company Intellectual Property, is valid, subsisting and enforceable, and no Registered Company Intellectual Property has ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, except for claims rejected or refused in connection with the prosecution of any Registered Company Intellectual Property. No Registered Company Intellectual Property has been or is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding. No Registered Company Intellectual Property at any time has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Registered Company Intellectual Property.

(b)          The Company and its Subsidiaries have complied in all material respects with the duty of candor and disclosure to the United States Patent and Trademark Office (“PTO”) and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company or any of its Subsidiaries (the “Patent Applications”) and have made no material misrepresentation in the Patent Applications.

(c)          Since January 1, 2021, the Company and its Subsidiaries have not received any written notice or claim challenging the inventorship or the Company’s or any of its Subsidiaries’ ownership of any patent owned or purported to be owned by the Company or any of its Subsidiaries (“Company Patent”) (in whole or in part) or suggesting that any third party has any claim of legal or beneficial ownership with respect to any such Company Patent.

(d)          All agreements between a third party and the Company or any of its Subsidiaries assigning to the Company or any of its Subsidiaries any right, title or interest in any Company Patents have been recorded as required in each applicable jurisdiction. None of the Company, any of its Subsidiaries or any party acting on behalf or at the direction of the Company or any of its Subsidiaries, has invalidated any Company Patent under the laws of any jurisdiction (including under 35 U.S.C. §102(b)).

(e)          (i) The Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, and (ii) the Company or one of its Subsidiaries has valid, enforceable and continuing rights to use, sell, license or otherwise exploit, as the case may be, all other Company Intellectual Property as the same is used, sold, licensed or otherwise exploited, as applicable, by the Company and its Subsidiaries in their respective businesses as currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted with respect to the Substantially Final Company Products. The Company Intellectual Property comprise all of the Intellectual Property Rights used or held for use in connection with the operation of the respective businesses of the Company and its Subsidiaries as currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted with respect to the Substantially Final Company Products, and there is no other Intellectual Property Rights that are material to or necessary for the operation of the respective businesses of the Company and its Subsidiaries as currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted with respect to the Substantially Final Company Products.

(f)          The operation of the respective businesses of the Company and its Subsidiaries, as they are currently conducted, the Company Products and the Owned Intellectual Property do not infringe, misappropriate or violate (and have not since January 1, 2018 infringed, misappropriated or violated) any Intellectual Property Rights of any Person. Except as set forth in Section 4.16(f) of the Company Disclosure Letter, there are no, and since January 1, 2018, there have been no, pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that the operation of the business of the Company or any of its Subsidiaries, the Company Products or the Owned Intellectual Property (or the exploitation of any of the foregoing) infringes, misappropriates, or violates (or since January 1, 2018 infringed, misappropriated or violated) any Intellectual Property Rights of any Person, or that any of the Company Intellectual Property is invalid or unenforceable. With respect to any third party Software used by the Company or any of its Subsidiaries which requires obtaining a particular number of licenses, the Company and each of its Subsidiaries have, in accordance with each applicable third party’s Software licensing requirements, obtained a sufficient number of licenses to use such Software in the operation of the business as currently conducted. There are no settlements, covenants not to sue, consents, judgments, or Orders or similar obligations to which the Company is bound that restrict the rights of the Company or any of its Subsidiaries to use any Owned Intellectual Property in any manner.

(g)          Except as set forth in Section 4.16(g) of the Company Disclosure Letter, to the Knowledge of the Company, (i) no Person has since January 1, 2018 infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any of the Owned Intellectual Property, and (ii) none of the Company or any of its Subsidiaries has since January 1, 2018 received from or delivered to any Person written notice of a claim for any such actual, alleged, or suspected infringement, misappropriation or other violation.

(h)          Each Person who is or was involved in the creation or development of any portion of, or would otherwise have ownership rights in or to, any Owned Intellectual Property for the Company or any of its Subsidiaries (i) has executed a valid and enforceable written agreement with the Company or one of its Subsidiaries that assigns to the Company or one of its Subsidiaries all right, title and interest in and to all such Intellectual Property Rights and irrevocably waives such Person’s moral rights in such Intellectual Property Rights to the extent required by applicable Law (“IP Assignment Agreement”), (ii) is subject to a “work-made-for-hire” obligation under which the Company or one of its Subsidiaries is deemed to be the original owner/author of all subject matter included in such Intellectual Property Rights, or (iii) otherwise has by operation of applicable law vested in the Company or one of its Subsidiaries all right, title and interest in and to all such Intellectual Property Rights. All Intellectual Property Rights in any of the foregoing Persons’ contribution are owned exclusively by the Company or one of its Subsidiaries, and no such Person has excluded any Intellectual Property Rights that constitute Company Intellectual Property from their IP Assignment Agreement. None of the foregoing Persons have been named as an inventor on any patent owned by, or pending patent application by, the Company or any of its Subsidiaries for any device, process, design or invention of any kind now used by the Company or any of its Subsidiaries in the furtherance of their respective businesses, except for inventions that have been assigned to the Company or one of its Subsidiaries. No current or former shareholder, officer, director, or employee of the Company or any of its Subsidiaries (i) has any claim, right (whether or not currently exercisable), or ownership interest in any Owned Intellectual Property (other than any right to use Owned Intellectual Property in the course of their employment or engagement with the Company or any of its Subsidiaries). To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties, or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of the Company or any of its Subsidiaries.

(i)          No Trade Secret included in the Owned Intellectual Property has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a written confidentiality contract restricting the disclosure and use thereof. The Company and its Subsidiaries take commercially reasonable security measures to protect the secrecy, confidentiality and value of all such Trade Secrets owned or purported to be owned by or used or held for use by the Company and its Subsidiaries in their respective businesses (collectively, the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company and its Subsidiaries and any other Person with access to the Company Trade Secrets to execute a binding confidentiality agreement and, to the Knowledge of the Company, since January 1, 2021 there has not been any breach by any party to such confidentiality agreements.

(j)          The Company and its Subsidiaries are in material compliance with the terms and conditions of all licenses for Open Source Software that the Company and its Subsidiaries have incorporated into, linked, distributed or provided with, or used to develop, distribute or provide, the Company Products. Except as set forth in Section 4.16(i) of the Company Disclosure Letter, the Company and its Subsidiaries have not: (i) incorporated Open Source Software into, or combined or linked Open Source Software with, the Company Products; (ii) distributed Open Source Software in conjunction with any Company Products; or (iii) used Open Source Software to develop, distribute or provide the Company Products, in such a way that, with respect to the foregoing clause (i), (ii) or (iii): grants, or purports to grant, to any third party, any rights or immunities under any Owned Intellectual Property (including using any Open Source Software with respect to the foregoing clause (i), (ii) or (iii) that require, as a condition of use, modification and/or distribution of such Open Source Software that other Software owned by the Company that is incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge).

(k)          All Company Products: (i) comply in all material respects with all applicable Laws and binding industry standards; (ii) materially conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof) and applicable specifications, service level agreements and other published documentation, and (iii) do not contain any Malicious Code. None of the Company Products contain any bug, defect, or error that materially adversely affects, or could reasonably be expected to materially adversely affect, the functionality, or performance of such Company Products taken as a whole.

(l)          Neither the Company nor any of its Subsidiaries have used AI Technologies to develop any Owned Intellectual Property in a manner that adversely affected the Company’s or its Subsidiaries’ ownership rights therein. The Company and its Subsidiaries have obtained all consents, provided all notices and taken all other steps, in each case, as required by applicable laws in order to use any Training Data to train its AI Technologies.

(m)          For each Company Product that has been: (A) developed or improved by the Company or its Subsidiaries pursuant to any specifications provided by a customer or partner of the Company or any of its Subsidiaries; (B) developed or improved by the Company or its Subsidiaries using any Training Data provided by a customer, partner or other third party; or (C) customized in any material respect by the Company or its Subsidiaries for any customer or partner of the Company or any of its Subsidiaries, the Company or one of its Subsidiaries owns all Intellectual Property rights in and to any such developments, improvements or customizations, and there are no restrictions arising therefrom on Company’s or any of its Subsidiaries’ exploitation or commercialization of that Company Product or on the Company’s or one of its Subsidiary’s ability to enforce its Owned Intellectual Property rights in that Company Product arising from or as a consequence of any of the foregoing (including any disputes concerning the foregoing or alleged violation of any third party rights concerning the foregoing).

(n)          Except as set forth in Section 4.16(n) of the Company Disclosure Letter, the Company and its Subsidiaries have adequate processes and training procedures for the Company’s and its Subsidiaries’ use of the AI Technologies components of Company Products. The Company and its Subsidiaries maintain a technical description of any neural networks used in or with any Company Products (including a description of the learning rates selected for each such neural network) that is sufficiently detailed, in each case so that, provided the same Training Data, source code, and metadata are available, the neural network can be retrained, debugged and modified from time to time by programmers skilled in the development of AI Technologies and experienced in the application of AI Technologies to the domain of those Company Products.

(o)          Except as set forth in Section 4.16(o) of the Company Disclosure Letter, the Company and its Subsidiaries engage in ethical or responsible uses of AI Technologies in compliance with Law, including by having policies, protocols or procedures designed to identify and mitigate bias in Training Data or in the algorithmic model used in Company Products, including, if applicable, implicit racial and gender bias, that are in compliance with Law. Except as set forth in Section 4.16(o) of the Company Disclosure Letter, the Company has not since January 1, 2021 received in writing any (A) actual or alleged claims or allegations challenging the Company’s or any of its Subsidiaries’ ethical use of AI Technologies or alleging any non-compliance with the foregoing policies, protocols or procedures; (B) complaints, claims, proceedings, litigation or notice of governmental inquiries or investigations alleging that, or questioning whether, Training Data used in the development, training, improvement or testing of any Company Product was biased, untrustworthy or manipulated in an unethical or unscientific way (including notice of any report, finding or impact assessment of any internal or external auditor or other third party that makes any such allegation); and (C) request for information or testimony from regulators or legislators concerning any Company Product to the extent related to AI Technologies.

(p)          As of immediately following the Closing Date, the Company and its Subsidiaries will own or have the same rights in the Company Intellectual Property that the Company and its Subsidiaries had immediately prior to the Closing Date, free and clear of all Liens other than Permitted Liens without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise have been required to pay absent the transactions contemplated hereunder. The transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of, the right to own or use any Company Intellectual Property.

(q)          No (i) government funding; or (ii) facilities of a university, college, other educational institution or research center were used in the development of any Owned Intellectual Property. No officer, employee or independent contractor of the Company or one of its Subsidiaries who was involved in, or who contributed to, the creation or development of any of the Owned Intellectual Property for the Company performed services for the government, university, college, or other educational institution or research center during a period of time during which such person was also performing services for the Company or one of its Subsidiaries in a manner such that such government, university, college, or other educational institution or research center has any ownership rights with respect to any of such Owned Intellectual Property.

(r)          Except as set forth in Section 4.16(r) of the Company Disclosure Letter, the computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned or used by or for the Company and its Subsidiaries (collectively, the “IT Assets”) (i) operate and perform in all material respects as required by the Company and its Subsidiaries and since January 1, 2021 have not materially malfunctioned or failed (other than as was remedied in full), (ii) are adequate and sufficient for the current operations of the Company and its Subsidiaries; and (iii) do not contain any Malicious Code. The Company and its Subsidiaries have in place commercially reasonable measures to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use or access and against the introduction of Malicious Code, and since January 1, 2021 the Company and its Subsidiaries have not experienced any material unauthorized use or disclosure of, or access to, the IT Assets or any information or Data of the Company. The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures, as well as a commercially reasonable business continuity plan.

Section 4.17      Data Privacy and Security.

(a)          The Company and its Subsidiaries and, to the Company’s Knowledge, all third parties Processing or otherwise with access to Protected Information collected and/or Processed by or on behalf of, and/or sharing Protected Information with, the Company (collectively, “Data Partners”), comply and have since January 1, 2021 complied in all material respects with all of their respective applicable contractual commitments (in the case of any such third party, to the Company) to the extent related to cybersecurity, privacy or Processing of Protected Information and/or the IT Assets and, in all material respects, applicable (i) Privacy Laws and (ii) Privacy Policies (such contractual commitments, collectively with (i) and (ii), the “Privacy Requirements”). The Company and its Subsidiaries have since January 1, 2021 (y) maintained all rights, authority, consents and authorizations necessary to receive, retain, access, use, disclose or otherwise Process Protected Information (to the extent the Company and its Subsidiaries engage in such activities) in compliance with Privacy Requirements in all material respects and (z) to the extent required under applicable Privacy Requirements, presented a Privacy Policy to individuals at or prior to the collection of any Personal Information from such individuals. All of the Company’s and its Subsidiaries’ Privacy Policies are and have, during the period they were effective, been accurate, consistent and complete and not misleading, deceptive or in violation of any Privacy Requirement (including by omission), in all cases in all material respects. The Company has delivered or made available to Parent true, complete, and correct copies of all Privacy Policies in effect as of the date hereof.

(b)          The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement do not (i) conflict with or result in a violation or breach of any Privacy Requirement in any material respect, or (ii) require the consent of or provision of notice to any Person concerning Personal Information relating to them.

(c)          The Company and its Subsidiaries (i) engage in due diligence of Data Partners before allowing them to access, receive or Protected Information, (ii) have at all times since January 1, 2021 had agreements in place with all Data Partners that provide for sufficient guarantees, warranties and covenants to ensure the Company and its Subsidiaries comply with Privacy Requirements, and (iii) monitor Data Partners to verify fulfillment of their contractual obligations regarding Protected Information. The Company and each Subsidiary has since January 1, 2021 implemented, maintained and complied with, and, to the extent required by Privacy Law, required all Data Partners to at all times implement, maintain and comply with, technical, physical, and organizational measures, plans, procedures, controls, and programs, including a written information security program, which are designed to (i) protect against any accidental, unlawful or unauthorized access, use, loss, disclosure, alteration, destruction, compromise or other Processing of Protected Information and/or occurrence that impacts the integrity, availability and security of the IT Assets and/or Company Products (and all Data stored, transmitted or Processed thereby) (together, “Security Incident”) and (ii) identify and address internal and external security risks related to the development and management of new and existing Company Products, Protected Information and IT Assets, including through penetration testing on at least an annual basis. Neither the Company nor any of its Subsidiaries have identified or become aware of any “critical”, “high” or substantially similar security vulnerabilities or deficiencies in relation to the IT Assets or Company Products that have not been fully and completely remediated. Except as set forth in Section 4.17(c) of the Company Disclosure Letter, since January 1, 2018, neither the Company nor any of the Subsidiaries, or, to the Knowledge of the Company, its Data Partners with respect to Protected Information, has experienced any Security Incidents, and no third-party acting at the direction or authorization of the Company or its Subsidiaries has paid any perpetrator of any actual or threatened Security Incident or cyberattack, including a ransomware attack or a denial-of-service attack.

(d)          Where the Company and/or any Subsidiaries act as a processor and/or service provider for Personal Information, to the extent required by Privacy Laws, there is a written Contract between each controller, the Company and/or the Subsidiaries that complies with the requirements of Privacy Laws, and the Company and Subsidiaries have processes in place designed to ensure that they only Process Personal Information on the written instructions of the data controller to provide the services set out in the relevant Contract. The Company and its Subsidiaries do not use any Protected Information for purposes of training its AI Technology, and have in place appropriate technical and organizational measures designed to ensure that when it Processes any anonymized or aggregated Data, a Person, household or device cannot be directly or indirectly identified from such Data.

(e)          Since January 1, 2021, neither the Company nor any of the Subsidiaries has transferred or permitted the transfer of Protected Information originating in the United Kingdom or European Economic Area outside the United Kingdom or European Economic Area (as applicable) or otherwise across jurisdictional borders, except where such transfers have complied with the requirements of Privacy Requirements in all material respects. The Company and any Subsidiary that collects or uses Personal Information is registered with the relevant data protection supervisory authority with jurisdiction over the Company or Subsidiary in such jurisdiction, and has paid any relevant fees, in each case to the extent it is required to register or pay under Privacy Laws.

(f)          Since January 1, 2018, in relation to any Privacy Requirement, actual, suspected or alleged Security Incident, the Company and its Subsidiaries and, to the Knowledge of the Company, its Data Partners with respect to Protected Information, have not (i) notified or been required to notify any customer, consumer, employee, Governmental Authority, or other Person or (ii) received any notice, inquiry, request, claim, complaint, correspondence, or other communication, in each case in writing, from, or been the subject of any investigation or enforcement action by, any customer, Governmental Authority or other Person.

(g)          The Company maintains cyber insurance coverage containing policy terms and limits that are appropriate to the risk of liability relating to any Security Incident, unauthorized Processing of Protected Information, or violation of the Privacy Requirements, and no notifications or claims have been made under such cyber Insurance Policy(ies).

Section 4.18      Taxes. Except as set forth in Section 4.18 of the Company Disclosure Letter:

(a)          All income and other material Tax Returns required by applicable Law to be filed with any Tax Authority by the Company or any of its Subsidiaries have been duly filed when due (including extensions), and all such Tax Returns are true, complete and accurate in all material respects; neither the Company nor any of its Subsidiaries has received a claim in writing by a Governmental Authority in a jurisdiction where the Company or one of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation or Tax Return filing obligations in such jurisdiction.

(b)          The Company Financial Statements include adequate accruals in accordance with GAAP for unpaid Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income). The unpaid Taxes of the Company and its Subsidiaries did not, as of the Lockbox Date, exceed by a material amount the reserve for Tax liability (including any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the consolidated balance sheet of Seller and its Subsidiaries as of the Lockbox Date. Since the Lockbox Date, neither the Company nor its Subsidiaries has incurred any material liability for Taxes outside the Ordinary Course of Business.

(c)          The Company and each of its Subsidiaries has duly and timely paid all income and other material Taxes required to be paid by it, has duly and timely withheld and remitted to the appropriate Tax Authority all material Taxes required by applicable Law to be withheld and remitted by it, and has collected and timely remitted all material sales, use or similar Taxes required to be collected and remitted by it.

(d)          There are no material Liens (other than for Taxes not yet due and payable) for Taxes upon any property or assets of the Company or any of its Subsidiaries.

(e)          There is no Action pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any income or other material Tax, and no material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority and not fully resolved.

(f)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any income or other material Tax Return or the period of assessment or collection of any Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to any material Tax assessment or deficiency (in each case, other than in connection with ordinary course extensions of time within which to file Tax Returns).

(g)          Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or another Subsidiary) or any similar group for federal, state, local or non-U.S. Tax purposes, or has become subject to income Tax in any jurisdiction outside its country of organization.

(h)          Neither the Company nor any of its Subsidiaries has any Liability for Taxes of any Person (other than Taxes of the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by Contract or, to the Knowledge of the Company, otherwise.

(i)          Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2) or any transaction requiring disclosure under similar provisions of non-U.S. Law, or has participated within the past two (2) years in a transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(j)          Neither the Company nor any of its Subsidiaries has engaged in a trade or business or had a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its formation.

(k)          Section 4.18(k) of the Company Disclosure Letter sets forth the entity classification, for U.S. federal income tax purposes, of each of the Subsidiaries of the Company. Except as set forth on Section 4.18(k) of the Company Disclosure Letter, no election has been made with respect to any Subsidiary of the Company pursuant to Treasury Regulation Section 301.7701-3 within the prior sixty (60) months.

(l)          No Subsidiaries of the Company that are organized outside the United States hold material “United States property” within the meaning of Section 956 of the Code.

(m)          Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Lockbox Date as a result of (i) any installment sale or other open transaction disposition entered into prior to the Closing, (ii) any adjustment under Section 481(a) of the Code (or, to the Knowledge of the Company and its Subsidiaries, any similar provision of state, local or non-U.S. Tax Law) or any accounting method change made, requested or required prior to the Closing, (iii) any use of an improper method of accounting prior to the Closing, any agreement with a Tax Authority filed or made prior to the Closing, (iv) any deferred revenue or other prepaid amount received or accrued prior to the Closing, (v) any intercompany transaction entered into prior to the Closing Date, or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or non- U.S. law) in existence as of the Closing, (vi) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing or (vii) any interest held by the Company or its Subsidiaries in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) prior to the Closing as a result of the application of Section 951 or Section 951A of the Code.

(n)          Neither the Company nor any of its Subsidiaries has made any election pursuant to Section 965(h) of the Code.

(o)          No Tax ruling, Tax decision, ruling or similar agreement issued by any Tax Authority has been requested (whether or not granted), received, entered into, or issued by any Tax Authority with or in respect of the Company or any of its Subsidiaries which could have effect after the Closing.

(p)          The Company and each Subsidiary is in material compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have a material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

(q)          None of the Subsidiaries of the Company that is organized or formed under the Laws of a jurisdiction outside the United States (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is or was treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such Subsidiary would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(r)          The Company and its Subsidiaries are not subject to any limitations on the use of net operating losses, unrealized losses, or credits under Sections 382, 383 or 384 of the Code (or, to the Knowledge of the Company, any comparable provisions of state, local or non-U.S. Tax Law).

(s)          The Company has in all material respects properly classified its independent contractors and/or employees for U.S. Tax purposes and complied in all material respects with the necessary employment withholding tax liabilities.

(t)          Neither the Company nor any of the Subsidiaries is a party to any joint venture, partnership, Contract, or other arrangement that is treated as a partnership for Tax purposes.

(u)          The Company and each of its Subsidiaries has complied in all material respects with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder.

(v)          Neither the Company nor any of its Subsidiaries is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(w)          The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. No interest in the Company constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code.

(x)          Each of the Company and its Subsidiaries is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value-added Taxes or any similar Tax in all jurisdictions where it is required under applicable Law to be so registered, and has complied in all material respects with all applicable Law relating to such Taxes (including by receiving and retaining any appropriate tax exemption certificates and other applicable documentation).

(y)          Since the Lockbox Date, neither the Company nor any of its Subsidiaries has  (i) made (other than in the Ordinary Course of Business) or changed any material Tax election, (ii) settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, (iii) changed any annual Tax accounting period, (iv) adopted or changed any material method of Tax accounting, (v) filed any material Tax Return in a manner materially inconsistent with past practice of the Company or such Subsidiary or filed any amended material Tax Return, (vi) made any voluntary Tax disclosure with a Governmental Authority, (vii) entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than pursuant to any agreement entered into in the Ordinary Course of Business and the principal purpose of which does not relate to Taxes), (viii) entered into any closing agreement relating to any material Tax, (ix) surrendered any right to claim a material refund, credit or similar Tax benefit, or (x) consented to any extension or waiver of the statute of limitations period applicable to any material Tax or Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

(z)          The Company and its Subsidiaries have complied in all material respects with respect to any escheat, abandoned property, unclaimed property, or other similar Laws.

Section 4.19      Top Customers; Top Suppliers.

(a)          Section 4.19(a) of the Company Disclosure Letter sets forth (i) the twenty largest customers of the Company and its Subsidiaries for “software as a service” Company Products and (ii) the twenty largest customers of the Company and its Subsidiaries for “on premise” Company Products, in each case, based on annual recurring revenue attributable to such customers in the year ended December 31, 2023 and, opposite the name of each such customer, the amount of annual recurring revenue attributable to such customer during such period (together, the “Top Customers.”)

(b)          Section 4.19(b) of the Company Disclosure Letter sets forth the fifteen largest suppliers of the Company and its Subsidiaries (the “Top Suppliers”) based on aggregate value of goods and/or services ordered by the Company and its Subsidiaries from such suppliers for the year ended December 31, 2023 and, opposite the name of each such supplier, the aggregate amount of spend by the Company and its Subsidiaries attributable to such supplier during such period.

(c)          Except (y) as set forth in Section 4.19(c) of the Company Disclosure Letter and (z) for completions or expirations of Contracts in accordance with their terms, as of the date hereof, no Top Customer or Top Supplier has notified the Company or any of its Subsidiaries in writing, or to the Knowledge of the Company, orally that it is (i) stopping, or materially decreasing the rate of, buying or supplying goods or services from or to the Company or its Subsidiaries, as applicable or (ii) in the case of Top Suppliers, materially increasing the pricing charged to the Company or any of its Subsidiaries.

Section 4.20      Material Contracts.

(a)          Section 4.20 of the Company Disclosure Letter sets forth a list of each Material Company Contract to or by which the Company or any of its Subsidiaries is a party or bound as of the date hereof. For purposes of this Agreement, “Material Company Contract” means any Company Contract (excluding any Company Benefit Plan) that:

(i)          Is a Contract with a Top Customer or Top Supplier;

(ii)          Is a Contract (or group of related Contracts) for capital expenditures or the acquisition or construction of fixed assets involving future payments in fiscal year 2024 in excess of the aggregate capital expenditures budget for the Company and its Subsidiaries for fiscal year 2024 as set forth on Section 4.20(a)(ii) of the Company Disclosure Letter;

(iii)          Is a Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors, officers, or employees (other than made under the Company’s or any of its Subsidiaries’ 401(k) plans or any advances for expenses made in the Ordinary Course of Business and not in excess of $25,000 to any individual);

(iv)          Is a Contract creating or relating to any partnership or joint venture agreement;

(v)          Is a Contract under which the Company or any of its Subsidiaries has any outstanding Indebtedness for borrowed money in excess of $250,000 or has the right or obligation to incur any such Indebtedness, or a Contract providing for the creation of any Lien, other than a Permitted Lien, upon any material properties or assets of the Company and its Subsidiaries, taken as a whole;

(vi)          Provides for any bonds or Contracts of guarantee in which the Company or any of its Subsidiaries acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person (other than the Company or any of its Subsidiaries) in excess of $250,000;

(vii)          Is a direct Contract between the Company or one of its Subsidiaries and a Governmental Authority;

(viii)          Contains non-competition or similar provisions prohibiting or restricting the Company or any of its Subsidiaries from competing in any business or geographical area;

(ix)          Is a Contract (or group of related Contracts) (A) that contains a “most favored nation” or “most favored customer” pricing or other similar provision or (B) that contains an exclusive dealing provision;

(x)          Is a Contract with a broker, Representative or similar Person engaged in sales or promotional activities on behalf of the Company or any of its Subsidiaries that was paid in excess of $100,000 during the year ended December 31, 2023, other than resellers and channel partners;

(xi)          Is a Contract with the Company’s top twenty resellers, channel partners and sales agents by attributable ARR in the year ended December 31, 2023;

(xii)          Is a collective bargaining agreement, works council agreement or other similar labor Contract with any Union to which any of the Company or its Subsidiaries is a party to or otherwise bound (each, a “Labor Contract”);

(xiii)          Is a Contract for the employment or engagement of any Key Employee;

(xiv)          Is a Related Party Agreement;

(xv)          Is a Contract (1) providing for the acquisition or disposition of a majority of the assets of or equity interests in, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) entered into since January 1, 2021 or (2) pursuant to which the Company or any of its Subsidiaries owe any continuing “earn-out” or similar contingent payment or other surviving obligations in connection therewith;

(xvi)          Is a Contract relating to the voting of any Company Shares or any equity interests of any Subsidiary of the Company, other than the Governing Documents of the Company or any of its Subsidiaries;

(xvii)          Is a Contract that is an agreement in settlement of a dispute entered into after January 1, 2021 (1) resulting in monetary liability or payments in excess of $100,000 or (2) under which the Company or any of its Subsidiaries has continuing obligations (other than obligations in respect of confidentiality and release of claims);

(xviii)          Is a Company Lease;

(xix)          Is a material Contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is otherwise bound that:  (A) (1) grant rights in Software that is accessed by (e.g., running on a hosted or third party service, etc.), incorporated or integrated into, or bundled with the Company Products by the Company or any of its Subsidiaries or under which a Person has granted or agreed to grant to the Company or any of its Subsidiaries any license, covenant, release, immunity or other right with respect to material Intellectual Property Rights that are, or are purported to be, embodied in any Company Products, or are otherwise material to the Company or any of its Subsidiaries; (2) grant rights in Software used by the Company or any of its Subsidiaries to support development or compilation of Company Products; or (3) relate to Software used in the IT Assets of the Company or any of its Subsidiaries, but excluding in each case (for listing purposes only) (x) Open Source Software licenses, and (y) non-exclusive licenses to third-party Software that are not incorporated into any Company Product and that do not involve payments of amounts in excess of $250,000 and are not otherwise material to the business of the Company or any of its Subsidiaries, taken as a whole; or (B) grants a license or interest (including any covenant, release, immunity or other right) in any material Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries or relates to the acquisition or license or grant of any other right in any material Intellectual Property Rights, but excluding non-exclusive licenses to Intellectual Property Rights entered into in the Ordinary Course of Business;

(xx)          Is a Contract in which the counterparty is granted the exclusive right to act as the sole supplier to the Company or its Subsidiaries with respect to any material product or service used by the Company or such Subsidiary; or

(xxi)          any other Contract not of the type covered by the preceding clauses (i)-(xix) that provides for (A) attributable ARR to the Company or any of its Subsidiaries or (B) payments from the Company or any of its Subsidiaries, in either case, in excess of $750,000.

(b)          Neither the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in material breach of or material default under the terms of any Material Company Contract or has paid any material credits or material penalties with respect to service level agreements under any Material Company Contract. To the Company’s Knowledge, no other party to any Material Company Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or material default under the terms of any Material Company Contract. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any party to a Material Company Contract relating to such party’s intent to modify (in a detrimental manner), terminate or fail to renew the arrangements and relationships set forth therein, asserting a material breach by the Company or any of its Subsidiaries of such arrangements, or contesting, objecting to, otherwise disputing any renewal or extension of any Material Company Contract. Each Material Company Contract is a valid and binding obligation of the Company or the relevant Subsidiary party thereto, as applicable, and is in full force and effect; provided, however, that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the foregoing clauses (i) and (ii), collectively, the “Remedies Exception”). The Company has made available to Parent a correct and complete copy of each Material Company Contract in effect as of the date hereof (as amended through the date hereof). Except for claims that are not material to the Company and its Subsidiaries taken as a whole, since January 1, 2021, neither the Company nor any of its Subsidiaries has made, or has had made against it, any claim for damages pursuant to rights of indemnity, set-off, counterclaim or any other action pursuant to, in connection with or arising under any Material Company Contract.

Section 4.21      Property.

(a)          Neither the Company nor any of its Subsidiaries own any real property or any buildings, structures or other improvements thereon.

(b)          The Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease (the “Leased Real Property”), free and clear of all Liens (other than Permitted Liens). With respect to each Leased Real Property:

(i)          no notice of default has been received or delivered by the Company or any of its Subsidiaries under any Company Lease, and no event or circumstance exists or has occurred that, with notice and/or the passage of time would constitute any such default;

(ii)          neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(iii)          there are no outstanding options, rights of first refusal or other contractual rights under which any Person has any right to purchase or receive an assignment or transfer of such Leased Real Property or any portion thereof or interest therein.

(c)          Neither the Company nor any of its Subsidiaries has violated any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property, except to the extent that any such violation, individually or in the aggregate, does not or would not reasonably be expected to materially impair the use or occupancy of such Leased Real Property in the operation of the business of the Company and its Subsidiaries.

(d)          The Company or one of its Subsidiaries owns or leases all of the material tangible personal property reflected as owned or leased by the Company or any of its Subsidiaries in the Company Financial Statements or acquired after the Lockbox Date, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the Ordinary Course of Business since the Lockbox Date or otherwise no longer held due to casualty, destruction or scrap.

Section 4.22      Labor Matters.

(a)          Except as set forth on Section 4.22(a) of the Company Disclosure Letter, as of the date hereof, except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are (and have at all times since January 1, 2021 been) in compliance in all respects with all applicable Laws respecting or otherwise relating to labor or employment, including provisions thereof relating to any terms or conditions of employment, including without limitation, hiring, termination, fair employment practices, wages, hours of work, occupational safety and health, background checks, meal and rest breaks, notices, privacy, discrimination, harassment, retaliation, whistleblowing, disability rights and benefits, retaliation, equal opportunity, leaves of absence and other time off work, accommodations, fair labor standards, employee and worker classification, discipline, termination, workers’ compensation, collective bargaining, workplace safety, immigration, plant closures and mass layoffs, and any other labor and employment-related matters (the “Employment Laws”).

(b)          Except as set forth on Section 4.22(b) of the Company Disclosure Letter, the Company and its Subsidiaries are not party to or bound by any Labor Contract, and no employees of the Company and its Subsidiaries are represented by any Union with respect to their employment by any of the Company or its Subsidiaries, and no such Labor Contract is currently being negotiated, nor is the Company or any of its Subsidiaries under an obligation to negotiate any Labor Contract. There are no (and have not since January 1, 2021 been any) pending, or to the Knowledge of the Company, threatened Union decertification petitions filed with the National Labor Relations Board with respect to the employees of the Company and its Subsidiaries. There are no (and have not since January 1, 2021 been any) (i) unfair labor practice charges or other material Union or Labor Contract related Actions against any of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other similar Governmental Authority that has not been closed without the imposition of material fines, penalties, obligations or other material Liability on the Company or any of its Subsidiaries, (ii) concerted labor strikes, concerted walkouts, picketing, concerted work slowdowns, concerted work stoppages or lockouts pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, (iii) pending material Union organizing activities, or, to the Knowledge of the Company, pending or threatened Union organizing activities, in each case with respect to employees of the Company and its Subsidiaries, and (iv) petitions filed for certification, or demands for recognition, by any Union as the bargaining unit representation of any employees of the Company or its Subsidiaries, and decertification petitions. Neither the Company nor any of its Subsidiaries is required to notify, obtain the consent of, or otherwise consult or bargain with any employee or any of their bargaining unit representatives as a result of this Agreement pursuant to any Labor Contract.

(c)          Section 4.22(c) of the Company Disclosure Letter sets forth a true and complete list on an anonymized basis, as of May 9, 2024, of (i) all current employees of the Company and its Subsidiaries and (ii) all current natural Persons engaged by the Company and its Subsidiaries through a professional employer organization, in each case, including job title, employing entity, classification as exempt or non-exempt under applicable wage and hour Laws, base salary or hourly rate and/or other wages as applicable (including commissions, bonuses, and other wages), principal work location (state and country), and active or leave status.

(d)          Section 4.22(d) of the Company Disclosure Letter sets forth a true and complete list, as of May 9, 2024, of all current service providers of the Company and its Subsidiaries who are natural persons engaged on an individual independent contractor or other non-employee basis and with an annual fee in excess of $100,000, including name, job function or description of services, principal work location (City and state), and compensation terms; provided that such information may be provided on an anonymized basis to the extent required under applicable Law.

(e)          The Company and its Subsidiaries are, and have in the past three (3) years been, in material compliance with the Worker Adjustment and Retraining Act of 1988, and any similar state, local or foreign Law (collectively, the “WARN Act”). As of the date hereof, no employees of the Company or its Subsidiaries are involuntarily on temporary layoff or furlough.

(f)          Except as set forth on Section 4.22(f) of the Company Disclosure Letter, as of the date hereof, there are no Actions pending, or to the Knowledge of the Company, threatened, against any of the Company or its Subsidiaries concerning compliance with any Employment Laws. Since January 1, 2021, there have been no Actions pending, threatened in writing, or to the Knowledge of the Company, threatened orally concerning compliance with any Employment Laws that would reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries. Since January 1, 2021, the Company and its Subsidiaries have investigated all allegations of sexual or other illegal harassment against any director, officer, or management-level employee of the Company or any of its Subsidiaries of which they had knowledge and have taken corrective actions which they reasonably deemed necessary with respect to such allegations (except those allegations the Company reasonably deemed to not have merit). The Company and its Subsidiaries do not reasonably expect any such allegation of sexual or other illegal harassment to result in any material Liability to the Company and its Subsidiaries.

(g)          Except as would not reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries, no employee of the Company or any of its Subsidiaries in the United Kingdom has transferred to his or her employing entity (amongst the Company and its Subsidiaries) by means of a relevant transfer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 in circumstances where prior to that transfer he or she was a member of a defined benefit pension plan.

Section 4.23      Insurance. Section 4.23 of the Company Disclosure Letter sets forth a true, complete and correct list of (i) all insurance policies held by the Company or any of its Subsidiaries relating to its properties, assets, business or employees (excluding any Company Benefit Plan) (“Insurance Policies”), true and complete copies of which have been made available to Parent, and (ii) all claims in excess of $100,000 made under such policies since January 1, 2021. The Insurance Policies are in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. The Company and its Subsidiaries have timely paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies. Neither the Company nor any of its Subsidiaries (A) since January 1, 2021 has received any written notice of cancellation, termination, premium increase or material alteration of coverage with respect to any Insurance Policy or (B) is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy. All Insurance Policies are in full force and effect and valid and binding in accordance with their terms.

Section 4.24      Related Party Transactions(a). Except as set forth on Section 4.24 of the Company Disclosure Letter, no Related Party of the Company or any of its Subsidiaries or, to the Knowledge of the Company, member of such Related Party’s immediate family, or any Person for which such Related Party serves as an officer or director or which such Related Party controls, (a) is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, (b) has a direct or indirect material ownership or financial interest in any Person that is a counterparty to any Contract with the Company or any of its Subsidiaries (other than as an equityholder of the Seller), (c) has made any claim or right against the Company or any of its Subsidiaries (other than rights to receive compensation or benefits for services performed as a director, officer, employee or service provider to the Company or any of its Subsidiaries or any rights to reimbursement for business expenses incurred in the ordinary course) or (d) has any direct or indirect ownership or other material interest in, or is an officer, director, or employee of, any Top Customer or Top Supplier (clauses (a) through (d) collectively, “Related Party Agreements”).

Section 4.25      No Other Agreements to Sell. Neither the Company nor any of its Subsidiaries has any legal obligation to any Person other than Parent to effect (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company (other than any merger involving the Company and one or more wholly owned Subsidiaries of the Company where the Company is the surviving corporation in the merger, or any liquidation of a wholly owned Subsidiary of the Company), (b) the acquisition by any Person of all or a significant portion of the assets of the Company and its Subsidiaries, taken as a whole, or (c) the acquisition by any Person of all or a significant portion of the issued and outstanding capital stock of (or other equity interests in) the Company.

Section 4.26      Brokers. No broker, finder or financial advisor (other than the investment banker identified in Section 4.26 of the Company Disclosure Letter) (i) was engaged, directly or indirectly, as a broker, finder or financial advisor for the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or (ii) is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the Merger and any of the other transactions contemplated by this Agreement based upon a Contract made by or on behalf of the Company or any of its Subsidiaries.

Section 4.27      Investment Intention. The Company understands that the Parent Ordinary Shares to be issued in the Share Issuance have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 4.28      Ownership of Parent Stock. Neither the Company nor any Subsidiary of the Company owns or has, within the last three years, owned any Parent Ordinary Shares (or other securities convertible into, exchangeable for or exercisable for Parent Ordinary Shares).

Section 4.29      CFIUS. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries engages in (a) the design, fabrication, development, testing, production, or manufacture of one or more “critical technologies” within the meaning of the DPA, except for critical technologies eligible for export pursuant to License Exception ENC at 15 C.F.R. § 740.17(b) to non-“government end users” located or headquartered in a country not listed in Supplement No. 3 to 15 C.F.R. Part 740 other than those countries listed in Country Group D:1 in Supplement No. 1 to 15 C.F.R. Part 740; (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 4.30      Acknowledgement of Disclaimer of Other Representations and Warranties. The Company acknowledges that, as of the date hereof, it and its Representatives (a) have received full access to such books and records, facilities, properties, premises, equipment, contracts and other assets of Parent and its Subsidiaries which the Company and its Representatives have requested to review and (b) have had full opportunity to meet with the management of Parent and its Subsidiaries and to discuss the business and assets of Parent and its Subsidiaries. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article VI, in any of the Transaction Agreements and in certifications delivered pursuant to this Agreement, (i) neither Parent nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in Article VI, in any of the Transaction Agreements and in certifications delivered pursuant to this Agreement, (ii) no Person has been authorized by Parent or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity and (iii) any estimate, projection, prediction, Data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Company or any of its Representatives, via confidential memorandum, in connection with presentations by Parent’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article VI, in any of the Transaction Agreements or in certifications delivered pursuant to this Agreement. The Company has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, the Company has relied on the results of its own independent review and analysis. Notwithstanding anything herein to the contrary, nothing in this Agreement shall affect the ability of the Company to bring claims for Fraud.

Section 4.31      Government Contracts. With respect to any Government Contract, since January 1, 2021: (a) neither the Company nor any of its Subsidiaries has been in material breach of or material default under any Government Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default; (b) all representations and certifications applicable to such Government Contracts and associated bids or proposals were accurate in all material respects when made and have been updated as required; (c) invoices submitted by the Company or any Subsidiary were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer; (d) neither the Company nor any Subsidiary is required to make or maintain any cost accounting or any pricing disclosure or guarantee, or to maintain any accounting or property system, or performance or surety bond; (e) neither the Company nor any Subsidiary holds a facility security clearance as defined in the National Industrial Security Program Operating Manual (32 C.F.R. pt 117) and neither the Company nor any Subsidiary needs a facility security clearance or needs its employees to hold personal security clearance(s) to perform any Government Contract; (f) neither the Company nor any Subsidiary has claimed “small business” status or other preferred bidder status (such as veteran-owned small business, service-disabled veteran-owned small business, woman-owned, HUBZone, 7(a) small business, minority-owned, etc.) in relation to a Government Contract or an associated bid or proposal; (g) no Government Contract has been awarded to a either the Company or any Subsidiary because of “small business” status or other preferred bidder status; (h) neither the Company nor any Subsidiary nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101) has been suspended, debarred, or otherwise excluded from contracting with a Governmental Authority or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; (i) neither the Company nor any Subsidiary has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract; and (j) neither the Company nor any Subsidiary has received or been provided written (nor to the Knowledge of the Company, any oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Authority.

Section 4.32      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, in any of the Transaction Agreements or in certifications delivered pursuant to this Agreement, none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, and other than in the case of Fraud, neither the Company nor any other Person will have or be subject to any Liability or other obligation to Parent, Merger Sub or their respective Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts, financial model of other material made available to Parent, Merger Sub or their respective Representatives or Affiliates, including any information made available in the Electronic Data Room, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV, in any of the Transaction Agreements or in certificates delivered pursuant hereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Company Disclosure Letter, Seller hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.1      Organization and Qualification. Seller is a limited partnership duly formed, validly existing and in good standing, under the laws of the State of Delaware and has the requisite limited partnership power and authority to conduct its business as it is now being conducted and to own and use the properties owned and used by it.

Section 5.2      Authorization. Seller has all necessary limited partnership power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary action of Seller, no other proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the consummation of the Merger, filing the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.3      No Conflict; Required Consents.

(a)          Except as set forth on Section 5.3(a) of the Company Disclosure Letter, none of the execution and delivery of this Agreement by Seller, the consummation by Seller of the Merger or any other transaction contemplated by this Agreement, or the performance by Seller of its obligations hereunder will (i) conflict with or violate the Governing Documents of Seller, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 5.3(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any material Law or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, upon any of the properties or assets of the Seller pursuant to, any Contract to which the Seller is a party or by which any property or asset of the Seller is bound, except in the case of each of clauses (ii) and (iii) for such violations, conflicts, breaches, defaults, consent rights, terminations, amendments, accelerations, cancellations or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or impair the consummation by the Seller of the transactions contemplated hereby by the Termination Date.

(b)          Other than as set forth in Section 5.3(b) of the Company Disclosure Letter, none of the execution and delivery of this Agreement by the Seller, the consummation by the Seller of the Merger or any other transaction contemplated by this Agreement, or the performance by the Seller of its obligations hereunder will require any material consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) approvals pursuant to the requirements of the HSR Act and any other Antitrust Approvals, (ii) the CFIUS Approval, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and all such other notices or filings required by the DGCL with respect to the consummation of the Merger, and (iv) such other consents, approvals, authorizations, permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not, individually or in the aggregate, reasonably be expected to prevent or impair the consummation by the Seller of the transactions contemplated hereby by the Termination Date.

Section 5.4      Ownership of Company Shares. Seller is the record and beneficial owner of all of the Company Shares, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than restrictions on transfer imposed by applicable federal and state securities Laws and under the Governing Documents of the Company). Other than this Agreement, the Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that would require the Seller to sell, transfer, exchange, pledge, assign, hypothecate or otherwise dispose of any Company Shares or (b) any voting trust, proxy or other Contract relating to the voting of any Company Shares.

Section 5.5      Litigation. Except (i) as set forth on Section 5.5 of the Company Disclosure Letter, (ii) for any approvals pursuant to the requirements of the HSR Act and any other Antitrust Approvals and the CFIUS Approval and (iii) for any Actions under Antitrust Laws that arise or are threatened after the date hereof (in each case in relation to the transactions contemplated by this Agreement, including the Merger), there are no Actions pending, threatened in writing, or, to Seller’s knowledge, threatened orally, against Seller at law or in equity, or before or by any Governmental Authority, which if determined adversely to Seller would prevent or materially impede, interfere with, hinder or delay Seller’s performance under this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated by this Agreement, including the Merger. Seller is not subject to any material outstanding judgment, order (other than any approvals pursuant to the requirements of applicable Antitrust Approvals and the CFIUS Approval or Orders arising under Antitrust Laws after the date hereof) or decree of, or non-prosecution agreement or similar arrangement with, any Governmental Authority which would prevent or materially impede, interfere with, hinder or delay Seller’s performance under this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby, including the Merger.

Section 5.6      Brokers. No broker, finder or financial advisor (other than as identified in Section 4.26 of the Company Disclosure Letter) (i) was engaged, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement or (ii) is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the Merger and any of the other transactions contemplated by this Agreement based upon a Contract made by or on behalf of Seller.

Section 5.7      Investment Representation and Securities Laws Matters.

(a)          Seller is acquiring the Parent Ordinary Shares constituting the Share Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Seller is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Seller has such knowledge and experience in financial and business matters and the industries in which Parent operates that it is capable of evaluating the merits and risks of ownership of the Parent Ordinary Shares constituting the Share Consideration, and is able to bear the economic risk of such ownership for an indefinite period of time.

(b)          The Parties acknowledge and agree that the Parent Ordinary Shares included in the Share Consideration will not, as of the Closing Date, be registered under the Securities Act or any state or foreign securities laws, and the offer and sale of the Parent Ordinary Shares included in the Share Consideration is being made in reliance on one or more exemptions for private offerings under Section 4(a)(2) of the Securities Act and other applicable securities Laws. The Parent Ordinary Shares included in the Share Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. The Parties further acknowledge and agree that the Parent Ordinary Shares included in the Share Consideration constitute “restricted securities” as such term is defined in Rule 144 under the Securities Act.

(c)          Neither Seller nor any of its controlled Affiliates owns or has, within the last three years, owned any Parent Ordinary Shares (or other securities convertible into, exchangeable for or exercisable for Parent Ordinary Shares).

Section 5.8      Financial Statements.

(a)          Seller does not hold, and has never held, any assets, interests or investments in any other entities, except for its holdings in the Company, and does not have and has never had any operations, business or liabilities of any kind whatsoever, other than (i) activities in connection with its ownership of the Company, (ii) issuances of equity interests in Seller and (iii) activities in connection with its governance and organization and maintaining its existence under Delaware law, in each case, including any activities incidental thereto.

(b)          Seller is not a party to and does not have any commitment to become a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(c)          The Company Financial Statements fairly reflect the financial position of the Company and its Subsidiaries as of the dates and for the periods stated therein, including on a non-consolidated basis with Seller.

Section 5.9      Acknowledgement of Disclaimer of Other Representations and Warranties. The Seller acknowledges that, as of the date hereof, it and its Representatives (a) have received access to such books and records, facilities, properties, premises, equipment, contracts and other assets of Parent which they and their Representatives have requested to review and (b) have had the opportunity to meet with the management of Parent and its Subsidiaries and to discuss the business and assets of Parent and its Subsidiaries. Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article VI, in any of the Transaction Agreements and in certifications delivered pursuant to this Agreement, (i) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Seller is not relying on any representation or warranty except for those expressly set forth in Article VI, in any of the Transaction Agreements and in certifications delivered pursuant to this Agreement, (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Seller as having been authorized by such entity and (iii) any estimate, projection, prediction, Data, financial information, memorandum, presentation or any other materials or information provided or addressed to Seller or any of its Representatives, including any materials or information made available via confidential memorandum, in connection with presentations by Parent’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article VI, in any of the Transaction Agreements or in certifications delivered pursuant to this Agreement. Seller has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, Seller has relied on the results of its own independent review and analysis. Notwithstanding anything herein to the contrary, nothing in this Agreement shall affect the ability of Seller to bring claims for Fraud.

Section 5.10      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V, in any of the Transaction Agreements and in certifications delivered pursuant to this Agreement, neither Seller nor any of its Affiliates or any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller, its Subsidiaries (other than the Company and its Subsidiaries) or their businesses or with respect to any other information provided, or made available to, Parent or Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, and other than in the case of Fraud, neither Seller nor any other Person will have or be subject to any Liability or other obligation to the other parties hereto or their respective Representatives or Affiliates or any other Person resulting from such Person’s use of any information, documents, projections, forecasts, financial model or other material made available to Parent and Merger Sub or their respective Representatives or Affiliates, including any information made available in the Electronic Data Room, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V, in any of the Transaction Agreements or in certifications delivered pursuant to this Agreement.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) solely with respect to Sections 6.8, 6.9, and 6.10, as disclosed in the Parent SEC Documents filed or furnished since January 1, 2022, and publicly available on the SEC’s EDGAR filing system at least two Business Days prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) or, (ii) as set forth in the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 6.1      Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation or other legal entity duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted and to own and use the properties owned and used by it. Each of Parent and Merger Sub is duly qualified or licensed as a foreign entity to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Each of Parent and Merger Sub has made available to the Company true, complete and correct copies of their Governing Documents, in each case, as in effect as of the date of this Agreement.

Section 6.2      Capitalization of Parent.

(a)          As of May 17, 2024, the authorized capital stock of Parent consisted of 250,000,000 ordinary shares, of which 43,146,685 were issued and outstanding. As of May 17, 2024, there were 193,607 Parent Ordinary Shares underlying outstanding Parent options (with a weighted-average exercise price of $78.85), 2,190,604 Parent Ordinary Shares underlying outstanding Parent restricted share units, and 320,911 Parent Ordinary Shares underlying outstanding Parent performance share units, and there were 2,035,319 Parent Ordinary Shares reserved for issuance under the Parent Equity Plans other than such Ordinary Shares that are currently underlying outstanding Parent options, Parent restricted share units and Parent performance share units. Except as set forth above, as of the date hereof, no shares of capital stock of, or other equity interests in, Parent, or options, warrants, puts, calls, or other rights to acquire any such capital stock or other equity or equity-based interests are outstanding or reserved for issuance. All shares that may be issued to the Seller pursuant to this Agreement (including the Share Consideration) or pursuant to an employee benefit plan maintained by Parent will be, when issued in accordance with the terms thereof, (i) duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Liens under Parent’s Governing Documents identified in Section 6.2 of the Parent Disclosure Letter and transfer restrictions under applicable securities Laws) and have not been issued in violation of any preemptive rights, or (ii) issued in compliance with the applicable benefit plan maintained by Parent and all applicable Laws and properly accounted for in all respects in accordance with GAAP, as applied consistent with Parent’s past practice.

(b)          At the Closing, Parent will have sufficient authorized but unissued Parent Ordinary Shares for Parent to satisfy its obligation to deliver the Share Consideration to Seller pursuant to the terms of this Agreement. Upon consummation of the transactions contemplated hereby, the Seller shall acquire good and valid title to the Parent Ordinary Shares constituting the Share Consideration free and clear of all Liens, other than Liens under Parent’s Governing Documents, transfer restrictions under applicable federal and state securities Law, Israeli Law and the restrictions set forth in the Registration Rights Agreement. As of the date hereof, Parent is a “well-known seasoned issuer” (as defined in Rule 405 promulgated under the Securities Act) eligible to register the resale of the Parent Ordinary Shares constituting the Share Consideration using a registration statement on Form F-3.

Section 6.3      Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub is 1,000 common shares, par value $ 0.01 each, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Direct Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 6.4      Authorization.

(a)          Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary action of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the consummation of the Merger, filing the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)          The Parent Board has and has not subsequently rescinded or modified: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and Share Issuance, are advisable and fair to and in the best interests of Parent; and (ii) authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, including the Merger and Share Issuance.

(c)          At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of the DGCL and Merger Sub’s Governing Documents, the board of directors of Merger Sub has unanimously, subject to the terms and conditions of this Agreement, (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of Merger Sub and Direct Parent, (ii) authorized, approved and adopted this Agreement and the other transactions contemplated hereby, including the Merger, on the terms set forth in this Agreement, and (iii) resolved to recommend to the holders of shares of Merger Sub the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way.

(d)          The vote of Direct Parent in its capacity as the sole stockholder of Merger Sub is the only vote of any stockholders of Parent, Direct Parent or Merger Sub necessary (under applicable Law or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement by Parent and Merger Sub. The board of directors of Direct Parent, in its capacity as sole stockholder of Merger Sub, has, and not subsequently rescinded, modified or withdrawn in any way: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Merger Sub and Direct Parent and (ii) authorized and approved this Agreement and the transactions contemplated hereby, including the Merger.

(e)          The issuance and delivery by Parent of the Parent Ordinary Shares constituting the Share Consideration to the Seller does not require any vote or other approval or authorization of any holder of any Parent Ordinary Shares in its capacity as such.

Section 6.5      No Conflict; Required Consents.

(a)          None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or the performance by Parent and Merger Sub of their obligations hereunder will (i) conflict with or violate the Governing Documents of Parent or Merger Sub, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 6.5(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any material Law or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than in connection with any financing incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement), upon any of the properties or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound.

(b)          None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or the performance by Parent and Merger Sub of their obligations hereunder will require any material consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) approvals pursuant to the requirements of the HSR Act and any other Antitrust Approvals, (ii) the CFIUS Approval, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and all such other notices or filings required by the DGCL with respect to the consummation of the Merger, (iv) the Exchange Act, and the rules promulgated thereunder, (v) the Securities Act, and the rules promulgated thereunder (vi) the rules and regulations of NASDAQ and (vii) state securities, takeover and “blue sky” Laws, and (viii) such other consents, approvals, authorizations, permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries.

Section 6.6      Brokers. Other than the financial advisor identified in Section 6.6 of the Parent Disclosure Letter, no broker, finder or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.7      Financing. As of the date of this Agreement and at the Closing, Parent has, and will have at the Closing, sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms contemplated by this Agreement, including the payment of all amounts payable pursuant to Article II or Article III in connection with or as a result of the Merger. For the avoidance of doubt, the obligations of Parent hereunder are not subject to any condition with respect to Parent’s ability to obtain financing.

Section 6.8      SEC Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2022 (all such documents and reports publicly filed or furnished by the Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since January 1, 2022 has been, required to file any forms, reports or other documents with the SEC.

(a) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto or with respect to pro forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. Parent is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq applicable to Parent.

Section 6.9      Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2023, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 6.10      Absence of Certain Changes. Since March 31, 2024, there has not been any change, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole. Since March 31, 2024, (a) Parent and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business consistent with past practice, and (b) none of Parent or any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Section 7.2.

Section 6.11      Solvency. Assuming (a) the representations and warranties set forth in Article IV and Article V are, subject to the terms and limitations set forth therein, true and correct, (b) the compliance and performance by Seller and the Company of their respective obligations under this Agreement, (c) the Company and its Subsidiaries, taken as a whole, are solvent immediately prior to the Effective Time, and (d) the satisfaction of the conditions to Parent and Merger Sub’s obligations to consummate the Merger, then immediately after the Closing, Parent and each of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), on a consolidated basis, shall be able to pay their respective debts as they become due and shall own property that has a fair saleable value, on a consolidated basis, greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Closing, Parent and each of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, the Company or any of their respective Subsidiaries.

Section 6.12      Acknowledgement of Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives have requested to review and (ii) the Electronic Data Room and (b) have had full opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and Article V, in any of the Transaction Agreements and in certifications delivered pursuant to this Agreement, (i) neither Seller, the Company nor any of the Company’s Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article IV and Article V, in any of the Transaction Agreements and in certifications delivered pursuant to this Agreement (including any certificates delivered pursuant hereto), (ii) no Person has been authorized by Seller, the Company or any of the Company’s Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room, via confidential memorandum, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV and Article V. Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis. Notwithstanding anything herein to the contrary, nothing in this Agreement shall affect the ability of Parent to bring claims for Fraud.

Section 6.13      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article VI, in any of the Transaction Agreements and in certifications delivered pursuant to this Agreement, none of Parent, Merger Sub, any of their respective Affiliates or any other Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses or with respect to any other information provided, or made available, the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, and other than in the case of Fraud, neither Parent, Merger Sub nor any other Person will have or be subject to any Liability or other obligation to the Company or its Representatives or Affiliates or any other Person resulting from the Company’s or its Representatives’ or Affiliates’ use of any information, documents, projections, forecasts, financial model of other material made available to the Company or its Representatives or Affiliates, including any information made available in an electronic data room for maintained by Parent for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article VI, in any of the Transaction Agreements or in certifications delivered pursuant to this Agreement.

ARTICLE VII.

COVENANTS AND AGREEMENTS

Section 7.1      Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except (1) as set forth in Section 7.1 of the Company Disclosure Letter, (2) as required by this Agreement, (3) as required by applicable Law or (4) with the prior written consent of Parent (which consent (i) may be given via email by a senior executive officer of Parent to a senior executive officer of the Company and (ii) shall not be unreasonably withheld, conditioned or delayed, provided that any such consent of Parent shall not affect the calculation of Leakage Amount hereunder): (A) the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, conduct their respective businesses and operations in all material respects in the Ordinary Course of Business, (B) the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, preserve materially intact its existence and business organization and to preserve the goodwill and present relationships (contractual or otherwise) with all material customers, suppliers, resellers, retailers, distributors, licensors and any others having significant business dealings with the Company or any of its Subsidiaries and (C) without limiting any of the forgoing, the Seller and the Company shall not and the Company shall cause its Subsidiaries not to:

(a)          amend in any material respect the Governing Documents of the Company or its Subsidiaries or form any Subsidiary or joint venture entity;

(b)          transfer, propose, authorize, issue, sell, pledge, purchase, redeem, retire, dispose of, encumber or grant any capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such capital stock of the Company or its Subsidiaries;

(c)          (i) declare, set aside, authorize, make or pay any dividend or other distribution with respect to the Company’s or any of its Subsidiaries’ capital stock, options, warrants, call rights, preemptive rights, phantom equity, other Contracts convertible into securities or other similar rights, other than dividends or distributions by any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company; (ii) split, combine or reclassify any capital stock, options, warrants, call rights, preemptive rights, phantom equity, other Contracts convertible into securities or other similar rights or other equity interests of the Company or any of its Subsidiaries; or (iii) redeem, purchase or otherwise acquire any capital stock, options, warrants, call rights, preemptive rights, phantom equity, other Contracts convertible into securities or other similar rights or other securities of the Company or any of its Subsidiaries.

(d)          except as required pursuant to the terms of any Company Benefit Plan as in effect on the date hereof or by applicable Law, (i) increase the compensation or other benefits payable or to become payable to any current director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, other than increases in base salary or wages (and corresponding increases in bonus, commission, and similar incentive compensation) of up to 8%  in the Ordinary Course of Business for any current employee who is not a Key Employee (provided, it is understood that a person who is not a Key Employee prior to any such increase may become a Key Employee as a result of such increase) (but not more than 5% in the aggregate for all such employees taken as a whole); (ii) grant any severance (other than severance in accordance with the Company’s or its Subsidiaries’ severance policy as in effect on the date of this Agreement (as such severance policy is described in Section 4.15(a) of the Company Disclosure Letter)), change in control, retention, termination or similar compensation or benefits or take any action to accelerate any such payment or benefit, or the funding of any such payment or benefit, payable or to be provided under any Company Benefit Plan to any current or former employee, director, individual independent contractor or other non-employee service provider of the Company, excluding any payment of bonuses, commissions or similar incentives earned in accordance with their terms in the Ordinary Course of Business; or (iii) adopt, establish, enter into, amend or terminate any material Company Benefit Plan, except for amendments in the Ordinary Course of Business that do not materially increase costs;

(e)          (i) hire or terminate the employment or service of, any Key Employee, except for terminations for cause, or (ii) conduct any employee layoffs, terminations or other reductions in force that would trigger notice requirements under the WARN Act;

(f)          grant or award any options, convertible securities, restricted shares, restricted stock units or other rights to acquire any capital stock of or other equity or equity-based interests in the Company or any of its Subsidiaries;

(g)          make any capital expenditures, except (i) capital expenditures that, in the aggregate in any three-month period, taken as a whole, do not exceed by more than 5% the aggregate capital expenditures budget for the Company and its Subsidiaries for such period set forth on Section 4.20(a)(ii) of the Company Disclosure Letter or (ii) pursuant to Company Contracts in force on the date of this Agreement;

(h)          make any acquisition (including by merger) of capital stock or other equity or voting interests or a material portion of the assets of any other Person;

(i)          enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances and similar commercial relationships in the Ordinary Course of Business), limited liability company or similar arrangement with any other Person.

(j)          sell, assign, transfer, convey, encumber, license, permit to expire (except for the expiration of Registered Company Intellectual Property at the end of its statutory term) or lapse, abandon or otherwise dispose of, or mortgage, pledge or subject to any Lien (other than Permitted Liens), any material asset or material property, whether tangible or intangible, owned, leased or licensed by the Company or its Subsidiaries other than in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets;

(k)          except for intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, (A) incur or assume any liabilities or obligations with respect to the following clauses in the definition of Indebtedness: clauses (i), (ii), (iii), (iv), (v), (viii) and (ix); (B) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries; (C) modify in any material respect the terms of any such Indebtedness for borrowed money, (D) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness of any Person, (E) make any loans, advances or capital contributions to or investments in any other Person (other than expense advances in the Ordinary Course of Business and/or loans made under the Company’s or its Subsidiaries’ 401(k) plan); or (F) enter into any commodity, currency or other hedging agreements other than such hedging agreements entered into in the Ordinary Course of Business; (G) enter into any new capital leases or synthetic leases classified as indebtedness under GAAP; or (H) enter into any arrangement having the economic effect of any of the foregoing;

(l)          (i) amend or modify any Material Company Contract in a manner that is materially adverse to the Company, (ii) terminate any Material Company Contract other than completions or expirations of any Material Company Contract in accordance with its terms or as required pursuant to Section 7.14, (iii) enter into any Contract that would qualify as a Related Party Agreement, (iv) enter into any Contract that would qualify as a Material Company Contract other than in the Ordinary Course of Business, or (v) enter into any Contract that contains any of the types of provisions described on Section 7.1(l) of the Company Disclosure Letter.

(m)          (i) change present accounting methods or principles in any material respect, except as required by GAAP, or (ii) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than as required by GAAP or in the Ordinary Course of Business;

(n)          settle or compromise any Actions except for the settlement of any Actions that meets each of the following requirements: (i) the terms of such settlement do not impose any obligation other than the payment of money and customary confidentiality and release of claims provisions, (ii) the settlement does not involve any admission of guilt or wrongdoing by the Company or any of its Subsidiaries and includes a full and release of claims made by the counterparty to such Action (which release extends to successors of the Company and its Subsidiaries) and (iii) the amount payable pursuant to such settlement involves less than $100,000 individually and less than $250,000 in the aggregate for all such settlements;

(o)          recognize a Union as the bargaining unit representative of any employees of the Company or any of its Subsidiaries;

(p)          enter into, assume, agree to be bound by, modify, terminate or negotiate any Labor Contract (except for the renewal or legally mandated entry into, in the ordinary course of any national or industry-level Labor Contracts the Company or any of its Subsidiaries is a party to or bound by);

(q)          (i) make (other than in the Ordinary Course of Business), change or rescind any material Tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (iii) change any annual Tax accounting period, (iv) adopt or change any material method of Tax accounting, (v) file any material Tax Return in a manner materially inconsistent with past practice of the Company or any Subsidiary or file any amended material Tax Return, (vi) make any voluntary Tax disclosure with a Governmental Authority, (vii) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than pursuant to any agreement entered into in the Ordinary Course of Business and the principal purpose of which does not relate to Taxes), (viii) enter into any closing agreement relating to any material Tax, (ix) surrender any right to claim a material refund, credit or similar Tax benefit, or (x) consent to any extension or waiver of the statute of limitations period applicable to any material Tax or Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

(r)          fail in any material respect to maintain insurance coverage that is consistent with the current insurance coverage of the Company and its Subsidiaries, taken as a whole;

(s)          enter into any new business line or exit any material existing line of business;

(t)          merge, combine or consolidate or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(u)          sell, assign, transfer, license, lease, abandon or otherwise dispose of any material Owned Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business;

(v)          disclose any material Trade Secrets or material confidential information of the Company and its Subsidiaries to any Person, other than in the Ordinary Course of Business consistent with past practice or to Persons who are under a contractual, legal, or ethical obligation to maintain the confidentiality of such information; or

(w)          agree, commit, or enter into any Contract to do any of the foregoing.

Notwithstanding anything to the contrary in this Section 7.1, (i) the Company’s or its Subsidiaries’ failure to take any action prohibited by Section 7.1(C) shall not be a breach of Section 7.1(A) or Section 7.1(B) and (ii) the Company and its Subsidiaries may enter into and/or pay any transaction bonus arrangements with employees of the Company or its Subsidiaries so long as such bonuses are included in the calculation of Company Expenses and provided that, prior to entering or paying any such transaction bonuses, the Company shall give Parent a reasonable opportunity to review and comment on such proposed bonuses and shall take into account in good faith any reasonable comments made by Parent with respect to such proposed bonuses. Nothing contained in this Agreement shall be construed to give Parent or any of its Affiliates, directly or indirectly, any right to control or direct the businesses of the Company or its subsidiaries prior to the Closing.

Section 7.2      Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (1) as set forth in Section 7.2 of the Parent Disclosure Letter, (2) as required by this Agreement, (3) as required by applicable Law, or (4) as with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not:

(a)          amend in any material respect their Governing Documents in a manner that would adversely affect the Seller or the Share Consideration, in each case disproportionately relative to other holders of Parent Ordinary Shares; and

(b)          grant any demand, piggyback or shelf registration rights, the terms of which are senior to or conflict with the rights to be granted to the Seller under the Registration Rights Agreement to any other Person.

Section 7.3      No Solicitation by the Company.

(a)          From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, neither the Seller nor the Company will, nor shall the Seller nor the Company authorize or permit any of its Subsidiaries to, and the Seller and the Company will use its reasonable best efforts to cause its and their respective Representatives not to, (a) initiate, solicit or knowingly encourage, directly or indirectly, the making of any Company Acquisition Proposal or (b) other than informing Third Parties of the provisions contained in this Section 7.3, engage in negotiations or substantive discussions with, or furnish any nonpublic information to, any Third Party that relates to a Company Acquisition Proposal. For purposes of this Agreement, “Company Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide proposal or offer (other than a proposal or offer by Parent or any of its Affiliates) from a Third Party for (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Seller, any intermediate holding company or the Company, (ii) the direct or indirect acquisition by any Person of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole (based on fair market value, as determined in good faith by the Company Board), (iii) the direct or indirect acquisition by any Person of 20% or more of the issued and outstanding shares of any class of Company Shares, (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or (v) any combination of the foregoing.

(b)          The Company agrees that it and its Subsidiaries shall, and that they shall cause their respective Representatives to, and the Seller agrees it shall, and that it shall cause its Subsidiaries and Representatives to (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the parties hereto) conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and (ii) request each third party that has heretofore executed a confidentiality agreement that relates to a Company Acquisition Proposal (other than Parent) to return or destroy all confidential information regarding Seller, the Company or its Subsidiaries heretofore furnished to such third party. The Company agrees that it and its Subsidiaries, and the Seller agrees that it and its Subsidiaries, will take the necessary steps to promptly inform their respective Representatives of the obligations undertaken in this Section 7.3.

Section 7.4      Appropriate Action; Consents; Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, and without limiting the other provisions of this Section 7.4, each of the parties hereto shall (and shall cause each of their applicable Subsidiaries and Affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, each of the parties agrees to use its respective reasonable best efforts to (A) cause the conditions to the Merger set forth in Article VIII to be satisfied as promptly as practicable, and (B) obtain all necessary consents, approvals, orders, waivers, and authorizations of, actions or nonactions by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act any other applicable Antitrust Law necessary to start any applicable waiting period) and take all reasonable steps as may be necessary to obtain an approval from any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger. In furtherance and not in limitation of the foregoing, Parent and Merger Sub agree to use reasonable best efforts to avoid, eliminate or resolve any impediment or objections that may be asserted by the United States Department of Justice, the United States Federal Trade Commission, or under any Antitrust Laws and obtain all necessary consents, approvals, orders, waivers and authorizations of the United States Department of Justice, the United States Federal Trade Commission, or under any Antitrust Laws, so as to enable the parties to consummate the transactions contemplated by this Agreement (including the Merger) expeditiously, and in any event prior to the Termination Date, including committing to and effecting (i) the creation, termination, amendment, modification or divestment of any contracts, agreements, commercial arrangements, relationships, ventures, rights or obligations of Parent, the Company or any of their respective Subsidiaries or Affiliates, (ii) any restrictions, impairments, agreements or actions that would limit Parent’s, the Company’s or their respective Subsidiaries’ or Affiliates’ freedom of action with respect to, or their ability to own, manage, operate, conduct and retain, any of their businesses, assets, equity interests, product lines or properties or (iii) any other remedy, commitment, undertaking or condition (including future behavioral remedies) (each a “Remedial Action”); provided, however, that (A) nothing in this Agreement shall require Parent or its Subsidiaries or its Affiliates (and the Company shall not, and shall not permit its Subsidiaries or Affiliates to, without Parent’s prior written consent) to agree to a Remedial Action that is not conditioned on the consummation of the transactions contemplated by this Agreement, (B) notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, nothing in this Agreement shall obligate Parent or its Subsidiaries or Affiliates to (and the Company shall not, and shall not permit its Subsidiaries or Affiliates to, without Parent’s prior written consent) propose, offer, negotiate, commit to, agree to or effect (x) the sale, divestiture, license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of Parent, the Company or any of their respective Subsidiaries or Affiliates, (y) any Remedial Actions that would require “hold separate” arrangements, material changes or restrictions in management or other material covenants affecting business operating practices of Parent or any of its Subsidiaries or Affiliates (including the Surviving Corporation) or (z) any other Remedial Action with respect to assets, businesses or product lines of Parent, the Surviving Corporation or any of their respective Subsidiaries, or any combination thereof, that would reasonably be expected to have a material adverse effect on a company of the Company’s size, and (C) notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, nothing in this Agreement shall obligate Parent or its Subsidiaries or Affiliates to litigate or contest any lawsuit by a Governmental Authority which questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith.

(b)          In furtherance and not in limitation of the foregoing, each of the parties hereto shall (i) as promptly as reasonably practicable (and in no event later than fifteen (15) Business Days following the date hereof) make their respective filings pursuant to the HSR Act, (ii) as promptly as reasonably practicable after the date hereof make any other required or advisable filings, or as applicable, submit any required or advisable draft filings pursuant to any Antitrust Law set forth on Section 8.1(a)(ii) of the Company Disclosure Letter, and (iii) make an appropriate response, as promptly as reasonably practicable, to any request for information or documents from any Governmental Authority, in each case, with respect to the transactions contemplated by this Agreement, including the Merger.

(c)          Each of the parties hereto shall use reasonable best efforts to prepare and prefile with the Committee on Foreign Investment in the United States (“CFIUS”) a draft joint voluntary notice and other appropriate documents pursuant to 31 C.F.R. § 800.501(g) as promptly as practicable after the date of this Agreement, and then as promptly as practicable after receipt from CFIUS of comments on the draft joint voluntary notice or confirmation that there are no such comments, but in any event no more than five (5) Business Days after such receipt or confirmation, jointly file with CFIUS a formal joint voluntary notice pursuant to 31 C.F.R. § 800.501(a) (a “Notice”). The parties shall use reasonable best efforts to respond to any request for additional information or documentary material by CFIUS or its member agencies as promptly as practicable (and in any event in accordance with applicable regulatory requirements), and prepare and file any other submissions with CFIUS that are formally requested by CFIUS to be made, or which the parties mutually agree should be made, in each case in connection with the transactions contemplated by this Agreement, (collectively with the Notice, “CFIUS Filings”).

(d)          Notwithstanding anything to the contrary set forth in Section 7.4(a), to the extent permitted by applicable law and not prohibited by applicable Governmental Authorities and subject to all applicable privileges (including the attorney client privilege), the parties shall (i) cooperate and coordinate with the other in the making of the CFIUS Filings and in connection with resolving any investigation, request or other inquiry of CFIUS (including, to the extent permitted by applicable law, providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing, except for any exhibits providing the personal identifier information required by 31 C.F.R § 800.502(c)(5)(vi), and considering all reasonable additions, deletions or changes suggested in connection therewith), (ii) supply the other with any information and reasonable assistance that may be required or reasonably requested in connection with the making of such CFIUS Filings, and (iii) subject to the following sentence, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to obtain CFIUS Approval as promptly as practicable. Notwithstanding anything to the contrary contained in this Agreement, (A) neither Parent, the Company, nor any of their respective Subsidiaries or Affiliates shall be required to agree to any national security agreements, letters of assurance, other mitigation agreements, or any Remedial Action that is not conditioned on the consummation of the transactions contemplated by this Agreement, (B) notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, nothing in this Agreement shall obligate Parent or its Subsidiaries or Affiliates to (and the Company shall not, and shall not permit its Subsidiaries or Affiliates to, without Parent’s prior written consent) propose, offer, negotiate, commit to, agree to or effect (x) the sale, divestiture, license, transfer or other disposition of any business, assets, equity interests, product lines or properties of Parent, the Company or any of their respective Subsidiaries or Affiliates, (y) any Remedial Actions that would require “hold separate” arrangements, material changes or restrictions in management or other material covenants affecting business operating practices of Parent or any of its Subsidiaries or Affiliates (including the Surviving Corporation) or (z) any other Remedial Action with respect to assets, businesses or product lines of Parent, the Surviving Corporation or any of their respective Subsidiaries, or any combination thereof, that would reasonably be expected to have a material adverse effect on a company of the Company’s size, and (C) notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, nothing in this Agreement shall obligate Parent or its Subsidiaries or Affiliates to litigate or contest any lawsuit by a Governmental Authority which questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith.

(e)          Subject to applicable Law and all applicable privileges (including attorney-client privilege) and except as prohibited by any Governmental Authority, each of the parties hereto shall promptly inform the other of any communication from any Governmental Authority regarding the transactions contemplated by this Agreement in connection with any Regulatory Filing or any other filings or submissions with any Governmental Authority relating to the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, and unless prohibited by applicable law or by the applicable Governmental Authority, the parties hereto shall (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the transactions contemplated by this Agreement, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other parties reasonably apprised with respect to any communications with any Governmental Authority regarding the transactions contemplated by this Agreement, (iv) make available to the other parties such information as they may reasonably request in order to make any filing pursuant to any Antitrust Law or respond to information or document requests by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all such written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority, and (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the transactions contemplated by this Agreement. Any such disclosures, rights to participate, or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable law and provisions of this Agreement.

(f)          Each of Parent and the Company shall be responsible for 50% of all filing fees payable by the parties and their respective Affiliates in connection with obtaining the Antitrust Approvals and CFIUS Approval (collectively “Shared Filing Fees”). If either Parent or the Company, or any of their respective Affiliates, pays any Shared Filings Fees, the other party shall promptly reimburse the paying party for 50% of the amount of such Shared Filing Fees upon presentation of an invoice therefor.

(g)          Parent shall not, nor shall it permit its Subsidiaries or Affiliates to, acquire or agree to acquire any assets, business, Person or division thereof in the “machine identity management”, “certificate lifecycle management”, “PKI” or “code signing” industries, if such action would reasonably be expected to (i) materially delay obtaining or materially increase the risk of not obtaining any clearance, consent or approval of any Governmental Authority required to be obtained by this Agreement or (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement.

Section 7.5      Access to Information; Confidentiality.

(a)          From the date of this Agreement to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, Seller and the Company will, and will cause their respective Subsidiaries to, provide to Parent and its authorized Representatives (i) reasonable access during normal business hours and upon reasonable prior notice from Parent to their respective properties, books, contracts and records and to the officers and senior employees of the Company and its Subsidiaries as Parent may reasonably request and (ii) such financial and operating for purposes that are reasonably related to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, or disclose (A) any information or documents which would (in the reasonable judgment of the Company) be reasonably likely to (1) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (2) violate any applicable Laws, or (3) unreasonably disrupt the businesses and operations of the Company or any of its Subsidiaries or provide access to trade secrets or Protected Information, or (B) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided that the Company will use reasonable best efforts to facilitate the sharing of any information so withheld by reason of any of the foregoing exceptions in a manner that does not implicate any of the foregoing exceptions. All information exchanged pursuant to this Section 7.5 shall be subject to the Confidentiality Agreement and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder.

(b)          On the Closing Date, if not provided prior to the Closing Date, the Company shall use commercially reasonable efforts to provide Parent with the applicable access credentials (e.g., passwords, account names, keys, tokens) for all of the Company’s Internet domain names, uniform resource locators, social media handles and accounts and similar online or digital communities or networks.

(c)          Except as otherwise provided in this Agreement, prior to the Closing, Parent and its Representatives may only contact and communicate with employees, customers, service providers and suppliers of the Company and its Subsidiaries related to the transactions contemplated hereby after prior consultation with and written approval (email being sufficient) of the Seller (which shall not be unreasonably withheld, conditioned or delayed); provided that, subject to Section 7.8, nothing herein shall prohibit Parent or its Representatives from engaging in any communications (i) in the Ordinary Course of Business and unrelated to the transactions contemplated by this Agreement with any of the customers, service providers, regulators, suppliers and any other material business relations of Parent or any of its Affiliates or (ii) with employees, customers, service providers or suppliers that it has already had contact with prior to the date hereof in connection with Parent’s evaluation and negotiation of this Agreement and the transactions contemplated hereby.

Section 7.6      Directors’ and Officers’ Indemnification and Insurance.

(a)          Prior to the Effective Time, the Company shall obtain a non-cancelable extension or “tail” insurance coverage of the directors’ and officers’ liability coverage of the Company’s (or Seller’s) existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. The costs payable in connection with the D&O Insurance shall constitute a Company Expense. Parent shall cause the D&O Insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(b)          From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) indemnify, defend and hold harmless each current and former manager, director, and officer of the Company and its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”), against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “D&O Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company, its Subsidiaries, as applicable, occurring or alleged to have occurred before or at the Effective Time (including any D&O Claim relating in whole or in part to this Agreement or the transactions contemplated hereby), and (ii) assume all obligations of the Company and its Subsidiaries, as applicable, to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses, in each case to the extent provided in the Governing Documents of each of the Company and its Subsidiaries as in effect on the date hereof and (B) any other agreement with an Indemnitee that is set forth on Section 7.6(a) of the Company Disclosure Letter and in effect as of the date hereof, which shall in each case survive the transactions contemplated hereby and continue in full force and effect in accordance with the terms thereof.

(c)          From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, pay and advance to each Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any D&O Claim relating to any acts or omissions covered under this Section 7.6 as and when incurred to the fullest extent permitted under applicable Law and the Governing Documents of the Company and its Subsidiaries in effect as of the date hereof; provided that the Person to whom expenses are advanced provides a written undertaking to repay the amount paid or reimbursed if it is ultimately determined that such Person is not permitted to be indemnified under applicable Law, organizational documents of the Company and its Subsidiaries.

(d)          If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.6.

(e)          The provisions of this Section 7.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.6 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 7.6 applies shall be third party beneficiaries of this Section 7.6).

Section 7.7      Notification of Certain Matters; Certain Actions. The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company and the Seller, of (a) any written notice received by such party from (i) any Governmental Authority in connection with the approval of the transactions contemplated by this Agreement, including the Merger, or (ii) any other Person alleging that the consent of such Person is required in connection with the Merger or the transactions contemplated by this Agreement, if, in the case of clause (ii), the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect, and (b) any Actions commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its directors or Affiliates which relate to this Agreement, the Merger or the transactions contemplated by this Agreement; provided, however, that any failure to give notice in accordance with the foregoing with respect to any event or development shall not be deemed to constitute a violation of this Section 7.7 or the failure of any condition set forth in Article VIII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying event or development would independently result in a failure of the conditions set forth in Article VIII to be satisfied. Each party shall control the defense or settlement of any Actions against such party or any of its directors or Affiliates which relate to this Agreement, the Merger or the transactions contemplated by this Agreement; provided that each party shall give the other parties hereto reasonable opportunity to participate, at such other parties’ expense, in such Actions and each party shall consult with the other parties hereto and consider in good faith all advice and recommendations of such other parties prior to settling any such Actions.

Section 7.8      Public Announcements. The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Parent and Seller. Parent and Seller shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment on, any other press release or other public announcements with respect to this Agreement or the transactions contemplated hereby, and neither Parent nor Seller shall (nor shall their respective Affiliates) issue any such press release or make any such other public announcement without the consent of the other party, except that no such consent shall be required to the extent otherwise provided by this Agreement or with respect to any disclosures as may be required by applicable Law, Order or court process. Notwithstanding any other provision of this Agreement, (i) the requirements of this Section 7.8 shall not apply to any disclosure by Seller, Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement, (ii) Seller and its Affiliates may disclose the occurrence of the Merger and the financial return and other financial performance or transaction information, in connection with fundraising, marketing, informational or reporting activities to their current and potential equityholders or investors, (iii) any party shall be permitted to make any disclosure required by Law without the prior consent of the other parties and (iv) each party may make public disclosures that are consistent with previous public disclosures made in accordance with this Section 7.8 and that do not include any previously undisclosed material information relating to the transactions contemplated by this Agreement.

Section 7.9      The Company, Direct Parent, and Merger Sub.

(a)          Parent will take all actions necessary to (i) cause Direct Parent and Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (ii) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or Liabilities.

(b)          Seller will take all actions necessary to cause the Company and its Subsidiaries to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement.

Section 7.10      Employee Matters.

(a)          During the period immediately following the Closing Date until the first (1st) anniversary of the Closing Date, or if earlier, the termination date of the Continuing Employee (the “Benefits Continuation Period”), Parent shall provide, or cause to be provided, for those employees of the Company or any of its Subsidiaries who are employees of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) during the Benefits Continuation Period (the “Continuing Employees”), (i) base salary or wage rate and target annual cash incentive compensation opportunities (excluding specific performance goals and equity or equity-based arrangements) that are, in each case, no less favorable than the base salary or wage rate and target annual cash incentive compensation opportunities (excluding specific performance goals and equity or equity-based arrangements) provided to such Continuing Employees by the Company or any of its Subsidiaries immediately prior to the Closing Date, (ii) other employee benefits (excluding equity or equity-based arrangements, change in control, retention or similar benefits, and defined benefit pension or post-employment welfare benefits) that are substantially comparable in the aggregate to those provided to either (1) such Continuing Employees by the Company or any of its Subsidiaries immediately prior to the Closing Date under Company Benefit Plans set forth on Section 4.15(a) of the Company Disclosure Letter (subject to the same exceptions) or as otherwise required by applicable Law, or (2) similarly situated employees of Parent or its applicable Affiliates (subject to the same exceptions), and (iii) severance benefits that are no less favorable than those to which the Continuing Employee would have been entitled under the Company’s or its Subsidiaries’ severance policy disclosed on Section 4.15(a) of the Company Disclosure Letter upon a qualifying termination that occurred immediately prior to the Closing, subject to such Continuing Employee’s execution of a general release of claims in favor of Parent and its Subsidiaries (including the Surviving Corporation).

(b)          With respect to any benefit plan or arrangement (other than equity or equity-based plans or programs, defined benefit pension plan, postretirement welfare plan or any other plan under which similarly situated employees of Parent or any of its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen) maintained by Parent or any of its Subsidiaries in which any Continuing Employee is eligible to participate on or after the Closing Date, as of the Closing Date, where applicable, Parent or any of its Subsidiaries shall cause each Continuing Employee to receive full credit for his or her service with the Company or any of its Subsidiaries (as well as service with any predecessor employer) prior to the Closing Date for purposes of determining eligibility to participate, vesting and severance amounts and future vacation accruals; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service.

(c)          With respect to any health and welfare plan maintained by Parent or any of its Subsidiaries in which any Continuing Employee is eligible to participate on or after the Closing Date, Parent shall and shall cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to use commercially reasonable efforts to, (i)  waive, or cause to be waived, preexisting condition limitations or exclusions, actively-at-work requirements, waiting periods and any other restrictions that would prevent immediate or full participation by and coverage of each Continuing Employee (and his or her eligible dependents) and (ii) to the extent any such Continuing Employee has satisfied any deductible or co-payments, recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the medical, dental, vision or prescription drug plans in which each Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Closing Date.

(d)          If requested by Parent no later than ten (10) days prior to the Closing Date, the Company or its applicable Subsidiary shall adopt written resolutions (the form and substance of which shall be subject to review and approval of Parent) to terminate, effective as of no later than the day immediately prior to the Closing Date, any Company Benefit Plan that is intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “401(k) Plan”), and to provide that, effective immediately prior to the Closing, (i) all participants in any 401(k) Plan shall be fully vested in their account balances and (ii) no Person shall have any right thereafter to contribute any amounts to such 401(k) Plan based upon compensation earned after the Closing. If the 401(k) Plan is so terminated, Parent shall cause a replacement benefit plan that is intended to be a qualified plan under Section 401(a) of the Code that contains a cash or deferred arrangement under Section 401(k) of the Code (“Parent 401(k) Plan”) to be made available to Continuing Employees on, or as soon as practicable following, the Closing Date, and shall permit each Continuing Employee to make direct rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed to such Continuing Employee from the 401(k) Plan to such Parent 401(k) Plan, including the rollover of any outstanding plan loans.

(e)          Prior to the Closing, the Company or its applicable Subsidiary shall forgive the entire outstanding balance under any outstanding loan made to a holder of Class B Units resident in the United Kingdom for the purchase of such Class B Units, less the amount anticipated to be paid to such borrower as a result of ownership of such Class B Units (“Class B Units Loan”), and, to the extent that the Company or its applicable Subsidiary is not able to collect from an employee party to a Class B Units Loan the amount required to satisfy any Tax withholding obligations of the Company or such Subsidiary that arise in connection with the forgiveness of the Class B Units Loan, then the Company or its applicable Subsidiary shall remit such Tax required to be withheld to the applicable Governmental Authority.

(f)          Without limiting the generality of Section 11.9, nothing in this Section 7.10, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any current or former employee or other service provider of the Company or any of its Subsidiaries, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend or terminate or modify, any benefit plan, program, agreement or arrangement of the Company, Parent, or any of their Subsidiaries, or (iii) shall create any obligation on the part of Parent or any of its Subsidiaries to employ or engage any employee or other service provider of the Company or any of its Subsidiaries for any period following the Effective Time.

Section 7.11      Section 280G. Prior to the Closing, the Company shall seek to obtain from each person who is a “disqualified individual” (as defined in Section 280G of the Code (together with the Treasury Regulations promulgated thereunder, “Section 280G”)) with respect to the Company and its Subsidiaries who is entitled to receive payments and/or benefits that would reasonably be expected to constitute “parachute payments” (as defined in Section 280G) in connection with or otherwise related to the transactions contemplated by this Agreement, an irrevocable waiver of a portion of any such parachute payments or benefits exceeding one dollar less than three times the disqualified individual’s “base amount” (as defined in Section 280G) (the waived payments and benefits shall be collectively referred to as the “Section 280G Waived Payments”); provided that in no event will this Section 7.11 be construed to require the Company or any Subsidiary to compel any Person to waive any existing rights under any Contract or arrangement that such Person has with any of the Company or any of its Affiliates, and in no event will the Company be deemed to be in breach of this Section 7.11 if any such “disqualified individual” refuses to waive any such rights. At least one (1) day prior to the Closing Date, the Company shall submit for approval by its stockholders all Section 280G Waived Payments in accordance with the terms of Section 280G (the “Section 280G Vote”). To the extent that any Contract, agreement or plan will be entered into by, or at the direction of, Parent and/or any of its Affiliates and a disqualified individual at or prior to the Closing (the “Parent Arrangements”), Parent shall provide a copy of such Contract, agreement or plan to the Company at least ten (10) days before the Closing and cooperate with the Company in good faith in order to calculate or determine the value (for purposes of Section 280G) of any payments or benefits granted or contemplated therein that may constitute, individually or in the aggregate with other payments and/or benefits, “parachute payments”; provided, that the Company’s failure to include the Parent Arrangements in the stockholder voting materials described herein, due to Parent’s breach of its obligations set forth herein, will not result in a breach of this Section 7.11. The determination of which persons are “disqualified individuals,” which payments or benefits may be deemed to constitute “parachute payments”, the form of waiver described herein, the disclosure statement and any other materials to be submitted to the Company’s stockholders in connection with the Section 280G Vote, and the calculations related to Section 280G Waived Payments and any other documentation related to the foregoing shall be subject to advance review and comment by Parent, and the Company shall consider and take into account in good faith any reasonable comments made by Parent within two (2) Business Days of the Company’s delivery of such materials to Parent.

Section 7.12      Tax Matters.

(a)          Assistance and Cooperation. After the Closing Date, Seller and its Affiliates, Parent, the Company and each of the Company’s Subsidiaries shall use commercially reasonable efforts to cooperate with one another with respect to the administration of Tax matters pertaining to the Company and its Subsidiaries, including in connection with the preparation and filing of Tax Returns and the administration of Tax audits, examinations or other proceedings (and, at Parent’s cost and expense with respect to its and its Affiliates expenses and any documented out-of-pocket expenses of Seller or any of its Affiliates, including for Parent to determine the limitations, if any, on the Company’s or any of its Subsidiaries’ loss carryforwards or other Tax attributes that existed at or before the Closing under Sections 382, 383 and 384 of the Code or any other provisions of Tax Law, provided that the Seller may in its reasonable discretion withhold or limit the provision of any information that it determines it is required to withhold or so-limit in order to comply with any agreement that Seller or any Affiliate of Seller is a party to or to avoid any risk to any such Person’s commercial operations or reputation and, for the avoidance of doubt, Seller may redact any identifying information, including without limitation the name and address of any direct or indirect partner of the Seller). Each of Seller and Parent shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(b)          Income Tax Returns.  At least twenty (20) days prior to filing any income Tax Return of the Company or any Subsidiary that is filed prior to the Closing Date (a “Company Prepared Pre-Closing Income Tax Return”), the Company shall submit a draft of such Company Prepared Pre-Closing Income Tax Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld or delayed. The Company shall keep Parent reasonably informed regarding the progress of, and shall consult in good faith with Parent before entering into any final agreement with respect to, the New Jersey VDA (as defined in Section 4.18(c) of the Company Disclosure Letter).

(c)          Tax Sharing Agreements. Prior to the Closing Date, all Tax sharing agreements or similar agreements between the Company or any of its Subsidiaries, on the one hand, and Seller and any of its Affiliates, on the other hand, shall be terminated without any further force and effect, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability or obligations thereunder.

Section 7.13      R&W Insurance Policy. Parent may, in its sole discretion, obtain the Parent R&W Insurance Policy. If Parent chooses to obtain the Parent R&W Insurance Policy, the Parent R&W Insurance Policy will provide that the insurer(s) thereunder shall not be entitled to any right of subrogation that would permit the insurer to subrogate or otherwise make or bring any claim against the Seller or any of its Affiliates or equityholders, other than in the case of Fraud by the Seller or such Affiliates or equityholders, and that the Seller and its equityholders are third party beneficiaries of such subrogation provision. All premiums, underwriting fees, brokers’ commissions and similar costs and expenses associated with Parent obtaining the Parent R&W Insurance Policy shall be borne by Parent. If Parent chooses to obtain the Parent R&W Insurance Policy, Seller and the Company shall use its reasonable best efforts to provide, and to cause their respective Subsidiaries and their respective Representatives to provide, such customary assistance with the underwriting of the Parent R&W Insurance Policy as is reasonably requested by Parent and Merger Sub. If Parent chooses to obtain the Parent R&W Insurance Policy, at the Closing, the Company shall deliver or cause to be delivered to Parent or its Representatives, as reasonably requested by Parent, a digital copy of all documents and other information uploaded to the Electronic Data Room.

Section 7.14      Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to (i) settle in cash any amounts outstanding under the Related Party Agreements set forth on Section 7.14 of the Company Disclosure Letter as of immediately prior to the Closing and (ii) cause such Related Party Agreements to be terminated without any further force and effect, in each case, in a manner that does not result in any material Tax liability to the Company or any of its Affiliates, and there shall be no further obligations of any of the relevant parties thereunder following the Closing, except as otherwise set forth on Section 7.14 of the Company Disclosure Letter.

Section 7.15      Payoff Letter.  The Company shall and shall cause each of its Subsidiaries to deliver all notices and take other actions reasonably requested by Parent required to facilitate the termination of commitments under the Credit Agreement, repayment in full of all obligations under the Credit Agreement and release of any Liens and guarantees in connection therewith on the Closing Date. The Company shall, and shall cause its Subsidiaries to, furnish to Parent, no later than five (5) Business Days prior to the Closing Date, a draft of a customary payoff letter with respect to the Credit Agreement (the “Payoff Letter”) from all financial institutions and other Persons to which Indebtedness under the Credit Agreement are owed, or the applicable agent, trustee or other representative on behalf of all such Persons, which Payoff Letter shall (x) indicate the total amount required to be paid under the Credit Agreement to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such Indebtedness and other obligations as of the Closing Date (each such amount, a “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof and Liens in connection therewith on the equity interests in and assets of the Company and each applicable Subsidiary of the Company shall be, substantially concurrently with the receipt of the applicable Payoff Amount on the Closing Date by the Persons holding such Indebtedness or other obligations, be released and terminated, or arrangements satisfactory to Parent for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit thereunder.

Section 7.16      No Transfer of Company Shares. From the date of this Agreement through the earliest to occur of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, Seller shall not, directly or indirectly, (a) sell, transfer, exchange, dispose of, encumber, or pledge any Company Shares or (b) enter into any voting trust, proxy, or other Contract relating to the voting of any Company Shares.

Section 7.17      Seller Stockholder Consent(a). Immediately following the execution of this Agreement, the Seller shall deliver to Parent the Seller Stockholder Consent.

Section 7.18      E&O Insurance; Cyber Insurance(a). Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain, at Parent’s expense: (a) an errors and omissions and employment practices liability tail coverage policy covering the Company and its Subsidiaries for events occurring prior to the Effective Time with a claim reporting or discovery period of at least three (3) years after the Effective Time (the “E&O Insurance”) and (b) a cyber-tail coverage policy covering the Company and its Subsidiaries for events occurring prior to the Effective Time with a claim reporting or discovery period of at least three (3) years after the Effective Time (“Cyber Insurance”), in each case, to the extent such policies are reasonably available in the market.

Section 7.19      Interim Financial Information.

(a)          The Company shall use commercially reasonable efforts to provide to Parent:

(i)          no later than sixty (60) days after the date hereof, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 and December 31, 2022, and the related audited consolidated statements of operations and comprehensive loss, member’s equity, and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2023 and December 31, 2022, in each case prepared in conformity with GAAP applied on a consistent basis during the periods involved;

(ii)          no later than ninety (90) days after March 31, 2024, the unaudited consolidated interim balance sheet of the Company and its Subsidiaries as of March 31, 2024 and March 31, 2023, and the related unaudited consolidated interim statements of operations, member’s equity, and cash flows of the Company and its Subsidiaries for the three (3) months ended March 31, 2024 and March 31, 2023, in each case prepared in conformity with GAAP applied on a consistent basis during the periods involved;

(iii)          if Closing is not anticipated to occur on or prior to August 12, 2024, by no later than August 12, 2024, the unaudited consolidated interim balance sheet of the Company and its Subsidiaries as of June 30, 2024 and June 30, 2023, and the related unaudited consolidated interim statements of operations, member’s equity, and cash flows of the Company and its Subsidiaries for the six (6) months ended June 30, 2024 and June 30, 2023, in each case prepared in conformity with GAAP applied on a consistent basis during the periods involved; and

(iv)          if Closing is not anticipated to occur on or prior to November 12, 2024, by no later than November 12, 2024, the unaudited consolidated interim balance sheet of the Company and its Subsidiaries as of September 30, 2024 and September 30, 2023, and the related unaudited consolidated interim statements of operations, member’s equity, and cash flows of the Company and its Subsidiaries for the nine (9) months ended September 30, 2024 and September 30, 2023, in each case prepared in conformity with GAAP applied on a consistent basis during the periods involved.

(b)          In the event that this Agreement is terminated in accordance with Section 9.1, Parent shall, upon request by the Company, reimburse the Company for all documented out-of-pocket costs incurred by the Company and its Subsidiaries in connection with fulfilling their obligations pursuant to this Section 7.19 to the extent such costs and expenses would not otherwise be incurred by the Company and its Subsidiaries in the Ordinary Course of Business.

Section 7.20      Financing Cooperation.

(a)          Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, solely at the cost and expense of Parent, use its and their reasonable best efforts to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of financing for the Merger (the “Financing”), so long as such requests are timely made so as not to delay the Closing beyond the date that it would otherwise occur. Without limiting the generality of the foregoing, prior to the Closing, such cooperation shall include using reasonable best efforts to do the following (in each case, to the extent so requested):

(i)          causing management teams of the Company, with appropriate seniority and expertise, upon reasonable advance notice and during business hours, to participate in a reasonable number of meetings, conference calls, due diligence sessions and similar presentations to and with prospective lenders and rating agencies (with all of the foregoing to be virtual at the Company’s or such persons’ request);

(ii)          reasonably assisting with the preparation of customary lender and investor presentations (which may only be distributed to a third party to the extent permitted by the Confidentiality Agreement or other customary confidentiality arrangements) reasonably and customarily required and reasonably requested by financing sources in connection with the Financing, in each case solely with respect to information relating to the Company’s business (including, without limitation, providing customary key performance indicators with respect to environmental and social guidelines);

(iii)          assisting in the preparation of customary definitive financing and security documentation and the completion of and disclosure schedules, exhibits or annexes thereto and permitting officers of the Company and its Subsidiaries who will be officers of such entities after the Closing Date to execute and deliver documentation in connection with the Financing; and

(iv)          furnishing Parent and financing sources, no later than four (4) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and 31 C.F.R. §1010.230, that has been reasonably requested by Parent in writing, at least ten (10) Business Days prior to the Closing Date.

(v)          Notwithstanding the foregoing, but solely with respect to this Section 7.20(a): (A) nothing contained in this Section 7.20(a) shall require the Company, any of the Company’s Subsidiaries or any of their respective Representatives to provide the cooperation required under Section 7.20(a) to the extent it would unreasonably interfere (in the good faith judgment of the Company) with the ongoing business or operations of the Company and its Subsidiaries; (B) none of the Company, the Company’s Subsidiaries or their respective Representatives shall be required to commit to take any action required under Section 7.20(a) that is not contingent upon the Closing or that would be effective prior to the Closing; and (C) none of the Company, the Company’s Subsidiaries or any of their respective Representatives shall be required in connection with the cooperation required under Section 7.20(a) to (1) take any action required under Section 7.20(a) that would subject the Company, such Company Subsidiary or such Representative to actual or potential liability, (2) bear any cost or expense prior to the Closing (unless reimbursed by Parent), (3) pay any commitment or other fee or make any other payment to incur any other liability or provide or agree to provide any indemnity prior to the Closing, (4) execute, deliver or perform any letter, agreement, document or certificate in connection with the Financing that would be effective prior to the Closing, (5) take or approve any corporate action (including adopting any resolutions) approving the agreements, documents and instruments pursuant to which the Financing is obtained unless (x) Parent shall have determined that the directors, officers, managers and employees taking or approving such corporate action are to remain as directors, officers, managers and employees of the Company or such Subsidiary of the Company on and after the Closing and (y) such corporate action (including any resolutions) is contingent upon the occurrence of, or only effective as of, the Closing; (6) provide access to or disclose information that the Company determines upon the advice of outside counsel could jeopardize any attorney client privilege of, or conflict with any confidentiality obligations binding on the Company or any Subsidiary of the Company or their respective Representatives, provided that the Company will use reasonable best efforts to facilitate the sharing of any information so withheld by reason of any of the foregoing exceptions in a manner that does not implicate any of the foregoing exceptions, (7) take any action in respect of the Financing that would conflict with or violate any applicable Law, any Contract (including this Agreement) or any organizational document of the Company or such Subsidiary of the Company or (8) subject to Section 7.19, prepare or furnish (x) any financial information not prepared by the Company or the Company’s Subsidiaries in the ordinary course of business or (y) any pro forma financial statements or other pro forma information.

(vi)          Parent shall (A) promptly, upon written request (email being sufficient) by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented out-of-pocket fees and expenses of counsel and financial advisors), incurred by the Company or the Company’s Subsidiaries in connection with the cooperation as contemplated by this Section 7.20, except that Parent shall not be responsible for any ordinary course amounts payable to employees of the Company or Subsidiaries of the Company with respect to services provided prior to the Closing and (b) indemnify and hold harmless the Company, the Company’s Subsidiaries and their respective Representatives against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection therewith, except to the extent such costs or expenses, judgments, fines, losses, claims, damages or liabilities arise from the gross negligence or willful misconduct of the Company, any Subsidiary of the Company or any of their respective Representatives.

(vii)          Notwithstanding anything to the contrary contained in this Agreement, a breach of this Section 7.20 by the Company will only constitute a material breach for purposes of this Agreement if (x) the Company shall have committed a Willful Breach (as defined in Section 9.2) of any of its obligations under this Section 7.20 and (y) Parent has provided the Company with notice in writing of such Willful Breach (with reasonable specificity as to the basis for any such Willful Breach and with commercially reasonable and specific actions to cure such alleged Willful Breach) and the Company has failed to cure such Willful Breach (whether through such actions or otherwise) within ten (10) Business Days of the Company’s receipt of such written notice. Parent acknowledges and agrees that its obligation to consummate the transactions contemplated hereby is not conditioned upon any Financing being made available to Parent.

Section 7.21      Other Pre-Closing Matters. Prior to Closing, the Parties shall use commercially reasonable efforts to take the actions set forth on Section 7.21 of the Company Disclosure Letter. For the avoidance of doubt, any fees or expenses incurred by the Company or its Subsidiaries in connection with the actions taken in accordance with this Section 7.21 and/or Section 7.21 of the Company Disclosure Letter shall not constitute Company Expenses and shall instead be allocated in accordance with Section 7.21 of the Company Disclosure Letter. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be deemed to have complied with this Section 7.21 and Section 7.21 of the Company Disclosure Letter unless (i) Parent has provided the Company with written notice of a breach of this Section 7.21, which notice shall include reasonable specificity as to the basis for any such breach and identify commercially reasonable actions that could be taken by the Company in order to cure or remedy such breach and (ii) the Company has not cured or remedied such breach within thirty (30) days following receipt of such notice.

ARTICLE VIII.

CONDITIONS TO THE MERGER

Section 8.1      Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Closing of the following conditions:

(a)          (i) any waiting period (or any extension thereof, including pursuant to a timing agreement) applicable to the consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) any applicable clearance, approval or consent under the Antitrust Laws listed in Section 8.1(a)(ii) of the Company Disclosure Letter shall have been granted unless the relevant Governmental Authority has acknowledged that it does not have jurisdiction to review the Merger (the “Antitrust Approvals”);

(b)          CFIUS Approval shall have been obtained; and

(c)          no Law shall be in effect enjoining or otherwise prohibiting the consummation of the Merger.

Section 8.2      Conditions to the Obligations of Parent and Merger Sub. In addition to the conditions set forth in Section 8.1, the respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Closing of the following further conditions:

(a)          each of the representations and warranties of the Company (i) set forth in Section 4.2 shall be true and correct in all respects other than for de minimis inaccuracies at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in Section 4.1(a), Section 4.4, Section 4.5(a)(i), Section 4.5(b) and Section 4.26 (collectively, the “Fundamental Company Representations”) (A) that are qualified by any “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases shall be true and correct in all respects at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (B) that are not qualified by any “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases shall be true and correct in all material respects at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in Article IV (other than the representations set forth in Section 4.2 and other than the Fundamental Company Representations), without giving effect to any qualifications as to materiality or Company Material Adverse Effect contained therein, shall be true and correct at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)          each of the representations and warranties of Seller (i) set forth in Section 5.1, Section 5.2, Section 5.3(a)(i) and Section 5.4 (collectively, the “Fundamental Seller Representations”) (A) that are qualified by any “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases shall be true and correct in all respects at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (B) that are not qualified by any “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases shall be true and correct in all material respects at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in Article V (other than the Fundamental Seller Representations), without giving effect to any qualifications as to materiality or Company Material Adverse Effect contained therein, shall be true and correct at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement;

(c)          the Company and the Seller shall have performed in all material respects all obligations required by this Agreement to be performed by them at or prior to the Closing;

(d)          from the date of this Agreement there shall not have occurred a Company Material Adverse Effect;

(e)          each of the Company and the Seller shall have delivered to Parent a certificate, dated the Closing Date and signed by an officer of the Company or Seller, as applicable, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied; and

(f)          the Seller shall have executed and delivered the Seller Stockholder Consent and the Requisite Company Stockholder Approval shall have been obtained and shall not have been rescinded, modified or withdrawn.

Section 8.3      Conditions to the Obligations of the Seller and the Company. In addition to the conditions set forth in Section 8.1, the obligations of the Seller and the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Closing of the following further conditions:

(a)          each of the representations and warranties of Parent and Merger Sub set forth in Article VI, without giving effect to any qualifications as to materiality contained therein, shall be true and correct at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement;

(b)          Parent and Merger Sub shall have performed in all material respects all obligations required by this Agreement to be performed by them at or prior to the Closing; and

(c)          Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an officer of Parent, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4      Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Section 8.1 or Section 8.2 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Section 8.1 or Section 8.3 to be satisfied if such failure was caused by the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE IX.

TERMINATION

Section 9.1      Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, as follows:

(a)          by mutual written consent of each of Parent and the Company; or

(b)          by either Parent or the Company, if:

(i)          the Effective Time shall not have occurred on or before 11:59 p.m. (New York City time) on February 19, 2025 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of such party to consummate the Merger set forth in Article VIII prior to the Termination Date or (B) the failure of the Closing to occur by the Termination Date;

(ii)          any Law shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and such Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Law was primarily due to the failure of such party, in the case of Parent, including the failure of Merger Sub, and in the case of the Company, including the Seller, to perform any of its obligations under this Agreement; or

(c)          by the Company if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) (1) is not capable of being cured prior to the Termination Date or (2) is not cured by Parent or Merger Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach or failure; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 9.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(d)          by Parent if the Company or Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(c) and (B) (1) is not capable of being cured prior to the Termination Date or (2) is not cured by the Company or Seller on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach or failure; provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 9.1(d) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(e)          by Parent if the Company has not delivered to Parent the Seller Stockholder Consent within 24 hours following the execution of this Agreement, or if the Seller Stockholder Consent does not constitute the Requisite Company Stockholder Approval.

Section 9.2      Effect of Termination. In the event that this Agreement is terminated in accordance with Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 9.2, this Agreement shall forthwith become null and void and of no effect without Liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided that, if (a) such termination resulted, directly or indirectly, from the Fraud or Willful Breach of any representation, warranty, covenant or other agreement contained herein or (b) the Fraud or Willful Breach of any representation, warranty, covenant or other agreement contained herein shall cause the Closing not to occur, then, notwithstanding such termination, such breaching party shall be fully liable for any and all damages, costs, expenses, Liabilities or other losses of any kind, in each case, incurred or suffered by the other party or its Affiliates as a result of such Fraud or Willful Breach; provided, further that the Confidentiality Agreement and the provisions of Section 7.8, Section 9.2, and Article XI shall survive any termination of this Agreement pursuant to Section 9.1. For purposes of this Section 9.2, “Willful Breach” means a material breach that is a consequence of an act undertaken or inaction by the breaching party with the knowledge that the taking of or failure to take such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE X.

SURVIVAL AND REMEDIES

Section 10.1      No Survival of Representations, Warranties and Covenants.

(a)          None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only with respect to any breaches occurring at or after the Effective Time and until such covenants and agreements have been fully performed. No Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder; provided that the foregoing shall not limit (a) any claim or recovery that may be available to Parent under the Parent R&W Insurance Policy or (b) any claim of Fraud.

Section 10.2      Exclusive Remedy. From and after the Closing, the rights of the Parties under Section 3.3, Section 10.1, and Section 11.5 and any rights to recovery Parent may have under the Parent R&W Insurance Policy shall be the sole and exclusive remedy of the Parties with respect to any breach of any representation, warranty, covenant or agreement contained in (other than each covenant or agreement set forth in this Agreement that by its terms is to be performed following the Closing) or any other breach of, this Agreement, or otherwise in connection with the transactions contemplated hereby.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.1      Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by (i) e-mail to the applicable e-mail addresses set out below (provided that no delivery failure message is generated) (provided that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), (ii) reliable overnight delivery service (with proof of service), (iii) hand delivery or (iv) certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

if to Parent or Merger Sub:

CyberArk Software Ltd.
9 Hapsagot Street
Petah Tikva, Israel 4951040
Attention: Legal Department
Email: contract-notices@cyberark.com
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Josh Dubofsky; Josh Kiernan; Leah Sauter
Email: josh.dubofsky@lw.com; joshua.kiernan@lw.com;
leah.sauter@lw.com

if to the Company or Seller:

Venafi Parent, LP
c/o Thoma Bravo, L.P.
One Market Plaza
Spear Tower, Suite 2400
San Francisco, CA 94105
Attention: Seth Boro; Chip Virnig; Collin Gallagher
Email: sboro@thomabravo.com; cvirnig@thomabravo.com;
cgallagher@thomabravo.com

 with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 W Wolf Point Plaza
Chicago, IL 60654
Attention: Corey D. Fox, P.C.; Bradley C. Reed, P.C.; Brett R. Nelson
Email: cfox@kirkland.com; Bradley.reed@kirkland.com;
brett.nelson@kirkland.com

Section 11.2      Interpretation; Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be disclosure of such fact, circumstance or information with respect to all other Sections of the Company Disclosure Letter or Parent Disclosure Letter where the applicability of such fact, circumstance or information is reasonably apparent. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including all Exhibits, Schedules and Annexes and Appendices, and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date. References to a Person are also to its successors and permitted assigns. The words “made available to Parent” or words of similar import refer to documents (x) posted to the Electronic Data Room or (y) delivered in Person or electronically to Parent, Merger Sub or any of their respective Representatives. The specification of any dollar amount in any representation or warranty contained in Article IV, Article V or Article VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to May 19, 2024 unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to “$” or “dollars” in this Agreement shall mean United States dollars. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural Persons shall be deemed to include business entities and vice versa. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

Section 11.3      Amendment. This Agreement may be amended by mutual agreement of the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 11.4      Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Seller or the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of the first sentence of Section 11.3, waive compliance by Parent or Merger Sub (if such waiver is granted by Seller and the Company) or by Seller or the Company (if such waiver is granted by Parent and Merger Sub) with any agreement or condition contained herein. Notwithstanding the foregoing, no failure or delay by Seller, the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 11.5      Expenses; Transfer Taxes. Except as expressly set forth herein (including Section 3.2(c)Section 7.4(f), Section 7.18(b) and Section 9.2), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated. Transfer Taxes incurred in connection with the transactions contemplated by this Agreement (including as a result of the acquisition of the equity interests in the Company pursuant to this Agreement) shall be borne equally by Parent, on one hand, and by the holders of Company Shares as a Company Expense, on the other hand. For the avoidance of doubt, all Transfer Taxes for which the Seller is responsible pursuant to this Section 11.5 shall be included as Company Expenses, even if the relevant Taxes are not required to be paid until after the Closing. Parent and the Company shall reasonably cooperate with one another in filing all necessary Tax Returns and other documentation with respect to Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns. Costs and expenses associated with the preparation and filing of such Tax Returns relating to Transfer Taxes incurred in connection with the transactions contemplated by this Agreement (including as a result of the acquisition of the equity interests in the Company from the Seller pursuant to this Agreement) shall be borne equally by Parent, on one hand, and by the Seller as a Company Expense, on the other hand.

Section 11.6      Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

Section 11.7      Assignment. Parent may assign its rights, interests and obligations under this Agreement to any Subsidiary of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder. Other than pursuant to the preceding sentence, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the proceeding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.

Section 11.8      Entire Agreement. This Agreement (including the Exhibits, Schedules, Annexes and Appendices hereto and other documents delivered pursuant hereto) constitutes, together with the other Transaction Agreements, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof. The Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 11.9      No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the rights of (a) the Indemnitees under Section 7.6, (b) the Nonrecourse Parties under Section 11.15 and (c) the Seller Released Persons and the Parent Released Persons under Section 11.16. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.4 without notice or Liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.10      Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.11      Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The election of Seller, Parent or the Company to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such party from subsequently seeking to terminate this Agreement and shall not restrict, impair or otherwise limit Seller, Parent or the Company seeking to collect damages pursuant to Section 9.2.

Section 11.12      Consent to Jurisdiction.

(a)          Each of Parent, Merger Sub, Seller and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub, Seller or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(b)          Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, at the address set forth in Section 11.1 with the same legal force and validity as if personally served upon such party within the State of Delaware, provided that nothing in this Section 11.12 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Merger Sub, Seller and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 11.13      Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.14      WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB, SELLER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTIONS OF PARENT, MERGER SUB, SELLER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 11.15      No Recourse to Related Parties. No Person who is not party to this Agreement, including any Nonrecourse Party of the parties to this Agreement (in each case, other than the parties to this Agreement themselves), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, other than the obligations of the parties thereto under the Registration Rights Agreement and, to the maximum extent permitted by Law, each party hereby waives and releases all such claims, causes of action, obligations, or liabilities against any Nonrecourse Parties. Notwithstanding the foregoing, this Section 11.15 will not limit claims with respect to Fraud to the extent expressly provided by the last sentence of the definition thereof.

Section 11.16      Release

(a)          Effective as of the Effective Time, Seller, on its own behalf and on behalf of its direct and indirect equity holders, controlled Affiliates and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Releasing Person”), hereby absolutely and unconditionally releases and forever discharges Parent, Direct Parent, the Surviving Corporation and its Subsidiaries and all of their respective past, present and future direct and indirect equity holders, Affiliates and Representatives, and each of its and their respective Affiliates and Representatives, each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Parent Released Person”) from, and agrees not to assert any Action with respect to, any Liabilities whatsoever, of any kind or nature, whether at law or in equity (“Seller Released Claims”), which have been or could have been asserted against any Parent Released Person, which any Seller Releasing Person has or ever had, which arises out of or in any way relates to (a) the fact that Seller was or is a holder of Company Shares and (b) the organization, management or operation of the businesses of the Company and its Subsidiaries or the assets and affairs of the Company and its Subsidiaries by the Seller prior to the Closing; provided, that notwithstanding the foregoing, “Seller Released Claims” does not include, and the provisions of this Section 11.16(a) shall not release or otherwise diminish, (i) the rights or obligations of Seller arising out of this Agreement or any other Transaction Agreement, (ii) any rights of any Indemnitee under Section 7.6 of this Agreement, (iii) coverage of any Indemnitees under any directors or officers insurance policy of the Company, the Surviving Corporation or their Subsidiaries (including the D&O Insurance), (iv) any rights of any Seller Releasing Person or any obligations of any Parent Released Person in connection with any commercial agreement between Parent, the Company or any of their respective Subsidiaries, on the one hand, and any portfolio company affiliated with any Seller Releasing Person, on the other hand, or (iv) any claim in respect of Fraud.

(b)          Effective as of the Effective Time, Parent, on its own behalf and on behalf of its controlled Affiliates and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (including, at and following the Effective Time, the Surviving Corporation) (each, a “Parent Releasing Person”), hereby absolutely and unconditionally releases and forever discharges Seller, in its capacity as an equityholder of the Company, and all of its past, present and future direct and indirect equity holders, its Affiliates and Representatives, and each of its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Released Person”) from, and agrees not to assert any Action with respect to, any Liabilities whatsoever, of any kind or nature, whether at law or in equity (“Parent Released Claims”), which have been or could have been asserted against any Seller Released Person, which any Parent Releasing Person has or ever had, which arises out of or in any way relates to (a) the fact that Seller was a holder of Company Shares and (b) the organization, management or operation of the businesses of the Company and its Subsidiaries by the Seller or its Affiliates or the assets and affairs of the Company and its Subsidiaries prior to the Closing; provided, that notwithstanding the foregoing, “Parent Released Claims” does not include, and the provisions of this Section 11.16(b) shall not release or otherwise diminish, (i) the rights or obligations arising out of this Agreement or any other Transaction Agreement, (ii) any rights of any Parent Releasing Person or any obligations of any Seller Released Person in connection with any commercial agreement between Parent, the Company or any of their respective Subsidiaries, on the one hand, and any portfolio company affiliated with any Seller Releasing Person, on the other hand or (iii) any claim in respect of Fraud.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CYBERARK SOFTWARE LTD.

By: /s/Matthew Cohen
        Name: Matthew Cohen
        Title:   CEO

By:  /s/Joshua Siegel
         Name: Joshua Siegel
         Title:   CFO

TRITON MERGER SUB, INC.

By:  /s/Matthew Cohen
        Name: Matthew Cohen
        Title:   CEO & Secretary

[Signature Page to Agreement and Plan of Merger]

VENAFI PARENT, LP

By: /s/ Patrick Dennis
       Name: Patrick Dennis
       Title:   Chief Executive Officer and President

VENAFI HOLDINGS, INC.

By: /s/ Patrick Dennis
       Name: Patrick Dennis
       Title:   Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), entered into as of May 19, 2024, is made by and among CyberArk Software Ltd., a company incorporated under the Laws of the State of Israel (the ” Parent”), Triton Merger Sub, Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“Merger Sub”), Venafi Parent, LP, a Delaware limited partnership (“Seller”), and each of the undersigned (together with Seller, the “Restricted Parties”, and each a “Restricted Party”). Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub, Venafi Holdings, Inc., a Delaware corporation (the “Company”, and the Company and each of its Subsidiaries as of the Closing, a “Group Company”), and Seller have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement ”), pursuant to which and subject to the terms thereof, among other things, Merger Sub will merge with and into the Company with the Company surviving the merger as an indirect wholly owned Subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that each Restricted Party agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement and to consummate the transactions contemplated thereby, each Restricted Party is willing to agree, to the matters set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Non-Solicitation of Business Associates. From the date hereof until the third (3rd) anniversary of the Closing Date, each Restricted Party shall not, and shall cause its directly or indirectly controlled Affiliates (other than, prior to the Effective Time, any Group Company) not to, directly or indirectly, solicit for employment, hire, retain, engage or employ any person set forth on Annex A (each, a “Business Associate”), or knowingly encourage, request, induce or advise any Business Associate to leave his or her employment or engagement with any Group Company, without the prior written consent of Parent; provided that the foregoing shall not prohibit any Restricted Party or any Affiliate of any Restricted Party from (a) making a general solicitation or offer of employment to the public or any such action by search firms, employment agencies or other similar entities in each case that is not targeted or focused on employees of any Group Company, so long as no Business Associate is hired or engaged as a result thereof or (b) engaging in the acts described in this Section 1 (including, without limitation, soliciting, hiring or engaging any Business Associate) with respect to any Business Associate whose employment or engagement with a Group Company ceased at least six (6) months prior to such solicitation, hiring or engagement; provided further that, this Section 1 shall not prohibit or limit any action that may be taken by any Portfolio Company (as defined below) of a Restricted Party, unless such Portfolio Company has (A) acted at the direction or encouragement of any Restricted Party in breach of this Agreement or (B) receives or is given access to Confidential Information (as defined below) from the Restricted Party.

Section 2. Non- Disclosure of Confidential Information. From the date hereof until the fifth (5th) anniversary of the Closing Date, each Restricted Party shall not disclose any Confidential Information, except (a) in connection with complying with, enforcing its rights, or defending any claim, under the Merger Agreement, the Transaction Agreements, or the transactions contemplated thereby, (b) for disclosure of Confidential Information of a nature that would typically be provided by private equity funds with respect to their prior portfolio companies to investors or prospective investors, in each case, provided such recipient is bound by a confidentiality obligation with respect to such information, (c) for disclosure of Confidential Information where requested in connection with a routine audit or examination by a Governmental Authority that is not specifically directed at any Group Company or the transactions contemplated by the Merger Agreement, (d) for financial and tax reporting and regulatory purposes, and (e) to its professional advisors who are bound by a duty of confidentiality with respect to such information. In the event that, during such period, a Restricted Party is requested or required by any Governmental Authority or by interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information (other than as set forth in clause (c) above), such Restricted Party may disclose the Confidential Information so requested or required; provided such Restricted Party will notify Parent promptly (if such notification is permissible under Law) of the request or requirement so that Parent may (at Parent’s sole cost) seek an appropriate protective order or waive compliance with the provisions of this Section 2. The term “Confidential Information” shall mean confidential and proprietary information concerning (i) the Company and its business as of the Closing Date, including information relating to the Company’s and Seller’s financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information and (ii) Parent and its business as of the Closing Date. Notwithstanding the foregoing, Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a breach of the Merger Agreement or this Agreement by any Restricted Party, (ii) is or is made available to the Restricted Party or its Affiliates by a third party which, to the knowledge of such Restricted Party, has no obligation of confidentiality with respect to such information, or (iii) was or is independently developed by the Restricted Party or its Affiliates without use of information that would otherwise constitute Confidential Information. Parent acknowledges and agrees that certain of the Restricted Parties’ Representatives may serve as directors/managers, officers and consultants (each such person, an “Engaged Investment Professional”) of one or more direct or indirect Affiliates or portfolio companies of the Restricted Parties or of investment funds managed by the Restricted Parties or their Affiliates (each a “Portfolio Company”), and no such Affiliate or Portfolio Company shall be deemed to have received any Confidential Information or be acting on behalf of or at the direction or encouragement of a Restricted Party solely due to the dual role of any Engaged Investment Professional, so long as such Engaged Investment Professional does not actually disclose or make available any Confidential Information to such Affiliate or Portfolio Company (except for any other Engaged Investment Professional that serves in a similar dual role at such Affiliate or Portfolio Company).

Section 3. Representations. Each Restricted Party represents and warrants to Parent and Merger Sub as follows:

(a) The execution and delivery of this Agreement by the Restricted Party does not, and the performance by the Restricted Party of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, (i) any Contract to which the Restricted Party is a party or by which the Restricted Party is bound or subject, (ii) any applicable Law affecting the Restricted Party, or (iii) the organizational documents of the Restricted Party.

(b) The Restricted Party has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Restricted Party and no other actions on the part of the Restricted Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Restricted Party and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Restricted Party, enforceable against the Restricted Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4. Miscellaneous.

(a)           Equitable Relief. Each Restricted Party acknowledges and agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Restricted Party breaches this Agreement. Accordingly, the Restricted Parties acknowledge and agree that any Restricted Party, Parent and Merger Sub shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Restricted Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i)         This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Restricted Parties, Parent or Merger Sub in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(ii)         Each of the Restricted Parties, Parent and Merger Sub hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any Restricted Party, Parent or Merger Sub in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(iii)       Each of the parties hereto (A) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, at the address set forth in Section 4(d) with the same legal force and validity as if personally served upon such party within the State of Delaware, provided that nothing in this Section 4(e) shall affect the right of any party to serve legal process in any other manner permitted by Law, (B) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (C) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (D) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of the Restricted Parties, Parent and Merger Sub agrees that a final non-appealable judgment by a court of competent jurisdiction in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(iv)       EACH OF THE RESTRICTED PARTIES, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTIONS OF PARENT, MERGER SUB, SELLER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

(c)           Judicial Limitation. The nature and scope of the protections set forth in the provisions hereof have been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration and scope applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by the Restricted Parties for such obligations. If, however, for any reason any court of competent jurisdiction determines that any such restrictions are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted to include as much of the duration and scope set forth in this Agreement as will render such restrictions valid and enforceable.

(d)           Notice. Any notice required to be given hereunder shall be sufficient if in writing and sent by (i) e-mail to the applicable e-mail addresses set out below (provided that no delivery failure message is generated) (provided that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), (ii) reliable overnight delivery service (with proof of service), (iii) hand delivery or (iv) certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4(d)):

If to any Restricted Party:

c/o Thoma Bravo, L.P.

One Market Plaza

Spear Tower, Suite 2400

San Francisco, CA 94105

Attention: Seth Boro; Chip Virnig; Collin Gallagher

Email: sboro@thomabravo.com; cvirnig@thomabravo.com;

cgallagher@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 W Wolf Point Plaza

Chicago, IL 60654

Attention: Corey D. Fox, P.C.; Bradley C. Reed, P.C.; Brett R. Nelson

Email: cfox@kirkland.com; Bradley.reed@kirkland.com;

brett.nelson@kirkland.com

If to Parent or Merger Sub, to such Person:

CyberArk Software Ltd.

9 Hapsagot Street

Petah Tikva, Israel 4951040

Attention: Legal Department

Email: contract-notices@cyberark.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Josh Dubofsky; Josh Kiernan; Leah Sauter

Email: josh.dubofsky@lw.com; joshua.kiernan@lw.com;

leah.sauter@lw.com

(e)         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)            Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

(g)           Amendments and Waivers. This Agreement may be amended by mutual agreement of the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Notwithstanding the foregoing, no failure or delay by any Restricted Party, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(h)           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Parent, the Restricted Parties and their respective successors and assigns.

(i)            Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

(j)          Effectiveness; Termination. This Agreement shall become effective as of the date hereof; provided that, if the Merger Agreement is terminated in accordance with its terms at any time prior to the Closing Date, then this Agreement shall automatically terminate ab initio and be of no further force or effect simultaneously with such termination, without liability on the part of any party hereto. In addition, this Agreement and all obligations set forth herein shall terminate on the fifth (5th) anniversary of the Closing Date (provided that the obligations set forth in Section 1 shall terminate on the third (3rd) anniversary of the Closing Date). No such termination of this Agreement pursuant to the preceding sentence shall relieve a party from breaches or defaults of this Agreement occurring prior to such termination.

(k)            Parent understands and acknowledges that the Restricted Parties and each other private equity fund that is controlled by or affiliated with some or all of the same Persons who control any of the Restricted Parties (collectively, the “Thoma Bravo Parties”) is a private equity investor engaged in the business of evaluating, making, and managing investments in businesses and acquiring businesses. It is possible that one or more of those businesses are or may in the future be competitive with the Group Companies in some way. Without limiting any Restricted Party’s obligations under this Agreement, this Agreement will not be construed in any way to restrict the Thoma Bravo Parties from investing in or acquiring any such business. In addition, the Thoma Bravo Parties’ knowledge of the Confidential Information will inevitably serve to give the Thoma Bravo Parties the increased knowledge and understanding of the Group Companies’ industry and business in a way that cannot be reasonably expected to be forgotten or separated from the Thoma Bravo Parties’ overall knowledge base. Accordingly, without limiting any Restricted Party’s obligations under this Agreement, no Restricted Party will be deemed to be in breach of this Agreement by reason of the Thoma Bravo Parties remembering, retaining, and using (but not disclosing in violation of the Restricted Parties’ obligations set forth herein) in their respective businesses their increased knowledge as described in the preceding sentence.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.

Parent:	CYBERARK SOFTWARE LTD.

By:
Name:
Title:

Merger Sub:	TRITON MERGER SUB, INC.

By:
Name:
Title:

Seller:	VENAFI PARENT, LP

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.

RESTRICTED PARTIES:	THOMA BRAVO FUND XIII, L.P.
	By:	Thoma Bravo Partners XIII, L.P.
	Its:	General Partner

	By:	Thoma Bravo UGP XIII, LLC
	Its:	General Partner

	By:	Thoma Bravo UGP, LLC
	Its:	Managing Member

By:
Name: Seth Boro
Title: Managing Partner

THOMA BRAVO FUND XIII-A, L.P.

By:	Thoma Bravo Partners XIII, L.P.
Its:	General Partner

By:	Thoma Bravo UGP XIII, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:
Name: Seth Boro
Title: Managing Partner

THOMA BRAVO EXECUTIVE FUND XIII, L.P.

By:	Thoma Bravo Partners XIII, L.P.
Its:	General Partner

By:	Thoma Bravo UGP XIII, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:
Name: Seth Boro
Title: Managing Partner

Exhibit B

REGISTRATION RIGHTS AGREEMENT

Dated as of [●], 2024

Final Form

TABLE OF CONTENTS

Final Form

REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2024 (this “Agreement”), between CyberArk Software Ltd., a company incorporated under the Laws of the State of Israel (“Parent”), and Venafi Parent, LP, a Delaware limited partnership (the “Seller”).

W I T N E S S E T H:

WHEREAS, Parent has entered into an Agreement and Plan of Merger, dated as of May 19, 2024 (the “Merger Agreement”), with the Seller, Triton Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”) and Venafi Holdings, Inc., a Delaware corporation and direct wholly owned subsidiary of the Seller (the “Company”);

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, upon which Merger Sub will cease to exist, and the Company shall continue as the surviving corporation and an indirect wholly owned subsidiary of Parent (the “Merger”).

WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, Parent shall, at the Closing, deliver to the Seller ordinary shares of Parent, par value NIS 0.01 per share (the “Parent Ordinary Shares” and any such shares of Parent Ordinary Shares delivered to the Seller pursuant to the Merger Agreement, the “Shares”), as part of the consideration for the Merger; and

WHEREAS, Parent has agreed to grant the Seller registration rights in respect of the Shares and to cooperate with the Seller in connection with sales or other dispositions of the Shares, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

REGISTRATION

1.1	Piggyback Registrations.

(a)          Subject to the terms and conditions hereof, whenever Parent proposes to register any Parent Ordinary Shares under the Securities Act for its own account or for the account of other persons who are not the Seller (other than a registration by Parent (i) on Form F-4 or any successor form thereto or similar form that relates to a transaction subject to Rule 145 under the Securities Act, or (ii) on Form S-8 or any successor form thereto or in connection with any employee stock option or other benefit plan) (a “Piggyback Registration”), Parent shall give Seller prompt written notice thereof (but not less than ten (10) days prior to the filing by Parent with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Parent Ordinary Shares proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution and the proposed managing underwriter(s) (if any) and a minimum offering price of such shares of Parent Ordinary Shares (if any), in each case to the extent then known. Subject to Section 1.1(b), Parent shall include in each such Piggyback Registration all Registrable Securities held by the Seller, except for any Registrable Securities that have been registered in a Shelf Registration Statement and for which a Take-Down Notice has been provided, with respect to which Parent has received a written request (which written request shall specify the number of Registrable Securities requested to be disposed of by the Seller) for inclusion therein within ten (10) days after such Piggyback Notice is received by the Seller.

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(b)           If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advises Parent that, in its opinion, the inclusion of all the shares of Parent Ordinary Shares sought to be included in such Piggyback Registration by (i) Parent, (ii) other Persons who have sought to have shares of Parent Ordinary Shares registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Seller and (iv) any other proposed sellers of shares of Parent Ordinary Shares (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the proposed offering price, the timing, the distribution method, or the probability of success of such offering, then Parent shall include in the registration statement applicable to such Piggyback Registration only such shares of Parent Ordinary Shares as Parent is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i)            if the Piggyback Registration relates to an offering for Parent’s own account, then (A) first, such number of shares of Parent Ordinary Shares to be sold by Parent as Parent, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of the Seller, (C) third, shares of Parent Ordinary Shares sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of shares of Parent Ordinary Shares proposed to be sold by such Other Demanding Sellers and (D) fourth, other shares of Parent Ordinary Shares proposed to be sold by any Other Proposed Sellers; or

(ii)            if the Piggyback Registration relates to an offering other than for Parent’s own account, then (A) first, such number of shares of Parent Ordinary Shares sought to be registered by each Other Demanding Seller and Seller pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers and Seller, (B) second, shares of Parent Ordinary Shares to be sold by Parent and (C) third, other shares of Parent Ordinary Shares proposed to be sold by any Other Proposed Sellers.

(c)           For clarity, in connection with any Underwritten Offering under this Section 1.1, Parent shall not be required to include the Registrable Securities of the Seller in the Underwritten Offering unless the Seller accepts the terms of the underwriting as agreed upon between Parent and the lead managing underwriter(s), which shall be selected by Parent.

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(d)           If, at any time after giving written notice of its intention to register any shares of Parent Ordinary Shares as set forth in this Section 1.1 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, Parent shall determine for any reason not to register such shares of Parent Ordinary Shares, Parent may, at its election, give written notice of such determination to the Seller within three (3) Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration.

1.2	Shelf Registration Statement.

(a)           Parent shall file, as promptly as practicable following the Closing Date (which, for the avoidance of doubt, shall be within fifteen (15) Business Days following the Closing Date, or if the financial statements (other than pro forma financial statements) of the Company and its subsidiaries required to be included in such registration statement pursuant to Rule 3-05 of Regulation S-X have not been delivered to Parent at least five (5) Business Days prior to the Closing Date, then within eighteen (18) Business Days following the delivery of such completed financial statements to Parent, assuming the Seller has timely provided the Requested Information pursuant to Section 1.7(a) below), a registration statement on Form F-3 (“Form F-3”), or if Parent is not eligible to use Form F-3, a registration statement on Form F-1, or any successor forms thereto providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (any such registration statement, a “Shelf Registration Statement”), which may be in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act), if available, or any other Shelf Registration Statement registering all Registrable Securities then held by the Seller (provided, however, that Parent will not be required to file a registration statement prior to the receipt of the auditor consent related to the financial statements of the Company and its subsidiaries required to be included in such registration statement). For the avoidance of doubt, Parent may satisfy its obligations with respect to the filing of a Shelf Registration Statement by filing with the Commission and providing the Seller with a prospectus supplement under a “universal” or other Shelf Registration Statement of Parent that also registers sales of securities for the account of Parent or other holders (provided, for the avoidance of doubt, that Parent shall comply with all of its other obligations under this Agreement with respect to a Shelf Registration Statement, including Section 1.2(b)), it being agreed that, if available, Parent shall file such a prospectus supplement in lieu of a new Shelf Registration Statement, unless Parent and the Seller otherwise agree.

(b)           Subject to Section 1.2(c), Parent will use its reasonable best efforts to keep a Shelf Registration Statement continuously effective until the earlier of (i) the date on which the total amount of Registrable Securities as of such date is not a Registrable Amount; and (ii) the date on which this Agreement terminates pursuant to Section 3.1.

(c)           Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled, from time to time, by providing written notice to the Seller, to require the Seller to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. In the event of a Blackout Period, Parent shall deliver to the Seller a certificate signed by the chief executive officer, the chief financial officer or the general counsel of Parent certifying that, in the good faith judgment of Parent, the conditions described in the definition of Blackout Period are met. After the expiration of any Blackout Period and without any further request from the Seller, Parent to the extent necessary shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent shall promptly provide written notice to the Seller of the expiration of any Blackout Period.

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(d)           At any time that a Shelf Registration Statement is effective, if the Seller delivers a notice to Parent (a “Take-Down Notice”) stating that the Seller intends to sell a Registrable Amount of Registrable Securities on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), Parent shall, as promptly as practicable, and in a manner reasonably agreed with the Seller, amend or supplement the Shelf Registration Statement as Parent reasonably believes is necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering. The Seller shall have the right to request only two (2) Shelf Offerings pursuant to this Section 1.2(d) and (i) any Marketed Underwritten Shelf Offering shall be subject to the provisions of Section 1.2(e) and (ii) the Seller cannot effect any Non-Marketed Underwritten Shelf Offering within 30 days of any other Underwritten Offering. Seller shall have the right to select the underwriter(s) for any Underwritten Offering conducted pursuant to a Take-Down Notice (which shall consist of one or more reputable nationally recognized investment banks), subject to Parent’s prior approval (which shall not be unreasonably withheld, conditioned or delayed).

(e)           Parent shall not be obligated to effect any Shelf Offering (A) within 90 days of an Underwritten Offering in which the Seller was offered “piggyback” rights pursuant to Section 1.1 (subject to Section 1.1(b)) and at least 80% of the number of Registrable Securities requested by the Seller to be included in such Underwritten Offering were included and sold or (B) within 90 days of the completion of any Shelf Offering.

1.3           Withdrawal Rights. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing a Shelf Offering, the Seller shall have the right to withdraw from such Shelf Offering any or all of the Registrable Securities designated by it for registration. In the event of any such withdrawal, Parent shall not include such Registrable Securities in the applicable Shelf Offering and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). If withdrawn, a demand for a Shelf Offering (other than the first Shelf Offering withdrawn following the date of this Agreement, if any (provided such Shelf Offering was withdrawn prior to the issuance of a press release announcing the launch of such Shelf Offering)) shall constitute a demand for a Shelf Offering by the Seller for purposes of Section 1.2(d), unless the Seller reimburses Parent for all third party Registration Expenses with respect to such Shelf Offering (for the avoidance of doubt, any reimbursement of Seller expenses incurred in connection with any Shelf Offering shall be considered to be “third party Registration Expense” for the purpose of this Section 1.3).

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1.4           Holdback Agreements. In connection with any Underwritten Offering in which the Seller participates, the Seller agrees to enter into customary lock-up agreement in favor of the managing underwriter(s), restricting the sale or distribution of equity securities of Parent (including sales pursuant to Rule 144 under the Securities Act) to the extent required in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the “pricing” of such Underwritten Offering and continuing for not more than the lesser of (i) the period to which Parent (subject to customary carve-outs and limitations) is restricted and (ii) ninety (90) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, or such shorter period as is required by the lead managing underwriter(s). Any discretionary waiver or termination of the requirements under the foregoing provisions made by Parent or applicable lead managing underwriter(s) shall apply to Seller on a pro rata basis.

1.5	Registration Procedures.

(a)          If and whenever Parent is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 1.2, Parent shall as expeditiously as reasonably practicable:

(i)            prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article I; provided, however, that Parent may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, Parent will furnish to the Seller, its counsel and the lead managing underwriter(s) and their counsel, if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such underwriter(s) counsel, and other documents reasonably requested by such underwriter(s) counsel, including any comment letter from the Commission. Parent shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Shelf Offering to which the Seller and its counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of Parent, such filing is necessary to comply with Applicable Law;

(ii)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary at the sole opinion of Parent to keep such registration statement effective pursuant to the terms of this Article I, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii)          if requested by the lead managing underwriter(s), if any, or the Seller, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and the Seller may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after Parent has received such request; provided, however, that Parent shall not be required to take any actions under this Section 1.5(a)(iii) that are not, in the opinion of counsel for Parent, in compliance with Applicable Law;

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(iv)          furnish to the Seller and each underwriter, if any, of the securities being sold by the Seller such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as the Seller and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Seller; provided, however, that notwithstanding the foregoing, Parent shall not be required to provide any documents or information to an underwriter or broker, sales agent or placement agent if such underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an underwriter or broker, sales agent or placement agent, as applicable;

(v)           use reasonable best efforts to cause such Registrable Securities to be listed on the NASDAQ Stock Market.

(vi)         use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(vii)         in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Seller and the underwriters with respect to the business of Parent and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in Underwritten Offerings, and, if true, confirm the same if and when requested and (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Section 1.8 hereof with respect to all parties to be indemnified pursuant to said section except as otherwise agreed by the Seller;

(viii)       use reasonable best efforts to obtain for the underwriter(s) (A) opinion of counsel for Parent, covering the matters customarily covered in corporate opinions and negative assurance letters requested in Underwritten Offerings and (B) “comfort” letter and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified Parent’s financial statements and, to the extent required, any other financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with Underwritten Offerings;

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(ix)           make available for inspection by the underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such underwriter (collectively, the “Inspectors”), such financial and other records, pertinent corporate documents and instruments of Parent (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of Parent and its subsidiaries (and use its reasonable best efforts to cause its auditors) to participate in customary due diligence calls and to supply all information in each case reasonably requested by any such Inspector in connection with such registration statement; provided, however, that Parent shall not be required to provide any information under this clause (viii) if (A) Parent believes, after consultation with counsel for Parent, that to do so would cause Parent to forfeit an attorney-client privilege that was applicable to such information or (B) if either (1) Parent has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) Parent reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2), such Inspector enters into, a confidentiality agreement with Parent, on terms and conditions reasonably acceptable to Parent; provided, further, that the Seller agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to Parent and allow Parent, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(x)           as promptly as practicable notify in writing (email being sufficient) the Seller and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state Governmental Authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by Parent of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; and (E) subject to the provisions of this Agreement relating to a Blackout Period, upon Parent’s knowledge of the occurrence of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of Seller, promptly prepare and furnish to the Seller a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(xi)           use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that Parent shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (x) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xii)          cooperate with each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xiii)         have appropriate officers of Parent prepare and make presentations at a reasonable number of “road shows” and before analysts, as the case may be, and other information meetings reasonably organized by the underwriters and otherwise use its reasonable best efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

(b)         Parent may require the Seller and each underwriter, if any, to furnish Parent in writing such information regarding the Seller or underwriter and the distribution of such Registrable Securities as Parent may from time to time reasonably request in writing to complete or amend the information required by such registration statement.

(c)          The Seller agrees that upon receipt of any notice from Parent of the happening of any event of the kind described in clauses (B), (C), (D) or (E) of Section 1.5(a)(x), the Seller shall forthwith discontinue such Seller’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until the Seller’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.5(a)(x), or until it is advised in writing by Parent that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus.

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(d)          With a view to making available to the Seller the benefits of Rule 144 under the Securities Act, Parent shall:

(i)          use reasonable best efforts to make and keep public information available, as those terms are defined in Rule 144 under the Securities Act;

(ii)        use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of Parent under the Exchange Act, at any time when Parent is subject to such reporting requirements;

(iii)        furnish to Seller, promptly upon request (but not more than one (1) time in any 30 days period), a written statement by the Parent as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act; and

(iv)         otherwise use commercial reasonable efforts to provide Seller with such customary assistance as is reasonably requested.

1.6          Registration Expenses. All documented, out-of-pocket expenses incident to Parent’s performance of its obligations under this Article I, including (a) all registration and filing fees, and reasonable fees and expenses associated with filings required to be made with FINRA, (b) all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a the Seller) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) reasonable fees and expenses of Parent’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), (e) expenses of Parent incurred in connection with any “road show” and (f) reasonable fees and disbursements of one counsel for the Seller, which counsel shall be selected by the Seller (“Registration Expenses”), shall be borne solely by Parent whether or not any registration statement is filed or becomes effective, subject to Section 1.3. In connection with Parent’s performance of its obligations under this Article I, Parent will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit). The Seller shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of the Seller’s Registrable Securities pursuant to any registration.

1.7	Miscellaneous.

(a)           Not less than five (5) Business Days before the expected filing date of each registration statement pursuant to this Agreement, Parent shall notify the Seller, but only if the Seller has timely provided the requisite notice hereunder entitling the Seller to register Registrable Securities in such registration statement, of the information, documents and instruments from the Seller that Parent or any underwriter reasonably requests in connection with such registration statement, including, to the extent applicable, a questionnaire, custody agreement, power of attorney, lock-up letter (not to exceed a 90 day lock-up period) and underwriting agreement (the “Requested Information”). If Parent has not received, on or before the second Business Day before the expected filing date, the Requested Information from the Seller, Parent may file the registration statement without including Registrable Securities of the Seller. The failure to so include in any registration statement the Registrable Securities of the Seller (with regard to that registration statement) shall not result in any liability on the part of Parent to the Seller.

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(b)           Parent shall not grant any demand, piggyback or shelf registration rights, the terms of which are senior to or conflict with the rights granted to the Seller hereunder to any other Person, without the prior written consent of the Seller.

(c)           Parent will cooperate with the Seller and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of book entries (which, in either case, shall not bear any restrictive legends) representing Shares to be sold by the Seller pursuant to any registration statement or sold pursuant to Rule 144 under the Securities Act (including delivering such instruction letters, officer’s certificates and/or legal opinions as Parent’s transfer agent may reasonably request), and enable such shares to be in such names as the Seller or managing underwriter(s) may request.

1.8           Registration Indemnification.

(a)           Parent agrees to indemnify and hold harmless, to the fullest extent permitted by Law, the Seller and its officers, directors, members, shareholders, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Seller or such other indemnified Person and the officers, directors and employees of each such controlling Person, from and against all losses, claims, damages, liabilities, costs, out-of-pocket expenses (including reasonable attorneys’ fees and expenses) and amounts paid in settlement (collectively, the “Losses”), as incurred, resulting from any untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus, Free Writing Prospectus or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by any information furnished in writing to Parent by the Seller expressly for use therein.

(b)         In connection with any registration statement in which a the Seller is participating, the Seller shall indemnify Parent, its directors, officers, stockholders, employees, managers, partners and agents, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) Parent, from and against all Losses, as incurred, resulting from any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus, Free Writing Prospectus or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding the Seller furnished to Parent by the Seller expressly for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, the Seller shall not be liable under this Section 1.8(b) for amounts in excess of the net proceeds received by such holder in the offering giving rise to such liability.

Final Form

(c)           Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d)           In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there are defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either of which events the indemnified party shall be promptly reimbursed by the indemnifying party for the reasonable fees and expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnifying party shall be solely liable.

(e)           The indemnification provided for under this Agreement shall survive the sale of the Registrable Securities and the termination of this Agreement.

(f)           If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Seller shall not be required to make a contribution in excess of the net proceeds received by such the Seller from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

Final Form

1.9         Company Financial Statements. Notwithstanding anything in this Agreement to the contrary, if Parent determines that the acquisition of the Company constitutes a “significant acquisition” under the Rule 3-05 of Regulation S-X, then Parent shall not be required to file a Shelf Registration Statement or a prospectus supplement in connection with Section 1.2 before it has available for filing with the Commission historical financial statements of the Company and pro forma financial statements relating to the acquisition of the Company effected by the Merger Agreement that comply in all material respects with the rules and regulations of the Commission, if the rules and regulations of the Commission would require the filing of such financial statements with the Commission prior to or with such Shelf Registration Statement or prospectus supplement.

1.10         Restrictions on Sales. Notwithstanding anything in this Agreement to the contrary, the Seller agrees that from the Closing Date, the Seller will not, without prior written consent from Parent, offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (each of the forgoing, a “Sale”), any Shares (i) in amount that would exceed, in the aggregate but excluding any Sales made in an Underwritten Offering, in any given week, 20% of the average weekly trading volume of Parent Ordinary Shares on the Nasdaq Stock Market, in the four (4) weeks preceding such Sale, or (ii) in any Underwritten Offering, that would exceed, in the aggregate, 50% of the Shares.

Final Form

ARTICLE II

DEFINITIONS

2.1           Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person, its assets, properties, operations or business.

“Blackout Period” means a period of up to 60 days in the event that Parent determines in good faith (after consultation with outside counsel) that the registration or sale of Registrable Securities would (a) reasonably be expected to materially adversely affect or materially interfere with any material proposed acquisition, disposition, financing or other material transaction under consideration by Parent or (b) require disclosure of material information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect Parent; provided that, a Blackout Period may not occur more than twice in any period of 12 consecutive months and no more than 60 days in a 180 day period. For the avoidance of doubt, a Blackout Period shall expire when the conditions in the foregoing clauses (a) or (b), as applicable, cease to be true.

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form F-3” has the meaning set forth in Section 1.2(a).

“Free Writing Prospectus” has the meaning set forth in Section 1.5(a)(iv).

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or applicable exchange or self- regulatory organization, including FINRA.

Final Form

“Inspectors” has the meaning set forth in Section 1.5(a)(ix).

“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other order, judgment, decree, constitution, law, ordinance, regulation, statute, treaty, writ, injunction, or any policy, guideline, notice or protocol, in each case, to the extent that it has the force of law.

“Losses” has the meaning set forth in Section 1.8(a).

“Marketed Underwritten Shelf Offering” means any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary pre-marketing confidential wall-cross process or “road show” (including an “electronic road show”) or other substantial marketing effort by Parent and the underwriters.

“Merger Agreement” has the meaning set forth in the recitals.

“Non-Marketed Underwritten Shelf Offering” means any Shelf Offering that is an Underwritten Offering but is not a Marketed Underwritten Shelf Offering.

“Other Demanding Sellers” has the meaning set forth in Section 1.1(b).

“Other Proposed Sellers” has the meaning set forth in Section 1.1(b).

“Parent Ordinary Shares” has the meaning set forth in the recitals.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Piggyback Notice” has the meaning set forth in Section 1.1(a).

“Piggyback Registration” has the meaning set forth in Section 1.1(a).

“Records” has the meaning set forth in Section 1.5(a)(ix).

“Registrable Amount” means an amount of Registrable Securities that is not less than 30% of the amount of Registrable Securities as of the date of this Agreement.

“Registrable Securities” means the Shares and any shares of Parent Ordinary Shares received in respect of the Shares in connection with any stock split or subdivision, stock dividend, distribution or similar transaction; provided that any such Shares shall cease to be Registrable Securities upon the earliest of (i) when they are sold by the Seller pursuant to an effective registration statement under the Securities Act, (ii) when they have been sold by the Seller pursuant to Rule 144 under the Securities Act, (iii) when distributed to the direct or indirect partners, members or equity holders of Seller and (iv) when they shall have ceased to be outstanding.

“Requested Information” has the meaning set forth in Section 1.7(a).

Final Form

“Sale” has the meaning set forth in Section 1.10.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the recitals.

“Shares” has the meaning set forth in the recitals.

“Shelf Notice” has the meaning set forth in Section 1.2(a).

“Shelf Offering” has the meaning set forth in Section 1.2(d).

“Shelf Registration Statement” has the meaning set forth in Section 1.2(a).

“Take-Down Notice” has the meaning set forth in Section 1.2(d).

“Underwritten Offering” means a sale of securities of Parent to an underwriter or underwriters for reoffering to the public.

2.2          Interpretation. Whenever used herein, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section, Annex, Exhibit or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles, Sections and Annexes of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The Annexes, and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. If, and as often as, there is any change in the outstanding shares of Parent Ordinary Shares by reason of stock dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of shares and the like, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change. No rule of construction against the drafting Person shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

Final Form

ARTICLE III

MISCELLANEOUS

3.1           Term. This Agreement will be effective as of the Closing Date and shall terminate on the earliest of (a) eighteen (18) months following the Closing Date, (b) the date when the Seller ceases to beneficially own any Registrable Securities and (c) upon written notice at any time by the Seller to Parent; provided that in the event of any termination pursuant to this clause (c), the Seller shall not sell any Shares during any Blackout Period pending at the time of such termination. Sections 1.8 and Articles II and III shall survive any termination.

3.2           Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)           If to the Seller, to:

Venafi Parent, LP

c/o Thoma Bravo, L.P.

One Market Plaza

Spear Tower, Suite 2400

San Francisco, CA 94105

Attention: Seth Boro; Chip Virnig; Collin Gallagher

Email: sboro@thomabravo.com; cvirnig@thomabravo.com;

cgallagher@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 W Wolf Point Plaza

Chicago, IL 60654

Attention: Corey D. Fox, P.C.; Bradley C. Reed, P.C.; Brett R. Nelson

Email: cfox@kirkland.com; Bradley.reed@kirkland.com;

brett.nelson@kirkland.com

(b)           if to Parent, to:

CyberArk Software Ltd.

Park Ofer 2, 9 Hapsagot Street

Petah Tikva, Israel 4951040

Attention: Legal Department

Email: contract-notices@cyberark.com

Final Form

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Josh Dubofsky; Josh Kiernan; Leah Sauter

Email: josh.dubofsky@lw.com; joshua.kiernan@lw.com;

leah.sauter@lw.com

3.3           Amendments and Waivers. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (i) Parent and (ii) the Seller. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

3.4         Assigns and Transferees. This Agreement and the rights, duties and obligations of either party hereunder may not be assigned, transferred or delegated by such party in whole or in part without the prior written consent of the other party.

3.5           Severability. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

3.6           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other Applicable Law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.7           Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement (including the Disclosure Schedule and Exhibits thereto, and together with the other instruments referred to therein), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

Final Form

3.8           APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

3.9          WAIVER OF JURY TRIAL. EACH OF PARENT AND THE SELLER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR ANY HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

3.10         Specific Performance. The parties hereto agree that monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is expressly agreed that the parties hereto shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at Law or in equity.

Final Form

3.11         No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns; provided that the Persons indemnified under Section 1.8 are intended third party beneficiaries of Section 1.8.

3.12         No Recourse. No Person who is not party to this Agreement, including any each past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to any of the foregoing (a “Nonrecourse Party”) shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, other than in the case of Fraud. To the maximum extent permitted by Law, each party hereby waives and releases all such claims, causes of action, obligations, or liabilities against any Nonrecourse Parties.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

CYBERARK SOFTWARE LTD.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

VENAFI PARENT, LP

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit C

VENAFI HOLDINGS, INC.

175 E 400 S, Suite 300

Salt Lake City, UT 84111

__________, 2024

VIA CERTIFIED MAIL
RETURN RECEIPT REQUESTED

Internal Revenue Service

Ogden Service Center

P.O. Box 409101

Ogden, UT 84409

Re:         Notice Required Under Treasury Regulation Section 1.897-2(h)(2)

Dear Sir/Madam:

This notice is being provided pursuant to Treasury Regulation Section 1.897-2(h)(2) by Venafi Holdings, Inc. (the “Company”).

The undersigned hereby certifies the following on behalf of the Company:

1.	As of the date of this notice, no interest in the Company constitutes a “United States real property interest” as that term is defined in Section 897(c)(1) of the Internal Revenue Code of 1986, as amended.

2.	The Company’s U.S. taxpayer identification number is 85-4401079.

3.	The Company’s office address is:

175 E 400 S, Suite 300

Salt Lake City, UT 84111

4.	The attached statement was not requested by a foreign interest holder. It was voluntarily provided by the Company in response to a request from CyberArk Software Ltd. (“Parent”) in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to Parent:

Address:	9 Hapsagot Street
Petah Tikva, Israel 4951040

U.S. taxpayer identification number: [__-_______]

Under penalties of perjury, I declare that the above notice (including the attachment hereto) is true, correct and complete to my knowledge and belief and that I have the authority to sign this document on behalf of the Company.

Sincerely,

VENAFI HOLDINGS, INC.

By:
Name:
Title:

C - 2

CERTIFICATION OF NON-UNITED STATES

REAL PROPERTY HOLDING CORPORATION STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended, (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of an interest in Venafi Holdings, Inc., a Delaware corporation (the “Company”), the undersigned hereby certifies the following:

1.	This notice is provided pursuant to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h);

2.	The Company’s U.S. taxpayer identification number is 85-4401079;

3.	The Company’s office address is:

175 E 400 S, Suite 300

Salt Lake City, UT 84111

4.	The Company is not and has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, during the period described in Section 897(c) of the Code, and no interest in the Company constitutes a “United States real property interest” as defined in Section 897(c)(1) of the Code.

The Company understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement made herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

Date: __________, 2024

VENAFI HOLDINGS, INC.

By:
Name:
Title:

C - 3

Exhibit D

VENAFI HOLDINGS, INC.

LEAKAGE CERTIFICATE

[●], 2024

Reference is made to that certain Agreement and Plan of Merger, dated May 19, 2024 (the “Agreement”), by and among (i) CyberArk Software Ltd., a company incorporated under the Laws of the State of Israel (“Parent”), (ii) Triton Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), Venafi Holdings, Inc., a Delaware corporation (the “Company”) and Venafi Parent, LP, a Delaware limited partnership (“Seller”). Capitalized terms used and not otherwise defined herein will have the meanings set forth in the Agreement.

This certificate is the Leakage Certificate to be delivered by the Company to Parent pursuant to Section 2.2(b)(vii) of the Agreement.

Set forth below is the Company’s calculation as of the date hereof of the following components of the Estimated Closing Date Leakage Amount:

(i)	any dividend or distribution declared, paid or made, any return of capital or other distribution of profits or assets, in each case by or on behalf of the Company to or for the benefit of a Covered Person: $[●];

(ii)	any gifts or similar unearned payments made to or for the benefit of a Covered Person: $[●];

(iii)	the transfer of any assets to, or liabilities assumed or incurred for the benefit of, or otherwise paid or satisfied on behalf of, a Covered Person, in each case in excess of the consideration therefor: $[●];

(iv)	any payment of any nature (including any management, monitoring, service or directors’ fees, bonus or other compensation) made or agreed to be made by or on behalf of the Company or any of its Subsidiaries to or for the benefit of a Covered Person: $[●];

(v)	the waiver, release, discount or cancellation by the Company or any of its Subsidiaries of, or agreement to waive, release, discount or cancel any amount owed to the Company or any of its Subsidiaries by any Covered Person or by any employee of the Company or any of its Subsidiaries: $[●];

(vi)	the creation of any Lien over the assets or equity interests of the Company or any of its Subsidiaries in favor of, or for the benefit of, any Covered Person: $[●];

(vii)	the redemption, repurchase or other acquisition of Company Shares or equity interests issued by any Subsidiary of the Company: $[●];

(viii)	any payment of Company Expenses (excluding any Company Expenses that are paid at the Closing in accordance with Section 3.4 of the Agreement): $[●];

(ix)	any agreement or arrangement giving effect to the foregoing clauses (i) to (viii): $[●]; and

(x)	the out-of-pocket costs and expenses (including Taxes, which, for the avoidance of doubt, shall include any Taxes payable by the Company or its Subsidiaries that arise in connection with the forgiveness of any Class B Units Loan, and any withholding obligations of the Company or its Subsidiaries, on a grossed up basis to the extent such withholding obligations are not satisfied by the applicable employee party to a Class B Units Loan, that arise in connection with the forgiveness of any Class B Units Loan) incurred by the Company or any of its Subsidiaries in connection with any of the matters referred to in the foregoing clauses (i) to (ix).

The resulting Estimated Closing Date Leakage Amount calculated based on the foregoing amounts is $[●].

The foregoing amounts set forth in this Leakage Certificate do not include (a) Permitted Leakage, (b) any action or matter taken by or on behalf of the Company or any of its Subsidiaries at the written direction of Parent and (c) any payments (regardless of form) made to any Covered Persons that are employees and agents in their capacities as such (x) in the Ordinary Course of Business as consideration for services rendered or expense reimbursement or (y) otherwise pursuant to agreements set forth on Section 1.1(ii) of the Company Disclosure Letter and made available to Parent.

[Remainder of page left blank intentionally.]

D - 2

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed and delivered this Leakage Certificate as of the date first written above.

VENAFI HOLDINGS, INC.

By:
Name:
Title:

Signature Page to Leakage Certificate

D - 3

Exhibit E

CERTIFICATE OF MERGER

OF

TRITON MERGER SUB, INC.
a Delaware corporation

with and into

VENAFI HOLDINGS, INC.
a Delaware corporation

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

First: The name and state of incorporation of each of the constituent corporations in the merger (the “Merger”) are as follows:

Name	Organizational Form	State of Incorporation

Triton Merger Sub, Inc.	Corporation	Delaware

Venafi Holdings, Inc.	Corporation	Delaware

Second: An Agreement and Plan of Merger, dated as of May 19, 2024, by and among CyberArk Software Ltd., Triton Merger Sub, Inc., Venafi Holdings, Inc. and Venafi Parent, LP (as may be amended, supplemented or modified from time to time, the “Agreement and Plan of Merger”), has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the DGCL.

Third: Venafi Holdings, Inc., a Delaware corporation, shall be the surviving corporation of the Merger. The name of the surviving corporation is Venafi Holdings, Inc. (the “Surviving Corporation”).

Fourth: The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such Certificate of Incorporation.

Fifth: An executed copy of the Agreement and Plan of Merger is on file at an office of the Surviving Corporation. The address of such office is 175 E 400 S, Suite 300, Salt Lake City, UT 84111.

Sixth: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the constituent corporations.

Seventh: That this Certificate of Merger and the Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed by its duly authorized officer this [●] day of [●], 2024.

VENAFI HOLDINGS, INC.

By:
Name:
Title:

Certificate of Merger – Triton Merger Sub, Inc. (DE) with and into Venafi Holdings, Inc. (DE)

E - 2

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VENAFI HOLDINGS, INC.

ARTICLE I.

The name of the Corporation is Venafi Holdings, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and supplemented.

ARTICLE IV.

The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares, all of which shall be common stock, $0.001 par value per share.

ARTICLE V.

From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article V.

ARTICLE VI.

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE VII.

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII.

The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however , that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX.

The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. No amendment or repeal of this Article IX shall apply to or adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

*       *       *       *       *

Exhibit F

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of [●], 2024 by and among (i) CyberArk Software Ltd., a company incorporated under the Laws of the State of Israel (“Parent”), (ii) Venafi Parent, LP, a Delaware limited partnership (the “Seller”), and (iii) Acquiom Clearinghouse LLC, as escrow agent (the “Escrow Agent”). Parent and the Seller are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” As solely between the Parties, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, Parent, Triton Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent, Venafi Holdings, Inc., a Delaware corporation (the “Company”), and the Seller are parties to that certain Agreement and Plan of Merger, dated as of May 19, 2024 (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”);

WHEREAS, pursuant to Section 3.2(c) of the Merger Agreement, Parent has agreed to deposit, or cause to be deposited, an amount in cash equal to $10,000,000 (such amount, the “Escrow Amount”) to be held in an account established and maintained by the Escrow Agent;

WHEREAS, the Escrow Agent agrees to act as escrow agent and to hold, safeguard, and disburse the Escrow Funds pursuant to the terms and conditions of this Agreement.

WHEREAS, the Parties and the Escrow Agent desire to more specifically set forth their rights and obligations with respect to the Escrow Funds (as defined below) and the distribution and release thereof; and

WHEREAS, Exhibit C attached hereto sets forth the wire instructions of Parent, the Seller and the Escrow Agent.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Escrow Agent hereby agree as follows.

1.            Appointment of Escrow Agent. Parent and the Seller hereby appoint the Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2.             Escrow Deposit.

(a)          Simultaneous with the execution and delivery of this Agreement, Parent will deposit (or cause to be deposited) with the Escrow Agent, in accordance with Section 3.2(c) of the Merger Agreement, the Escrow Amount (such amount, together with any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof and less distributions thereof in accordance with the Merger Agreement and this Agreement, the “Escrow Funds”).

(b)          The Escrow Agent shall hold the Escrow Funds in a separate and distinct account (the “Escrow Account”). All income earned on the Escrow Funds shall be credited to the Escrow Account and be deemed to be a part of the Escrow Funds for any and all purposes hereunder. The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms and conditions of this Agreement.

3.            Investments.

(a)          During the term of this Escrow Agreement, the Escrow Funds shall be deposited in a non-interest-bearing account at Citizens Bank. Parent and the Seller recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment. Deposits into the Escrow Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest, and are not secured. The Escrow Agent or its affiliates may receive compensation from third parties based on balances deposited in the Escrow Account.

(b)          The Escrow Agent shall not invest the Escrow Funds and at all times shall hold the Escrow Funds available for distribution in accordance with this Agreement. The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Funds for the preceding month.

4.            Release of the Escrow Funds. The Escrow Funds shall be distributed and released only as set forth in this Section 4.

(a)          Joint Instructions. In the event that Parent and the Seller deliver to the Escrow Agent a joint written instruction signed by an authorized representative of each of Parent and the Seller (a “Joint Instruction”) directing the Escrow Agent to release any portion of the Escrow Funds, then the Escrow Agent shall promptly, but in any event within two Business Days following receipt of such Joint Instruction, disburse to the recipient(s) identified therein, such portion of the Escrow Funds in accordance with such Joint Instruction.

(b)         Final Orders. If at any time either of the Parties delivers a Final Order (as defined below) to the Escrow Agent, providing that such Party is owed all or a portion of the Escrow Funds, then upon receipt by the Escrow Agent of such Final Order, the Escrow Agent shall (i) promptly deliver a copy of such Final Order to the other Party and (ii) on the second Business Day following receipt by the applicable Party from the Escrow Agent of such copy of such Final Order, disburse to the recipient(s) identified therein, part or all, as the case may be, of the Escrow Funds in accordance with such Final Order, unless Parent and the Seller deliver to the Escrow Agent a Joint Instruction prior to the disbursement expressly superseding such Final Order.

(c)          All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds to the account(s) set forth in the Joint Instruction or Final Order, as applicable.

(d)         For purposes of this Agreement, “Final Order” means (i) the final determination of each of the items required to be set forth in the Closing Date Statement, as finally determined by the Auditor pursuant to Section 3.3(c) of the Merger Agreement, together with (1) a certificate of the instructing Party to the effect that such determination is final and from the Auditor, in each case, in accordance with the terms of the Merger Agreement, and (2) written payment instructions to effectuate payment in accordance with such determination, or (ii) a final and non-appealable arbitration decision or a final, non-appealable order, judgment or award of any court of competent jurisdiction which may be issued, together with (1) a certificate by an authorized representative of the instructing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority, in each case, in accordance with the terms of the Merger Agreement, and (2) written payment instructions to effectuate payment in accordance with such order, judgment, award, result or determination.

5.            Conditions to Escrow. The Escrow Agent agrees to hold the Escrow Funds and to perform its obligations in accordance with the terms and provisions of this Agreement. The Parties agree that the Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties and liabilities hereunder:

(a)          Documents. The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it by either Party, to the extent such notice, request, waiver, consent, receipt or other paper or document complies with the terms and conditions of this Agreement , not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith reasonably believes to be genuine and what it purports to be. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any Person acting on behalf of a Party, it shall not be necessary for the Escrow Agent to inquire into such Person’s authority. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the Person executing this Agreement in a representative capacity of behalf of either of the Parties. Concurrent with the execution of this Agreement, the Parent and the Seller shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Agreement.

(b)          Legal Counsel. The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the reasonable opinion and instructions of such counsel, except in cases of the Escrow Agent’s own gross negligence, willful misconduct or fraud.

(d)         Limitation of Duties. The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreements of the other parties hereto, including, without limitation, the Merger Agreement (whether or not it has any knowledge thereof). The Escrow Agent shall not be deemed a fiduciary for any party to this Agreement. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, EXCEPT TO THE EXTENT RESULTING FROM THE ESCROW AGENT’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS) (ANY SUCH LOSSES OR DAMAGES DESCRIBED BY THIS CLAUSE (II), “EXCLUDED LOSSES”), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH EXCLUDED LOSSES AND REGARDLESS OF THE FORM OF ACTION, EXCEPT IN THE CASE OF ANY EXCLUDED LOSSES THAT ARE REQUIRED TO BE PAID BY A PARTY BY FINAL ADJUDICATION TO A THIRD-PARTY PLAINTIFF.

(b)          Resignation or Termination of Escrow Agent. The Escrow Agent shall have the right to resign at any time by giving thirty (30) calendar days prior written notice of such resignation to each of the Parties and the Parties shall have the right to terminate the services of the Escrow Agent hereunder at any time by giving joint written notice (with such written notice being signed by the Parties) of such termination to the Escrow Agent, in each case, specifying the effective date of such resignation or termination. Within thirty (30) days after receiving or delivering the aforesaid notice, as the case may be, the Parties agree to mutually appoint a successor escrow agent to which the Escrow Agent shall distribute the property then held hereunder in accordance with the terms hereof. If a successor escrow agent has not been appointed and has not accepted such appointment by the end of such thirty (30)-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the reasonable and documented out-of-pocket costs and expenses which are incurred in connection with any such proceeding shall be paid one-half by the Seller, on the one hand, and one-half by the Parent, on the other hand. Except as otherwise agreed to in writing by the Parties, no Escrow Funds shall be released from the Escrow Account unless and until a successor escrow agent has been appointed in accordance with this Section 5(b).

(c)          Discharge of Escrow Agent. Upon delivery of all of the Escrow Funds pursuant to the terms of Section 4 or to a successor Escrow Agent pursuant to the terms of Section 5(b), the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final, nonappealable judgments, orders (including any Final Order) and decrees of any court of competent jurisdiction which may be filed, entered or issued, and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience. The Escrow Agent shall be entitled to receive, and may conclusively rely upon, an opinion of counsel to Escrow Agent the effect that a judgment, order (including any Final Order) or decree is final, nonappealable and from a court of competent jurisdiction.

(d)          Interpleading of Assets upon Dispute. In the event that (i) any dispute shall arise between the Parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement, whether because of conflicting demands by the other Parties or otherwise, the Escrow Agent shall be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The Parties further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to the same.

(e)           Agency. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

(f)          Merger of Escrow Agent. Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the escrow business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

(g)          Garnishment of the Escrow Funds. In the event that any of the Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated; provided that, the Escrow Agent shall promptly notify the Parties in writing of such order, judgment or decree and shall deliver a copy of such order, judgment or decree with such notice.

6.            Taxes. The Parties hereto agree to treat, for federal and state income tax purposes, the Escrow Funds as owned by Parent, and to prepare and file all tax returns in a manner consistent with the foregoing. The Escrow Agent will prepare and file with the United States Internal Revenue Service and mail or otherwise properly deliver such forms and reports (including Internal Revenue Service (“IRS”) Forms 1099) with respect to the Escrow Funds, if applicable, as are required pursuant to applicable United States federal income tax law. Each of Parent and the Seller agrees to provide the Escrow Agent with an executed Form W 9 on the date hereof. In the event that Seller fails to provide a Form W-9 that reflects a taxpayer identification number that has been certified as correct, or does not provide a duly completed Form W-9 establishing an exemption from backup withholding, the Escrow Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to Seller to the extent required by applicable law and shall deposit such amounts with the IRS as required by applicable law. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transactions, whether or not related to the Agreement, that occur outside the Escrow Account. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

7.           Indemnification. Each of the Parties shall jointly and severally indemnify the Escrow Agent for and hold it harmless against any loss, liability or reasonable and documented out -of-pocket expense (including reasonable and documented attorneys’ fees and out-of-pocket expenses but excluding, for the avoidance of doubt, any net income taxes) except to the extent that such loss, liability or expense has been caused by the fraud, gross negligence or willful misconduct of the Escrow Agent. Notwithstanding anything to the contrary herein, Parent and the Seller agree, solely as between themselves, that any obligation for indemnification under this Section 7 shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, liability or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by Parent and one-half by the Seller.

8.           Escrow Costs. The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the attached Exhibit B and to be reimbursed for its reasonable and documented out-of-pocket costs and expenses incurred in connection with maintaining the Escrow Account hereunder, which fees, costs and expenses shall be paid by Parent. The Escrow Agent shall have, and is hereby granted, the right to set off and deduct any unpaid fees and unsatisfied indemnification rights (to which the Escrow Agent is entitled to be indemnified pursuant to Section 7) from the Escrow Funds that remain unpaid for a period of thirty days after providing the Parties with an invoice for such amounts.

9.           Limitations on Rights to the Escrow Funds. Neither of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Account and therefore shall not have the ability to pledge, convey, hypothecate or grant as security (or otherwise dealt with in any manner which has the economic effect of any of the foregoing acts, on a current or prospective basis) all or any portion of the Escrow Funds unless and until such Escrow Funds have been released pursuant to Section 4. Accordingly, the Escrow Agent shall be in sole possession of the Escrow Funds and shall not act as custodian of the Parties under this Agreement for the purposes of perfecting a security interest therein, and no creditor of either of the Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Funds as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Funds unless and until such Escrow Funds have been released pursuant to Section 4.

10.         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by email (provided no transmission error is received), (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight delivery service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Unless another address is specified in writing, notices, demands and communications to the respective parties hereto shall be sent to the applicable addresses indicated below:

Notice to the Seller:

Venafi Parent, LP

c/o Thoma Bravo, L.P.

One Market Plaza

Spear Tower, Suite 2400

San Francisco, CA 94105

Attention:	Seth Boro; Chip Virnig; Collin Gallagher
Email:	sboro@thomabravo.com; cvirnig@thomabravo.com; cgallagher@thomabravo.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 W Wolf Point Plaza

Chicago, Illinois 60654

Attention:	Corey D. Fox, P.C., Bradley C. Reed, P.C., Brett R. Nelson
Email:	corey.fox@kirkland.com; bradley.reed@kirkland.com; brett.nelson@kirkland.com

Notice to Parent:

CyberArk Software Ltd.

9 Hapsagot Street

Petah Tikva, Israel 4951040

Attention: Legal Department

Email: contract-notices@cyberark.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:	Josh Dubofsky; Josh Kiernan; Leah Sauter
Email:	josh.dubofsky@lw.com; joshua.kiernan@lw.com; leah.sauter@lw.com

Notice to Escrow Agent:

Acquiom Clearinghouse LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Aaron R. Soper

Email: asoper@srsacquiom.com

With a mandatory copy to:

Acquiom Clearinghouse LLC

950 17th Street, Suite 1400

Denver, CO 80202

Email: escrowagent@srsacquiom.com

11.          Entire Agreement; Amendments. This Agreement, together with the Merger Agreement, contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the parties hereto, whether written or oral, which may have related to the subject matter hereof in any way. This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Parties (a copy of which shall be promptly provided to the Escrow Agent); provided that, if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent’s obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of the Parties. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

12.           Assigns and Assignment. This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and assigns; provided that (a) the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Sections 5(b) and 5(f) and (b) no assignment by any of the Parties shall be binding against the Escrow Agent unless and until written notice of such assignment is delivered to and acknowledged by the Escrow Agent. Except as otherwise provided in this Section 12, until the termination of this Agreement and the final distribution of all of the Escrow Funds, Parent and the Seller agree that they will neither transfer nor attempt to transfer this Agreement or any of the Escrow Funds (or any beneficial interest they may have in any of the foregoing), except following any release of Escrow Funds to such Party and as provided for and in accordance of this Agreement, and any attempt to make any such transfer shall be null and void ab initio.

13.          No Other Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person other than the Escrow Agent, the Parties and their permitted assigns any rights or remedies under or by reason of this Agreement.

14.           Interpretation. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

15.           No Waiver. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege. The right of the Parties to receive all or a portion of the Escrow Funds under the circumstances described in Section 4 is in addition to, and not in lieu of, any other remedies that any Person may have against another Person pursuant to the Merger Agreement in the event of a breach of, or other liability under, the Merger Agreement.

16.        Severability. The parties hereto agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

17.          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any Person. The term “including” as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

18.          Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

19.          Banking Days. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

20.         Counterparts. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts (including by means of telecopied or PDF signature pages), each of which shall be an original and all of which shall together constitute one and the same agreement.

21.          Conflicts. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the Merger Agreement, the Merger Agreement shall govern and control. Unless and until the Escrow Agent shall be notified in writing that an inconsistency or a conflict exists between this Agreement and the Merger Agreement, it shall be entitled to conclusively assume that no such inconsistency or conflict exists. In the event that the Escrow Agent shall be notified that an inconsistency or a conflict exists between the Agreement and the Merger Agreement, the Escrow Agent shall be permitted to interplead assets held hereunder pursuant to Section 5(d) hereof.

22.          Bankruptcy Proceedings. In the event of the commencement of a bankruptcy case or cases wherein the Seller or Parent is the debtor, the Escrow Funds will not constitute property of the debtor’s estate within the meaning of 11 U.S.C. § 541.

23.          Specific Performance. The obligations of the parties hereto (including the Escrow Agent) are unique in that time is of the essence, and any delay in performance hereunder by any party will result in irreparable harm to the other parties hereto. Accordingly, any party may seek specific performance and/or injunctive relief before any court of competent jurisdiction in order to enforce this Agreement or to prevent violations of the provisions hereof, and no party will object to specific performance or injunctive relief as an appropriate remedy. The Escrow Agent acknowledges that its obligations, as well as the obligations of any party hereunder, are subject to the equitable remedy of specific performance and/or injunctive relief.

24.          Termination. This Agreement shall terminate when all of the Escrow Funds in the Escrow Account have been released and distributed in accordance with Section 4. Upon such termination this Agreement shall have no further force and effect, except that the provisions of this Section 24 and Sections 6, 7, 8 and 10 through 23 shall survive such termination and the resignation or removal of the Escrow Agent.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent will ask for each party’s name, address, date of birth, or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license or other identifying documents.

[Remainder of the page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

PARENT:

CYBERARK SOFTWARE LTD.

By:
Name:
Its:

Signature Page to Escrow Agreement

SELLER:

VENAFI PARENT, LP

By:
Name:
Its:

Signature Page to Escrow Agreement

ESCROW AGENT:

ACQUIOM CLEARINGHOUSE LLC

By:
Name:
Title:

Signature Page to Escrow Agreement

EXHIBIT A-1

Certificate as to Authorized Signatures of Parent

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Parent and are authorized to initiate and approve transactions of all types for the escrow account or account established under the Escrow Agreement to which this Exhibit A-1 is attached, on behalf of Parent.

Name / Title
Specimen Signature
_____________________________
Name	Signature

Title/Phone Number
_____________________________
Name	Signature

Title/Phone Number

EXHIBIT A-2

Certificate as to Authorized Signatures of the Seller

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Seller and are authorized to initiate and approve transactions of all types for the escrow account or account established under the Escrow Agreement to which this Exhibit A-2 is attached, on behalf of the Seller.

Name / Title
Specimen Signature
_____________________________
Name	Signature

Title/Phone Number
_____________________________
Name	Signature

Title/Phone Number

EXHIBIT B

SCHEDULE OF ESCROW AGENT FEES

Acceptance Fee:	Waived

Initial fees as they relate to Acquiom Clearinghouse LLC acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of the Escrow Account and accounting records; and coordination of receipt of funds for deposit to the Escrow Account.

Administration Fee	Waived

For ordinary administrative services by Escrow Agent – includes daily routine account management; interest tracking; monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and delivery of trust account statements to all applicable parties.

Acquiom Clearinghouse LLC’s bid is based on the following assumptions:

●	Number of Escrow Accounts to be established: One (1)
●	Estimated Term: One Hundred Eighty (180) Days
●	Deposit in a non-interest-bearing account at Citizens Bank

Out-of-Pocket Expenses:	Billed At Cost

EXHIBIT C

WIRE INSTRUCTIONS

Parent: [●]

Seller: [●]

Escrow Agent: [●]

Schedule I

Persons to Execute Restrictive Covenant Agreements

1.	Venafi Parent, LP

2.	Thoma Bravo Fund XIII, L.P.

3.	Thoma Bravo Fund XIII-A, L.P.

4.	Thoma Bravo Executive Fund XIII, L.P.

Schedule II

Persons to Execute Employment Agreements

1.	Melissa Keohane

2.	Tim Sjobeck

3.	Shivajee Samdarshi

4.	Kevin Bocek

5.	Kris Luhrsen

6.	David Cutler

7.	Michael Dodson

8.	Setu Kulkarni

9.	Laurent Domenach

10.	Raju Nadimpalli

11.	Jason Brothers

12.	Matt Barker

13.	Jenny Hayes

14.	Tom Colligan